As filed with the Securities and Exchange Commission on April 29, 2004
                                                     Registration No. 333-114436
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                          ----------------------------

                                SUN BANCORP, INC.
             (Exact name of registrant as specified in its charter)

               NEW JERSEY                             6029                           52-1382541
(State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)              Classification Code Number)         Identification No.)

                                226 LANDIS AVENUE
                           VINELAND, NEW JERSEY 08360
                                 (856) 691-7700
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                          ----------------------------
                                THOMAS A. BRACKEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                SUN BANCORP, INC.
                                226 LANDIS AVENUE
                           VINELAND, NEW JERSEY 08360
                                 (856) 691-7700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

      JOHN J. SPIDI, ESQ.                                              ROBERT A. SCHWARTZ, ESQ.
   MALIZIA SPIDI & FISCH, PC                                    WINDELS, MARX, LANE  & MITTENDORF, LLP
1100 NEW YORK AVENUE, NW, SUITE 340 WEST                                120 ALBANY PLACE
     WASHINGTON, DC  20005                                           NEW BRUNSWICK, NEW JERSEY
        (202) 434-4670                                                  (732) 448-2548

      ---------------------------------------------------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|-|--------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     [Logo]                                                     [Logo]
SUN BANCORP, INC.                                COMMUNITY BANCORP OF NEW JERSEY

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Fellow  Shareholders  of Sun  Bancorp,  Inc. and  Community  Bancorp of New
Jersey:

         The boards of directors of Sun Bancorp, Inc. and Community Bancorp of New Jersey have each unanimously approved a merger by which Community Bancorp will be merged with and into Sun Bancorp, Inc.

         Upon completion of the merger, each share of Community Bancorp common stock will be exchanged for 0.8715 shares of Sun Bancorp common stock. This exchange ratio was increased from that originally announced as a result of a stock dividend declared by Sun Bancorp after the merger agreement was signed. Sun Bancorp common stock is traded on the Nasdaq Stock Market under the symbol "SNBC." Community Bancorp common stock is traded on the Nasdaq SmallCap Market under the symbol "CNBJ."

         Shareholders of Community Bancorp will also receive a $0.75 per share special cash dividend from Community Bancorp immediately prior to the completion of the merger. Sun Bancorp shareholders will continue to own their existing Sun Bancorp common stock. The merger agreement cannot be approved unless the shareholders of both of our companies approve it. We are sending this joint proxy statement/prospectus to you to ask for your vote in favor of the merger agreement. Shareholders of Sun Bancorp are also being asked to vote on (i) the election of 14 directors, (ii) the ratification of auditors, and (iii) the approval of a new stock incentive plan.

         This joint proxy statement describes the merger agreement and the merger in more detail. Enclosed with this joint proxy statement/prospectus are the notice of meeting and the proxy card for the meeting. Please read all of these materials carefully.

         Your vote is very important. Regardless of whether you plan to attend the meeting of Sun Bancorp shareholders or Community Bancorp shareholders, as the case may be, each of which is being held on June 11, 2004, we urge you to complete, sign and return promptly the enclosed proxy card. IF YOUR SHARES ARE HELD IN "STREET NAME," YOU MUST INSTRUCT YOUR BROKER TO VOTE. IF YOU ARE A COMMUNITY BANCORP SHAREHOLDER, IF YOU FAIL TO VOTE, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER AND THE MERGER AGREEMENT.

         THE BOARDS OF DIRECTORS OF SUN BANCORP AND COMMUNITY BANCORP HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS DO THE SAME.


     /s/THOMAS A. BRACKEN                            /s/ROBERT O'DONNELL
-------------------------------------      -------------------------------------
      THOMAS A. BRACKEN                               ROBERT O'DONNELL
President and Chief Executive Officer      President and Chief Executive Officer

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         The securities that Sun Bancorp is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Sun Bancorp, Inc., and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

         The date of this joint proxy statement/prospectus is May 7, 2004, and it is being mailed or otherwise delivered to Sun Bancorp, Inc. shareholders and Community Bancorp of New Jersey shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about Sun Bancorp and Community Bancorp from documents that are not included in or delivered with this document (with the exception of the Community Bancorp Annual Report on Form 10-K which accompanies this document). This information includes documents incorporated by reference in this joint proxy statement/prospectus, including exhibits to such documents that are specifically incorporated by reference in this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of these documents by accessing the Securities and Exchange Commission's Internet website maintained at http://www.sec.gov or by requesting them in writing or by telephone from Sun Bancorp or Community Bancorp, as applicable, at the following addresses:

       Sun Bancorp, Inc.                    Community Bancorp of New Jersey
       226 Landis Avenue                         3535 Highway 9 North
  Vineland, New Jersey 08360                  Freehold, New Jersey 07728
    Attention: Dan A. Chila                  Attention: James A. Kinghorn
   Executive Vice President                       Corporate Secretary
        (856) 691-7700                              (732) 863-9000

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JUNE 4, 2004, IN ORDER TO RECEIVE THEM BEFORE THE MEETINGS. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE FROM US, WE WILL MAIL THEM TO YOU PROMPTLY BY FIRST CLASS MAIL OR SIMILAR MEANS.

         See "Where You Can Find More Information" on page 80 for further information.

                         Community Bancorp of New Jersey
                              3535 Highway 9 North
                           Freehold, New Jersey 07728
                                 (732) 863-9000
                  --------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 2004

                  --------------------------------------------

         Notice is hereby given that a special meeting of shareholders of Community Bancorp of New Jersey, a New Jersey corporation, will be held on June 11, 2004 at 9:30 a.m. at the Battleground Country Club, 40 Millhurst Road (Route
527), Manalapan, New Jersey for the following purposes:

                  1. To approve and adopt an Agreement and Plan of Merger, dated as of February 16, 2004, by and between Sun Bancorp, Inc. and Community Bancorp of New Jersey, which provides for the merger of Community Bancorp with and into Sun Bancorp. In the merger, each share of Community Bancorp common stock outstanding on the effective date of the merger (other than shares held by dissenting shareholders) will be converted into the right to receive 0.8715 shares of Sun Bancorp common stock. The merger agreement also permits Community Bancorp to pay a $0.75 special cash dividend immediately prior to the completion of the merger. You can find a copy of the merger agreement as Exhibit A to the accompanying joint proxy statement/prospectus; and

                  2. To transact other business, if any, that may properly come before the meeting or any adjournments or postponements of the meeting.

         Only those persons who hold shares of Community Bancorp common stock at the close of business on May 3, 2004, are entitled to notice of and to vote at the meeting or at any adjournment or postponement of the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting. The meeting may be adjourned or postponed more than once without further notice being given to shareholders of Community Bancorp other than an announcement being made at the meeting or at any adjournment or postponement of the meeting. Any business referred to in this notice may be transacted at any adjournment or postponement of the meeting.

         We look forward to seeing you at the meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the meeting.

                                        By Order of the Board of Directors


                                        Howard Schoor, Chairman

Freehold, New Jersey
May 7, 2004

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE COMMUNITY BANCORP BOARD OF DIRECTORS. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT COMMUNITY BANCORP MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                Sun Bancorp, Inc.
                                226 Landis Avenue
                           Vineland, New Jersey 08360
                                 (856) 691-7700
                  --------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 2004

                  --------------------------------------------

         Notice is hereby given that the annual meeting of shareholders of Sun Bancorp, Inc., a New Jersey corporation, will be held on June 11, 2004 at 12:00 p.m. at the Battleground Country Club, 40 Millhurst Road (Route 527), Manalapan, New Jersey for the following purposes:

                  1. To approve and adopt an Agreement and Plan of Merger, dated as of February 16, 2004, by and between Sun Bancorp, Inc. and Community Bancorp of New Jersey, which provides for the merger of Community Bancorp with and into Sun Bancorp and the issuance of shares of Sun Bancorp common stock thereunder;

2. The election of fourteen directors of Sun Bancorp, Inc.;

                  3. The ratification of the appointment of Deloitte & Touche LLP as Sun Bancorp, Inc.'s independent auditor for the fiscal year ending December 31, 2004;

                  4. To approve and adopt the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan; and

                  5. To transact other business, if any, that may properly come before the meeting or any adjournments or postponements of the meeting.

         Only those persons who hold shares of Sun Bancorp, Inc. common stock at the close of business on April 27, 2004, are entitled to notice of and to vote at the meeting or at any adjournment or postponement of the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting. The meeting may be adjourned or postponed more than once without further notice being given to shareholders of Sun Bancorp, Inc. other than an announcement being made at the meeting or at any adjournment or postponement of the meeting. Any business referred to in this notice may be transacted at any adjournment or postponement of the meeting.

         We look forward to seeing you at the meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the meeting.

                                     By Order of the Board of Directors


                                     Sidney R. Brown, Secretary

Vineland, New Jersey
May 7, 2004

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE SUN BANCORP BOARD OF DIRECTORS. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT SUN BANCORP, INC. MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE MEETINGS.............1
SUMMARY........................................................................2
SELECTED FINANCIAL INFORMATION.................................................7
     Selected Financial Information About Sun Bancorp..........................7
     Selected Financial Information About Community Bancorp ...................8
     Selected Unaudited Pro Forma Information..................................9
     Unaudited Comparative Per Share Data......................................9
A WARNING ABOUT FORWARD-LOOKING INFORMATION...................................10
THE COMMUNITY BANCORP SPECIAL MEETING.........................................11
     The Record Date; Quorum Requirement......................................11
     Voting Rights and Votes Required.........................................11
     Voting at the Special Meeting; Proxies...................................11
     Solicitation of Proxies..................................................13
     Effect of "Abstentions" and "Broker Non-Votes"...........................13
THE SUN BANCORP ANNUAL MEETING................................................13
     The Record Date; Quorum Requirement......................................13
     Voting Rights and Votes Required.........................................14
     Voting at the Annual Meeting; Proxies....................................14
     Solicitation of Proxies..................................................15
     Effect of "Abstentions" and "Broker Non-Votes"...........................15
THE MERGER....................................................................15
     General..................................................................17
     Effective Time of the Merger.............................................17
     Background of the Merger.................................................17
     Community Bancorp's Reasons for the Merger...............................19
     Sun Bancorp's Reasons for the Merger.....................................20
     Opinion of Financial Advisor to Community Bancorp........................20
     Opinion of Financial Advisor to Sun Bancorp..............................29
     Interests of Certain Persons in the Merger...............................39
     Agreements with Community Management.....................................38
     Effect of the Merger on Community Bancorp Common Stock...................41
     Effect of the Merger on Community Bancorp Stock Options..................42
     Distribution of Sun Bancorp Stock Certificates...........................42
     Timing of Completion of the Merger.......................................43
     Regulatory Approvals.....................................................43
     Conditions to be Satisfied or Waived before the Merger Can be Completed..44
     Conduct of Business by Community Bancorp Pending the Merger..............45
     Other Covenants and Agreements...........................................46
     Waiver and Amendment.....................................................47
     Termination of the Merger Agreement......................................47
     Termination Fee..........................................................48
     Resales of Shares of Sun Bancorp Common Stock............................49
     Anticipated Accounting Treatment.........................................47
     Dissenters' Rights.......................................................50
     Expenses.................................................................51
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER........................51
DESCRIPTION OF SUN BANCORP CAPITAL STOCK......................................53
     General..................................................................50
     Anti-Takeover Effects of New Jersey Law and Sun Bancorp's Amended and
          Restated Articles of Incorporation and Bylaws ......................50
COMPARATIVE MARKET PRICES AND DIVIDENDS.......................................51
     Market Price.............................................................51
     Dividends................................................................52
COMPARISON OF RIGHTS OF SHAREHOLDERS OF SUN BANCORP AND SHAREHOLDERS OF
     COMMUNITY BANCORP........................................................57
Voting Rights.................................................................54
Rights on Liquidation.........................................................54
Rights of Preemption..........................................................54
Rights to Call a Special Meeting of the Shareholders..........................54
Shareholders' Rights to Amend Corporate Governing Documents...................54
Election and Classification of the Board of Directors.........................55
Nomination of Directors by Shareholders.......................................55
Rights to Remove a Director...................................................55
Shareholders' Rights to Reports...............................................55
Effect of the Issuance of Preferred Stock.....................................56
SUPERVISION AND REGULATION....................................................56
General.......................................................................56
Sun Bancorp and Community Bancorp.............................................56
Sun National Bank.............................................................57
Community Bank of New Jersey..................................................59
BENEFICIAL OWNERSHIP OF SUN BANCORP AND COMMUNITY BANCORP COMMON STOCK........63
Sun Bancorp...................................................................59
Community Bancorp.............................................................61
OTHER MATTERS TO BE CONSIDERED AT THE SUN BANCORP ANNUAL MEETING..............62
SUN BANCORP PROPOSAL 2: ELECTION OF DIRECTORS.................................62
     Biographical Information.................................................63
     Meetings and Committees of the Board of Directors........................65
     Principal Accounting Firm Fees...........................................66
     Report of the Audit Committee............................................67
     Director Nomination Process..............................................67
     Shareholder Communications...............................................68
     Director Compensation....................................................68
     Executive Officer Compensation...........................................68
     Compensation Committee Report on Executive Compensation..................70
     Stock Performance Graph..................................................71
     Additional Information About Directors and Executive Officers............72
     Compensation Committee Interlocks and Insider Participation..............73
     Section 16(a) Beneficial Ownership Reporting Compliance..................73
SUN BANCORP PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS...73 SUN BANCORP PROPOSAL 4: APPROVAL OF THE SUN BANCORP, INC. 2004 STOCK-BASED
     INCENTIVE PLAN...........................................................74
     General..................................................................74
     Awards Under the 2004 Stock Plan.........................................74
     Stock Options............................................................75
     Transferability..........................................................76
     Effect of Mergers, Change of Control and Other Adjustments...............76
     Stock Awards.............................................................77
     New Benefits.............................................................78
     Amendment and Termination of the 2004 Stock Plan.........................78
     Possible Dilutive Effects of the 2004 Stock Plan.........................78
     Federal Income Tax Consequences..........................................78
     Accounting Treatment.....................................................79
     Shareholder Approval.....................................................79
WHERE YOU CAN FIND MORE INFORMATION...........................................80
EXPERTS  81
LEGAL COUNSEL.................................................................81
SUBMISSION OF COMMUNITY BANCORP SHAREHOLDER PROPOSALS AND
     OTHER MATTERS............................................................82
SUBMISSION OF SUN BANCORP SHAREHOLDER PROPOSALS AND
OTHER MATTERS.................................................................82
SUN BANCORP FORM 10-K.........................................................82

EXHIBITS RELATED TO THE MERGER
------------------------------

EXHIBIT A - AGREEMENT AND PLAN OF MERGER

EXHIBIT B - FAIRNESS OPINION OF RYAN BECK & CO.

EXHIBIT C - FAIRNESS OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

EXHIBIT D - SECTION 14A:11 OF THE NEW JERSEY BUSINESS CORPORATION ACT
           "RIGHTS OF DISSENTING SHAREHOLDERS"

EXHIBIT E - ANNUAL REPORT ON FORM 10-K OF COMMUNITY BANCORP OF NEW JERSEY

EXHIBITS RELATED TO THE SUN BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS
-------------------------------------------------------------------------

EXHIBIT F - SUN BANCORP, INC. AUDIT COMMITTEE CHARTER

EXHIBIT G - SUN BANCORP, INC. NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
            CHARTER

EXHIBIT H - SUN BANCORP, INC. 2004 STOCK-BASED INCENTIVE PLAN

       QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE MEETINGS


Q.   WHAT MATTERS WILL BE CONSIDERED AT THE MEETINGS?

A. At the Sun Bancorp annual meeting, Sun Bancorp shareholders will be asked to vote in favor of adopting the merger agreement. Sun Bancorp shareholders will also be asked to vote in favor of the election of 14 directors, the ratification of independent auditors as well as a proposal to approve and adopt the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan. Each of the proposals is independent, and is not contingent on approval by shareholders, of the other proposals. At the Community Bancorp special meeting, Community Bancorp shareholders will be asked to vote in favor of adopting the merger agreement.

Q.   WHAT DO I NEED TO DO NOW?

A. After you have carefully read this joint proxy statement/prospectus and decided how to vote, please indicate on your proxy card how you want to vote with respect to the matters being considered. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the meeting to be held on June 11, 2004.

Q.   WHY IS MY VOTE IMPORTANT?

A. The failure of a Community Bancorp shareholder to vote, in person or by proxy, will have the same effect as a vote against the merger. In the case of Community Bancorp, the merger agreement and the merger must be approved by the holders of a majority of the shares of Community Bancorp outstanding. In the case of Sun Bancorp, the merger agreement must be approved by the holders of a majority of the votes cast. Sun Bancorp's directors must be elected by a plurality of the votes cast and the 2004 Stock-Based Incentive Plan must be approved by a majority of the votes cast.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME ON THE MERGER PROPOSAL?

A. No. Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q.   WHAT IF I ABSTAIN FROM VOTING OR FAIL TO INSTRUCT MY BROKER?

A. If you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting "broker non-vote" will be counted towards a quorum at your meeting but, in the case of Community Bancorp's meeting, it will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on any of the proposals being considered at the Sun Bancorp meeting.

     If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger at the Community Bancorp meeting and in favor of all of the proposals at the Sun Bancorp annual meeting.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You may revoke your proxy and change your vote prior to your meeting by signing and returning a proxy with a late date:

     You may also revoke your proxy by delivering a notice of revocation to, in the case of Sun Bancorp, Dan A. Chila, Executive Vice President, or in the case of Community Bancorp James A. Kinghorn, Corporate Secretary, or by attending the appropriate meeting in person, notifying Dan A. Chila or James A. Kinghorn as the case may be and voting by ballot at the Special Meeting; or

     You may complete and submit a new proxy card.

     You may attend your meeting and vote in person, if you are a holder of record. Simply attending the meeting, however, will not revoke your proxy.

     If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q. IF I AM A COMMUNITY BANCORP SHAREHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No.After the merger is completed, Sun Bancorp will send you written instructions explaining how you should exchange your stock certificates. Sun Bancorp shareholders do not need to exchange or take any other action regarding their stock certificates in connection with the merger.

Q.   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect the merger to be completed during the third quarter of 2004. We are working towards completing the merger as quickly as possible. To do so, the shareholders of both Community Bancorp and Sun Bancorp must approve the merger agreement and the merger, and Sun Bancorp must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q. WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN COPIES OF THIS JOINT PROXY STATEMENT/PROSPECTUS?

A. SunBancorp shareholders should contact Dan A. Chila, Executive Vice President at (856) 691-7700 with any questions. Community Bancorp shareholders should contact James A. Kinghorn of Community Bancorp, telephone (732) 863-9000.

                                     SUMMARY


         This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire document and other documents to which we refer to fully understand the merger. See "Where You Can Find More Information" on page 80 on how to obtain copies of those documents. In addition, the merger agreement is attached as Exhibit A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

         In this document, we refer to Community Bancorp of New Jersey as "Community Bancorp" and Sun Bancorp, Inc. as "Sun Bancorp." Unless the context indicates otherwise, "we" refers to both Sun Bancorp and Community Bancorp.

INFORMATION REGARDING SUN BANCORP, INC. AND COMMUNITY BANCORP OF NEW JERSEY

SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360
(856) 691-7700

Sun Bancorp is a multi-state bank holding company headquartered in Vineland, New Jersey. Its principal subsidiary is Sun National Bank. At December 31, 2003, Sun Bancorp had total assets of $2.6 billion, total deposits of $2.1 billion and total shareholders' equity of $185.7 million. Sun provides a wide variety of community banking services through 75 full service branches in 12 counties in central and southern New Jersey, as well as in the contiguous markets of New Castle County, Delaware, and Philadelphia, Pennsylvania.

Sun Bancorp routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this document, discussions, and in some cases, negotiations and due diligence activities leading to the execution of preliminary or definitive acquisition agreements may occur or be in progress. These transactions may involve Sun Bancorp acquiring such financial institutions in exchange for cash or capital stock, and, depending on the terms of these transactions, may dilute the Sun Bancorp common stock to be issued to Community Bancorp shareholders in the merger.

On March 18, 2004 the Sun Bancorp board of directors declared a 5% stock dividend on all issued and outstanding shares of Sun Bancorp common stock. The stock dividend was paid on April 20, 2004 to shareholders of record as of April 6, 2004.

COMMUNITY BANCORP OF NEW JERSEY
3535 HIGHWAY 9 NORTH
FREEHOLD, NEW JERSEY 07728
(732) 863-9000

Community Bancorp of New Jersey is a New Jersey corporation and a registered bank holding company. Community Bancorp's wholly owned subsidiary is Community Bank of New Jersey, a New Jersey chartered commercial bank. As of the date of this document, the bank has eight retail branch offices in central New Jersey in addition to its main office. As of December 31, 2003, Community Bancorp had consolidated assets of $427.8 million, deposits of $326.0 million and shareholders' equity of $23.9 million.

THE COMMUNITY BANCORP BOARD RECOMMENDS THAT COMMUNITY BANCORP SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT (SEE PAGE 18)

The Community Bancorp board believes that the merger is in the best interests of Community Bancorp shareholders and has unanimously approved the merger agreement. The Community Bancorp board recommends that Community Bancorp shareholders vote "FOR" approval of the merger agreement.

THE SUN BANCORP BOARD OF DIRECTORS RECOMMENDS THAT SUN BANCORP SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE OTHER MATTERS BEING CONSIDERED AT THE ANNUAL MEETING (SEE PAGE 19)

The Sun Bancorp board of directors believes that the merger is in the best interests of Sun Bancorp and its shareholders and has unanimously approved the merger agreement and recommends that its shareholders approve the merger agreement. The Sun Bancorp board of directors also recommends that its shareholders vote "FOR" the election of the 14 directors and "FOR" approval of the other matters being considered.

WHAT COMMUNITY BANCORP SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 38)

When the merger is complete, each share of Community Bancorp common stock will be converted into the right to receive 0.8715 of a share of Sun Bancorp common stock. We refer to this 0.8715-to-1 ratio as the exchange ratio. In addition, the merger agreement permits Community Bancorp to pay a special cash dividend of $0.75 per share immediately prior to the completion of the merger.

In the case of fractional shares, Community Bancorp shareholders will receive cash instead of a fractional share. The cash payment for a fractional share will be based upon the average of the closing sales prices on the five full trading days immediately prior to the date on which the merger is completed.

RYAN BECK & CO. PROVIDED AN OPINION TO COMMUNITY BANCORP BOARD OF DIRECTORS THAT THE EXCHANGE RATIO AND SPECIAL CASH DIVIDEND WERE FAIR FROM A FINANCIAL POINT OF VIEW (SEE PAGE 19)

In deciding to approve the merger, Community Bancorp's board considered the opinion of its financial advisor, Ryan Beck & Co., that as of the date of its opinion, the exchange ratio and special cash dividend is fair, from a financial point of view, to the shareholders of Community Bancorp. The full text of its opinion, as updated as of April 28, 2004, is attached as Exhibit B of this joint proxy statement/prospectus. Community Bancorp shareholders should read the opinion carefully and in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Ryan Beck & Co. in rendering its fairness opinion. Ryan Beck & Co. will be paid a fee in the amount of 1% of the value of the merger in connection with its services in connection with the merger including rendering its fairness opinion. Based upon the closing sale price of the Sun Bancorp common stock on April 27, 2004, this fee is estimated to be approximately $700,000.

SANDLER O'NEILL PROVIDED AN OPINION TO THE SUN BANCORP BOARD OF DIRECTORS THAT THE EXCHANGE RATIO WAS FAIR TO SUN BANCORP FROM A FINANCIAL POINT OF VIEW (SEE PAGE 29)

In deciding to approve the merger, Sun Bancorp's board of directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that as of the date of its opinion, the exchange ratio was fair to Sun Bancorp from a financial point of view. The full text of its opinion, as updated as of April 29, 2004, is attached as Exhibit C of this joint proxy statement/prospectus. Sun Bancorp shareholders should read this opinion carefully and in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in rendering its opinion. Sandler O'Neill will be paid a fee in an amount equal to 0.50% of the aggregate transaction value which is contingent, and payable, upon closing of the merger. Based upon the closing price of the Sun Bancorp common stock as of April 27, 2004 such fee is estimated to be $350,000. Sun Bancorp has also paid Sandler O'Neill $150,000 for rendering its opinion which will be credited against the transaction fee.

COMMUNITY BANCORP SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2004 (SEE PAGE 11)

The meeting of Community Bancorp shareholders will be held at 9:30 a.m. on June 11, 2004 at the Battleground Country Club, 40 Millhurst Road (Route 527), Manalapan, New Jersey. At the meeting, shareholders will be asked to consider and vote to approve the merger agreement which provides for the merger of Community Bancorp into Sun Bancorp.

SUN BANCORP SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2004 (SEE PAGE 13)

The meeting of Sun Bancorp shareholders will be held at 12:00 p.m. on June 11, 2004 at the Battleground Country Club, 40 Millhurst Road (Route 527), Manalapan, New Jersey. This is Sun Bancorp's 2004 annual meeting of shareholders. At the meeting, shareholders will be asked to consider and vote on:

o Approval and adoption of the merger agreement providing for the merger of Community Bancorp into Sun Bancorp;

o    The election of fourteen directors;

o    The  ratification  of  the  appointment  of  Deloitte  &  Touche,   LLP  as
     independent auditors; and

o    Approval of the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan.

RECORD DATE FOR COMMUNITY BANCORP'S MEETING SET AT MAY 3, 2004; A MAJORITY VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER (SEE PAGE 11)

Community Bancorp shareholders may vote at the meeting if they owned Community Bancorp common stock at the close of business on May 3, 2004. As of that date, there were 3,389,719 shares of Community Bancorp common stock issued and outstanding and entitled to be voted at the meeting. The affirmative vote of the holders of a majority of the shares of Community Bancorp common stock entitled to be cast on the merger agreement is required. IF YOU DO NOT VOTE YOUR SHARES OF COMMUNITY BANCORP COMMON STOCK, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

As of the close of business on the record date, Community Bancorp's directors and executive officers and their affiliates were entitled to vote approximately 695,700 shares of Community Bancorp common stock, which represents approximately 20.5% of Community Bancorp's stock issued and outstanding on that date. Each of its directors and executive officers has executed an affiliate and voting agreement with Sun Bancorp in which he agreed to vote, the shares of Community Bancorp common stock owned by him "FOR" the proposal to approve the merger at the special meeting.

RECORD DATE FOR SUN BANCORP'S MEETING SET AT APRIL 27, 2004; A MAJORITY OF VOTES CAST IS REQUIRED TO APPROVE MERGER (SEE PAGE 13)

Sun Bancorp shareholders may vote at the meeting if they owned Sun Bancorp common stock at the close of business on April 27, 2004. As of that date, there were 13,980,625 shares of Sun Bancorp common stock issued and outstanding and entitled to be voted at the meeting. The affirmative vote of the holders of a majority of votes cast is required to approve the merger agreement and the other matters being considered. Directors are elected by a plurality of the votes.

As of the close of business on the record date, Sun Bancorp's directors and executive officers and their affiliates were entitled to vote approximately 4,858,140 shares of Sun Bancorp common stock, which represents approximately 35% of Sun Bancorp's stock issued and outstanding on that date.

SUN BANCORP WILL BE THE SURVIVING CORPORATION AND SUN NATIONAL BANK WILL BE THE SURVIVING BANK (SEE PAGE 16)

Community Bancorp will be merged with and into Sun Bancorp, and Sun Bancorp will be the surviving corporation after the merger. The directors and officers of Sun Bancorp before the merger will continue to serve as the directors and officers of Sun Bancorp after the merger. As soon as practicable after completion of the merger, however, Mr. Howard Schoor, Mr. Eli Kramer and Mr. Charles P. Kaempffer, each of whom is a current member of the Community Bancorp board, will become members of the board of Sun Bancorp and Sun National Bank. In a related transaction, Community Bank of New Jersey will be merged with and into Sun National Bank, and Sun National Bank will be the surviving bank after that merger. Certain officers of Community Bank of New Jersey will become officers of Sun National Bank.

FEDERAL INCOME TAX CONSEQUENCES FOR COMMUNITY BANCORP SHAREHOLDERS (SEE PAGE 48)

We expect that for United States federal income tax purposes, Community Bancorp shareholders will not recognize any gain or loss on the Sun Bancorp common stock received in the merger, except in connection with any cash they may receive instead of a fractional share of Sun Bancorp common stock. The holding period for the Sun Bancorp common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of Sun Bancorp common stock, generally will include the shareholders' holding period for the shares of Community Bancorp common stock exchanged in the merger. Shareholders will recognize taxable dividend income in connection with the special dividend payment.
This tax treatment may not apply to all Community Bancorp shareholders, including shareholders who are non-U.S. persons or dealers in securities. Community Bancorp shareholders should consult their own tax advisor for a full understanding of the merger's tax consequences for them.

COMMUNITY BANCORP'S SHAREHOLDERS HAVE DISSENTERS' RIGHTS AS A RESULT OF THE MERGER; SUN BANCORP SHAREHOLDERS DO NOT HAVE DISSENTERS' RIGHTS (SEE PAGE 47)

The shareholders of Community Bancorp have dissenters' rights to obtain an appraised value of their shares in connection with the merger. Sun Bancorp shareholders are not entitled to exercise dissenters' rights of appraisal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 36)

Some of the directors and executive officers of Community Bancorp have interests in the merger that are different from, or in addition to, shareholder interests generally. Among those are certain employment agreements, benefits under deferred compensation programs, certain rights to indemnification for periods of prior service and the rights to participate in the employee benefit plans of Sun Bancorp. Also, certain directors will become directors of Sun Bancorp and certain executive officers will receive change-of-control payments if the merger occurs.

THERE ARE  CONDITIONS  THAT MUST BE SATISFIED  FOR THE MERGER TO OCCUR (SEE PAGE
41)

Completion of the merger is subject to various conditions, which include:

o approval of the merger agreement by Community Bancorp's and Sun Bancorp's shareholders;

o receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger;

o no actual or threatened causes of action challenging or concerning the merger agreement having a Material Adverse Effect with respect to the interests of Sun Bancorp or Community Bancorp; and

o the continuing effectiveness of the registration statement filed with the Securities and Exchange Commission covering the shares of Sun Bancorp common stock to be issued in the merger.

REGULATORY APPROVALS SUN BANCORP MUST OBTAIN FOR THE MERGER (SEE PAGE 40)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. We have filed an application with the Office of the Comptroller of the Currency for approval of the merger and have received a waiver of the Federal Reserve application requirement. We cannot be certain when or if Sun National Bank will obtain the regulatory approvals of the Office of the Comptroller of the Currency.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 44)

Community Bancorp and Sun Bancorp can mutually agree at any time to abandon the merger and terminate the merger agreement, even if shareholders have approved it. Either the Sun Bancorp board or the Community Bancorp board may decide, without the consent of the other, to abandon the merger if:

o the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach within 30 days of receiving notice of the breach;

o the other party makes an inaccurate representation or warranty and does not, or cannot, correct the inaccuracy within 30 days of giving notice of the inaccuracy;

o    the merger has not been completed by October 31, 2004;

o a governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way;

o    Community Bancorp's shareholders fail to approve the merger agreement; or

o certain conditions to the obligations of Community Bancorp and Sun Bancorp to complete the merger cannot be satisfied.

Under certain circumstances, the exchange ratio could be adjusted upward pursuant to certain provisions of the merger agreement. Pursuant to the merger agreement, Community Bancorp will have the right to terminate the merger agreement if there is both (i) a 15% absolute decline in the value of Sun
Bancorp's common stock price and (ii) a 17.5% decline in the value of Sun Bancorp's common stock price relative to the stock price of a selected group of companies, referred to as the Index Group. However, if both of the conditions are met and Community Bancorp makes such an election, Sun Bancorp may prevent the termination of the merger agreement by adjusting the exchange ratio upward (and thereby increasing the number of shares of Sun Bancorp common stock to be received upon exchange of Community Bancorp common stock).

TERMINATION FEE (SEE PAGE 45)

Community Bancorp may be required to pay to Sun Bancorp a termination fee of $3,250,000, plus reimburse Sun Bancorp for its expenses incurred in connection with the merger agreement if:

o Sun Bancorp terminates the merger agreement due to Community Bancorp having failed to hold a meeting to vote on the merger agreement within the time period prescribed in the merger agreement or because of the Community Bancorp's board's failure to recommend approval of the merger agreement or its modification or withdrawal of such recommendation; or

o Community Bancorp terminates the merger agreement if it receives a written legal opinion from its counsel stating that it is required to accept an alternative proposal in order for the Community Bancorp board to comply with its fiduciary duties (provided it has not otherwise breached the merger agreement);

and thereafter, an "acquisition transaction" is offered, presented or proposed to Community Bancorp or its shareholders and thereafter the merger agreement and the merger are not approved by Community Bancorp or by the shareholders of Community Bancorp; or an "acquisition transaction" is consummated or a definitive agreement is entered into by Community Bancorp relating to an acquisition transaction.

NO SOLICITATION (SEE PAGE 44)

Community  Bancorp has agreed it will not,  directly or  indirectly,  solicit or
encourage  an   acquisition   proposal  by  any  other  person.   Under  certain
circumstances it may respond to unsolicited offers.

SHAREHOLDER RIGHTS (SEE PAGE 53)

Community Bancorp shareholders' rights are governed by New Jersey law, and its certificate of incorporation and by-laws. After the merger, Community Bancorp shareholders will become Sun Bancorp shareholders and their rights as a shareholder will be governed by New Jersey law, as well as Sun Bancorp's amended and restated certificate of incorporation and amended and restated bylaws. There are differences between the rights of Sun Bancorp shareholders and the rights of Community Bancorp shareholders. A more complete discussion of the rights of Sun Bancorp and Community Bancorp shareholders is set forth in "Comparison of Rights of Shareholders of Sun Bancorp and Shareholders of Community Bancorp" beginning on page 53.

MARKET PRICE INFORMATION (SEE PAGE 51)

Sun Bancorp common stock is traded on the Nasdaq Stock Market under the symbol "SNBC." Community Bancorp common stock is traded on the Nasdaq SmallCap Market under the symbol "CBNJ." The following tables set forth the historical price of Sun Bancorp common stock and Community Bancorp common stock as of the date preceding the first public announcement of the merger and as of the latest practicable date preceding this document.

                                    Sun Bancorp
                                    Common Stock
                                    Last Sales Price
                                    ---------------
February 13, 2004                   $ 25.65
April 27, 2004                      $ 21.02

                                    Community
                                    Bancorp
                                    Common Stock
                                    Last Sales Price
                                    ----------------
February 13, 2004                   $ 20.45
April 27, 2004                      $ 18.50

                         SELECTED FINANCIAL INFORMATION


SELECTED FINANCIAL INFORMATION ABOUT SUN BANCORP

         The table below presents selected historical consolidated financial information about Sun Bancorp. The historical income statement data for the five fiscal years ended December 31, 1999 to 2003 is derived from audited consolidated financial statements of Sun Bancorp. The per share data contained in the table below has been adjusted to reflect stock dividends. You should read the following table in conjunction with the consolidated financial statements of Sun Bancorp, and the notes relating to the consolidated financial statements, contained in documents included elsewhere in this document or incorporated into this document by reference. See "Where You Can Find More Information" on page 80.

                                                                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------------------------------
                                                       2003          2002          2001          2000          1999
                                                       ----          ----          ----          ----          ----
                                                             (Dollars in thousands, except per share amounts)
SELECTED BALANCE SHEET DATA:
  Assets                                             $2,599,487    $2,112,172    $1,929,425    $2,002,529    $1,980,861
  Cash and investments                                1,058,096       800,425       739,201       848,421       948,898
  Loans receivable (net)                              1,364,465     1,217,008     1,089,605     1,031,844       901,211
  Deposits                                            2,111,125     1,690,462     1,572,338     1,410,867     1,291,326
  Borrowings and securities sold
   under agreements to repurchase                       222,398       205,280       160,096       407,279       528,752
   Junior subordinated debentures (1)                    72,167             -             -             -             -
  Guaranteed preferred beneficial interest
    in Sun Bancorp's subordinated debt (1)                    -        59,274        57,327        57,327        57,838
  Shareholders' equity                                  185,718       145,623       129,960       117,634        91,104

SELECTED RESULTS OF OPERATIONS:
  Interest income                                    $  108,062    $  112,894    $  126,825    $  150,656    $  114,254
  Net interest income                                    72,287        65,038        56,758        61,248        53,174
  Provision for loan losses                               4,825         4,175         7,795         2,580         1,989
  Net interest income after
    provision for loan losses                            67,462        60,863        48,963        58,668        51,185
  Non-interest income                                    17,356        13,178        10,516         8,183         9,751
  Non-interest expense                                   66,036        58,965        57,695        54,447        46,955
  Net income                                             13,336        10,378         1,328         8,780         9,714

PER SHARE DATA(2):
  Earnings Per Share
    Basic                                            $     1.02    $     0.78    $     0.11    $     0.74    $     0.89
    Diluted                                          $     0.95    $     0.75    $     0.11    $     0.73    $     0.83
  Book Value                                         $    13.31    $    11.81    $    10.64    $     9.90    $     7.78

SELECTED RATIOS:
  Return on average assets                                0.59%          0.50%         0.07%         0.43%         0.58%
  Return on average equity                                8.71%          7.63%         1.05%         8.85%        11.08%
  Ratio of equity to assets                               6.79%          6.55%         6.42%         4.86%         4.60%

____________
(1) Effective December 31, 2003, Sun Bancorp adopted new accounting standards which required the deconsolidation of Sun Bancorp's wholly-owned trusts which issued capital securities.
(2) The per share data contained in the table above has been adjusted to reflect Sun Bancorp's 5% stock dividend declared in March 2004.

SELECTED FINANCIAL INFORMATION ABOUT COMMUNITY BANCORP

         The table below presents selected historical consolidated financial information about Community Bancorp. The historical income statement data for the five fiscal years ended December 31, 1999 to 2003 is derived from audited consolidated financial statements of Community Bancorp. You should read the following table in conjunction with the consolidated financial statements of Community Bancorp, and the notes relating to the consolidated financial statements, contained in documents included with this document or incorporated into this document by reference. See "Where You Can Find More Information" on page 80.

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------
                                               2003            2002           2001         2000         1999
                                            ----------      ----------     ----------   ----------   ----------
                                                            (In thousands except per share data)
BALANCE SHEET DATA:
Total assets                                $   427,825     $   332,219    $  245,638   $   182,052  $   132,811
Federal funds sold                                   --              --            --         3,860       20,275
Loans receivable                                202,044         182,967       147,603       121,966       82,632
Allowance for loan losses                         2,618           2,406         1,964         1,584        1,237
Investment securities                           200,025         131,676        80,749        44,604       20,669
Deposits                                        326,009         291,629       221,128       160,515      114,028
Short-term borrowings                            72,400          11,500         1,600            --           --
Guaranteed preferred beneficial
   interest in Community Bancorp's
    subordinated debt                             5,000           5,000            --            --           --
Stockholders' equity                             23,920          23,598        21,143        19,415       18,226
Average equity to average total assets             6.14%           7.96%         9.98%        12.21%       18.53%

INCOME STATEMENT DATA:
Interest income                             $    17,402     $    15,878    $   14,165   $    11,280  $     6,661
Interest expense                                  5,750           5,225         5,591         4,946        2,454
                                            -----------     -----------    ----------   -----------  -----------
Net interest income                              11,652          10,653         8,574         6,334        4,207
Provision for loan losses                           214             893           386           348          325
                                            -----------     -----------    ----------   -----------  -----------
Net interest income after provision
   for loan losses                               11,438           9,760         8,188         5,986        3,882
Non-interest income                               1,590           1,320         1,428           909          573
Gains on sales of investment securities             408             554            --            --           --
Non-interest expense                              9,718           8,454         7,261         5,690        3,948
                                            -----------     -----------    ----------   -----------  -----------
Income before income taxes                        3,718           3,180         2,355         1,205          507
Income tax expense                                1,316           1,160           844            53           --
                                            -----------     -----------    ----------   -----------  -----------
Net income                                  $     2,402     $     2,020    $    1,511   $     1,152  $       507
                                            ===========     ===========    ==========   ===========  ===========

PER SHARE DATA:
Net income        - basic                   $      0.71     $      0.61    $     0.46   $      0.34  $      0.15
                  - diluted                        0.67            0.58          0.45          0.34         0.15
BOOK VALUE                                         7.07            7.44          6.34          5.83         5.47

PERFORMANCE RATIOS:
Return on average assets                           0.61%           0.72%         0.74%         0.75%        0.51%
Return on average stockholders' equity             9.99%           9.06%         7.45%         6.17%        2.77%
Net interest margin                                3.14%           4.04%         4.51%         4.43%        4.61%

ASSET QUALITY RATIOS:
Allowance for loan losses to total loans           1.30%           1.31%         1.33%         1.30%        1.50%
Non-performing loans to total loans                0.00%           0.00%         0.00%         0.00%        0.00%
Non-performing assets to total assets              0.00%           0.00%         0.00%         0.00%        0.00%
Net charge-offs to average loans                   0.00%           0.27%         0.00%         0.00%        0.00%

LIQUIDITY AND CAPITAL RATIOS:
Loans to deposits                                 61.97%          62.74%        66.75%        75.98%       72.47%
Loans to assets                                   47.23%          55.07%        60.09%        67.00%       62.22%
Tier 1 risk-based capital                         11.72%          12.68%        12.25%        14.48%       20.29%
Total risk-based capital                          12.72%          13.68%        13.40%        15.66%       21.54%
Leverage capital                                   7.19%           8.75%         9.17%        11.13%       15.28%

------------
(1) Per share data has been retroactively adjusted to reflect all stock dividends and the 2002 Stock Split.

SELECTED UNAUDITED PRO FORMA INFORMATION

         The following table presents unaudited pro-forma combined financial information for Sun Bancorp and Community Bancorp that has been prepared to give you a better picture of the possible financial position of the combined company had the merger already taken place at the beginning of the fiscal period described below. This information is known as "pro forma" information and has been prepared by combining certain selected historical information about Community Bancorp and Sun Bancorp together. This pro forma information has been prepared for illustrative purposes only. You should not rely on this information as being indicative of the financial results the combined company would have had if the merger had already been completed or will have in the future if the merger is completed. This information should be read in conjunction with the consolidated financial statements of Sun Bancorp and Community Bancorp and the respective related notes incorporated in this document by reference or included in documents accompanying this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 80.

         The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods. The per share data contained in the table below has been adjusted to reflect Sun Bancorp's 5% stock dividend declared in March 2004.

                    UNAUDITED PRO FORMA COMBINED INFORMATION
                        SUN BANCORP AND COMMUNITY BANCORP

                                                                                         YEAR ENDED
                                                                                         DECEMBER 31,
                                                                                            2003
                                                                                        -------------

         INCOME STATEMENT DATA (in thousands, except per share data):
         Interest income...............................................                 $     126,349
         Interest expense..............................................                        41,217
                                                                                        -------------
            Net interest income........................................                        85,132
         Provision for loan losses.....................................                         5,039
                                                                                        -------------
         Net interest income after provision for loan losses...........                        80,093
         Non-interest income...........................................                        19,354
         Non-interest expense..........................................                        76,712
                                                                                        -------------
         Income before income taxes....................................                        22,735
         Income taxes..................................................                         6,856
                                                                                        -------------
            Net income.................................................                 $      15,879
                                                                                        =============

         Net income per diluted common share...........................                 $        0.92
         Average diluted common shares outstanding (in thousands)......                        16,499

         BALANCE SHEET DATA (in millions)
         Total assets..................................................                 $       3,086
         Total loans, net of unearned income...........................                 $       1,587
         Total deposits................................................                 $       2,438
         Total long-term debt..........................................                 $         372
         Total shareholders' equity....................................                 $         267

UNAUDITED COMPARATIVE PER SHARE DATA

         The following table shows information about the earnings per share and book value per share of Sun Bancorp and of Community Bancorp on an historical basis and similar information after giving effect to the merger (which is called "pro forma" information). Neither company has paid a cash dividend to date. The per share data contained in the table below has been adjusted to reflect Sun Bancorp's 5% stock dividend declared in March 2004. In presenting the pro forma information, we assumed that Sun Bancorp and Community Bancorp had been merged as of the beginning of the periods presented. Sun Bancorp's pro forma amounts represent the pro forma amounts of the two companies combined. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

         We expect that both companies will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the period presented. You should read the information in the following table in conjunction with the consolidated financial statements of Sun Bancorp and Community Bancorp, and the respective related notes, incorporated in this document by reference or included in documents accompanying this joint proxy statement/prospectus, and with the unaudited pro forma combined information contained on the preceding page. See "Where You Can Find More Information" on page 80.

                                                                    YEAR ENDED
                                                               DECEMBER 31, 2003

    Earnings per diluted common share:
    Sun Bancorp...................................................$    0.95
    Community Bancorp.............................................$    0.67
    Sun Bancorp pro forma combined................................$    0.92
    Community Bancorp pro forma equivalent........................$    0.81

    Book value per common share (period end):
    Sun Bancorp...................................................$   13.31
    Community Bancorp.............................................$    7.07
    Sun Bancorp pro forma combined................................$   15.82
    Community Bancorp pro forma equivalent........................$   13.79


                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

     This document contains information about possible or assumed future results of operation or the performance of Sun Bancorp after the merger is completed. These forward-looking statements may be made directly in this document or may be contained in documents that are incorporated by reference from other documents into this document. You can identify many of these forward-looking statements by looking for statements that are preceded by, followed by or include the words "believes", "expects", "anticipates", "estimates" or similar expressions.

     These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Many possible events and factors could affect the future financial results and performance of Sun Bancorp. This could cause actual results and performance to differ materially from those expressed in the forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date it is made, and you should consider the risks of inaccuracies when you consider and decide on the merger.

     Listed below are events and factors that may cause the forward-looking statements to be inaccurate:

o Sun Bancorp may have trouble or be delayed in obtaining regulatory approvals for the merger;

o Sun Bancorp may experience lower than expected revenues after the merger, higher than expected operating costs after the merger or higher than expected losses of deposits, customers and business after the merger;

o after the merger, Sun Bancorp may experience lower than expected cost savings from the merger, or delays in obtaining, or an inability to obtain, cost savings from the merger;

o Sun Bancorp may have trouble integrating the two businesses or retaining key personnel;

o technological changes and systems integration may be more difficult or expensive than Sun Bancorp expects;

o    changes in the securities markets;

o a significant increase in competitive pressures among depository and other financial institutions;

o changes in the banking industry including the effects of consolidation resulting from possible mergers of financial institutions;

o legislative or regulatory changes adversely affecting the businesses in which we and our subsidiaries engage;

o    changes in the interest rate environment resulting in reduced margins; and

o general economic or business conditions, either nationally or in New Jersey, Delaware or Pennsylvania, being less favorable than expected, which would result in, among other things, a deterioration in credit quality and/or a reduced demand for credit.

                      THE COMMUNITY BANCORP SPECIAL MEETING

         This section contains information from Community Bancorp for Community Bancorp shareholders about the special meeting of Community Bancorp that has been called to consider and approve the merger agreement.

         Together with this document, we are also sending you a notice of the Community Bancorp meeting and a form of proxy that is solicited by the Community Bancorp board of directors. We are also sending you a copy of the Community Bancorp Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003. The meeting will be held on June 11, 2004 at 9:30 a.m., local time at the Battleground Country Club, 40 Millhurst Road (Route 527), Manalapan, New Jersey.

THE RECORD DATE; QUORUM REQUIREMENT

         Shareholders of record of shares of Community Bancorp common stock as of the close of business on May 3, 2004, are entitled to notice of and entitled to vote at the Community Bancorp special meeting.

         Before any business may be transacted at the meeting, a quorum must be present. The presence in person or by proxy of at least a majority of the issued and outstanding shares of Community Bancorp common stock entitled to vote at the meeting must be present to constitute a quorum at the meeting. As of the record date, there were 3,389,719 shares of Community Bancorp common stock issued and outstanding. Accordingly, at least 1,694,860 shares of Community Bancorp common stock must be present at the meeting to constitute a quorum for the conduct of business.

VOTING RIGHTS AND VOTES REQUIRED

         Each share of Community Bancorp common stock is entitled to one vote on every matter to be considered at the meeting. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Community Bancorp common stock entitled to vote at the meeting (i.e., 1,694,860 shares of Community Bancorp common stock). IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

         As of the close of business on the record date Community Bancorp's directors and executive officers and their affiliates were entitled to vote approximately 695,700 shares of Community Bancorp common stock, which represents approximately 20.5% of the shares of Community Bancorp common stock issued and outstanding on that date. Each of its directors and executive officers has executed an affiliate and voting agreement with Sun Bancorp in which he agreed to vote the shares of Community Bancorp common stock owned by him FOR the proposal to approve the merger at the special meeting.

VOTING AT THE SPECIAL MEETING; PROXIES

         Every shareholder is welcome and encouraged to attend the meeting. Shareholders of record can vote in person at the meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee in order to vote in person at the meeting. If you wish to vote on the merger proposal you may either attend the meeting and vote your shares of Community Bancorp common stock in person, or you may appoint a person to act as your proxy who will vote your shares at the meeting in accordance with your instructions. If you wish to vote your shares by way of a proxy, please complete, sign and date the proxy card enclosed with this document and mail it to us in the enclosed envelope. If you properly complete a proxy and we receive the proxy before or at the meeting, your shares of Community Bancorp common stock will be voted in accordance with the voting instructions you completed on the proxy. If you grant a proxy by signing and returning to us the enclosed proxy card without completing the voting instructions, your shares of Community Bancorp common stock will be voted "FOR" the proposal to approve the merger.

         Your board of directors does not know of any matters to be presented for consideration at the meeting other than the proposal to approve the merger agreement. If any other matters properly come before the meeting for consideration, it is the intention of the persons named in the accompanying proxy to vote the shares of Community Bancorp common stock in accordance with their best judgment with respect to such other matters.

         In the event a quorum is not present at the time the meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone the meeting or may adjourn the meeting with or without a vote of our shareholders. If Community Bancorp proposes to adjourn the meeting by a vote of our shareholders, the persons named in the enclosed form of proxy will vote all Community Bancorp common stock for which they have voting authority in favor of an adjournment.

                                                           ---------------------------------------------------------
   You may revoke your proxy at any time prior                  All written notices of revocation and other
to its exercise at the meeting by:                         communications about your proxy should be addressed to
                                 us as follows:
o  writing to James A. Kinghorn and notifying
   Mr.  Kinghorn that you wish to revoke                                  Community  Bancorp your
   written proxy,                                                           3535 Highway 9 North
                                                                          Freehold, New Jersey 07228
o  properly completing, signing and returning to            Attention: James A. Kinghorn, Corporate Secretary
   us another proxy that is dated after
   any proxy or proxies previously                          All notices of revocation of proxies must be received
   granted by you, or                                       as originals sent by hand delivery, U.S. mail or
                                                            overnight courier.  You may not revoke your proxy by
o  attending the meeting and voting in person.              sending your written notice by any other means,
                                                            including facsimile, telex or any form of electronic
                                                            communication.
                                                            ---------------------------------------------------------

         If you grant a proxy by completing, signing and returning the enclosed proxy card, you are not prevented from attending the special meeting and voting in person. However, your attendance at the meeting will not by itself revoke a proxy that you have previously granted; you must also vote in person at the meeting. If you instructed your broker to vote your shares of Community Bancorp common stock, you must contact your broker and follow your broker's directions in order to change your vote.

         Please do not send your stock certificates representing shares of Community Bancorp common stock to Sun Bancorp or Community Bancorp at this time. If the merger is approved at the meeting, Sun Bancorp's exchange agent, SunTrust Bank, will send you a letter of transmittal with instructions that will describe how you can surrender your stock certificates and exchange your shares of Community Bancorp common stock for shares of Sun Bancorp common stock after the merger is completed.

SOLICITATION OF PROXIES

         This proxy solicitation of Community Bancorp shareholders is being made by Community Bancorp's board of directors. The cost of solicitation of proxies from Community Bancorp shareholders will be borne by Community Bancorp. Proxies may also be solicited personally or by telephone, fax, or telegraph by Community Bancorp's directors, officers, and employees, without additional compensation. Community Bancorp will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of Community Bancorp common stock.

EFFECT OF "ABSTENTIONS" AND "BROKER NON-VOTES"

          "Abstentions" and "broker non-votes" will be counted only for the purpose of determining if a quorum is present at the meeting; they will not be counted as votes cast on the proposal to approve the merger agreement. An "abstention" will occur if your shares are deemed to be present at the meeting, either because you attend the meeting or because you have properly completed and returned a proxy, but you do not vote on any matter at the meeting. A "broker non-vote" will occur if your shares are held by a broker or nominee and the shares are deemed to be present at the meeting but you have not instructed your broker or nominee how to vote. Brokerage firms that hold shares in street name for a client may not vote the client's shares with respect to any "non-discretionary" item if the client has not furnished voting instructions to the brokerage firm. Accordingly, abstentions and broker non-votes will have the same effect as a vote against a proposal.

--------------------------------------------------------------------------------

COMMUNITY BANCORP'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT THE COMMUNITY BANCORP SHAREHOLDERS DO THE SAME. THE BOARD ENCOURAGES ALL OF THE COMMUNITY BANCORP SHAREHOLDERS TO VOTE FOR THE PROPOSAL TO APPROVE THE MERGER.
--------------------------------------------------------------------------------

                         THE SUN BANCORP ANNUAL MEETING

         This section contains information from Sun Bancorp for Sun Bancorp shareholders regarding the Sun Bancorp annual meeting that has been called to consider the following matters:

o A proposal to approve the merger agreement and the issuance of shares of Sun Bancorp common stock thereunder;

o    The election of 14 directors;

o The ratification of the appointment of auditors for the year ended December 31, 2004; and

o    A proposal to approve the Sun  Bancorp,  Inc.  2004  Stock-Based  Incentive
     Plan.

         Together with this document we are also sending you a notice of the Sun Bancorp annual meeting, a form of proxy that is being solicited by the Sun Bancorp board of directors, our 2003 Annual Report to Shareholders and a copy of the Community Bancorp Annual Report on Form 10-K/A. The Sun Bancorp annual meeting will be held on June 11, 2004 at 12:00 p.m., at the Battleground Country Club, 40 Millhurst Road (Route 527), Manalapan, New Jersey.

THE RECORD DATE; QUORUM REQUIREMENT

         Shareholders of record of shares of Sun Bancorp common stock as of the close of business on April 27, 2004, are entitled to notice of and entitled to vote at the Sun Bancorp annual meeting.

         Before any business may be transacted at the meeting, a quorum must be present. The presence in person or by proxy of at least a majority of the issued and outstanding shares of Sun Bancorp common stock entitled to vote at the meeting must be present to constitute a quorum at the meeting. As of the record date, there were 13,980,625 shares of Sun Bancorp common stock issued and outstanding. Accordingly, at least 6,990,313 shares of Sun Bancorp common stock must be present at the meeting to constitute a quorum for the conduct of business.

VOTING RIGHTS AND VOTES REQUIRED

         Each share of Sun Bancorp common stock is entitled to one vote on every matter to be considered at the meeting. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the meeting and the other proposals to be voted upon (other than the election of directors) require the affirmative vote of a majority of the votes cast at the meeting by Sun Bancorp's shareholders.

         As to the election of directors, the proxy card being provided by Sun Bancorp's board of directors allows a shareholder to vote for the election of the nominees proposed by the board of directors, or to withhold authority to vote for any or all of the nominees being proposed. Under Sun Bancorp's bylaws, directors are elected by a plurality of votes cast.

         Concerning all other matters that may properly come before the meeting, including the approval of the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan and the ratification of the appointment of auditors, by checking the appropriate box, a shareholder may: (i) vote "FOR" the item, or (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" with respect to the item.

         As of the close of business on the record date Sun Bancorp's directors and executive officers and their affiliates were entitled to vote approximately 4,858,140 shares of Sun Bancorp common stock, which represents approximately 35% of the shares of Sun Bancorp common stock issued and outstanding on that date.

VOTING AT THE ANNUAL MEETING; PROXIES

         Every shareholder is welcome and encouraged to attend the meeting. Shareholders of record can vote in person at the meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee in order to vote in person at the meeting. If you wish to vote on the merger proposal you may either attend the meeting and vote your shares of Sun Bancorp common stock in person, or you may appoint a person to act as your proxy who will vote your shares at the meeting in accordance with your instructions. If you wish to vote your shares by way of a proxy, please complete, sign and date the proxy card enclosed with this document and mail it to us in the enclosed envelope. If you properly complete a proxy and we receive the proxy before or at the meeting, your shares of Sun Bancorp common stock will be voted in accordance with the voting instructions you completed on the proxy. If you grant a proxy by signing and returning to us the enclosed proxy card without completing the voting instructions, your shares of Sun Bancorp common stock will be voted "FOR" all proposals to be considered at the meeting, including the proposal to approve the merger.

         The Sun Bancorp board of directors does not know of any matters to be presented for consideration at the meeting other than those matters that are described in this joint proxy statement/prospectus and in the notice of meeting accompanying this document. If any other matters properly come before the meeting for consideration, it is the intention of the persons named in the accompanying proxy to vote the shares of Sun Bancorp common stock in accordance with their best judgment with respect to such other matters. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where a nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the meeting.

         In the event a quorum is not present at the time the meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone the meeting or may adjourn the meeting with or without a vote of our shareholders. If we propose to adjourn the meeting by a vote of our shareholders, the persons named in the enclosed form of proxy will vote all Sun Bancorp common stock for which they have voting authority in favor of an adjournment.


                                                           ---------------------------------------------------------
         You may revoke your proxy at any time prior                All written notices of revocation and other
to its exercise at the meeting by:                         communications about your proxy should be addressed to
                                                           us as follows:
o        writing to Dan A. Chila, Executive Vice
         President and notifying Mr. Chila                                   Sun Bancorp, Inc.
         that you wish to revoke your written                               226 Landis Avenue
         proxy,                                                         Vineland, New Jersey 08360
                                                              Attention: Dan A. Chila, Executive Vice President
o        properly completing, signing and returning to
         us another proxy that is dated after              All notices of revocation of proxies must be received
         any proxy or proxies previously                   as originals sent by hand delivery, U.S. mail or
         granted by you, or                                overnight courier.  You may not revoke your proxy by
                                                           sending your written notice by any other means,
o        attending the meeting and voting in person.       including facsimile, telex or any form of electronic
         communication.
                                                           ---------------------------------------------------------

         If you grant a proxy by completing, signing and returning to us the enclosed proxy card, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the meeting will not by itself revoke a proxy that you have previously granted; you must also vote in person at the meeting. If you instructed your broker to vote your shares of Sun Bancorp common stock, you must contact your broker and follow your broker's directions in order to change your vote.

SOLICITATION OF PROXIES

         This solicitation of proxies from Sun Bancorp shareholders is being made by Sun Bancorp's board of directors. The cost of solicitation of proxies from Sun Bancorp shareholders will be borne by Sun Bancorp. Proxies may also be solicited personally or by telephone, fax, or telegraph by Sun Bancorp's directors, officers, and employees, without additional compensation. Sun Bancorp will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of Sun Bancorp common stock.

EFFECT OF "ABSTENTIONS" AND "BROKER NON-VOTES"

          "Abstentions" and "broker non-votes" will be counted only for the purpose of determining if a quorum is present at the meeting; they will not be counted as votes cast on any proposal, including the proposal to approve the merger agreement. An "abstention" will occur if your shares are deemed to be present at the meeting, either because you attend the meeting or because you have properly completed and returned a proxy, but you do not vote on any matter at the meeting. A "broker non-vote" will occur if your shares are held by a broker or nominee and the shares are deemed to be present at the meeting but you have not instructed your broker or nominee how to vote. Brokerage firms that hold shares in street name for a client may not vote the client's shares with respect to any "non-discretionary" item if the client has not furnished voting instructions to the brokerage firm. The proposal to approve the merger agreement and the 2004 Stock-Based Incentive Plan are non-discretionary matters.

--------------------------------------------------------------------------------
SUN BANCORP'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT THE SUN BANCORP SHAREHOLDERS DO THE SAME. THE BOARD ENCOURAGES ALL OF THE SUN BANCORP SHAREHOLDERS TO VOTE FOR THE PROPOSAL TO APPROVE THE MERGER.
--------------------------------------------------------------------------------

                                   THE MERGER

     The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this entire document and the merger agreement completely and carefully. A copy of the merger agreement without any exhibits or schedules is attached as Exhibit A to this document and is incorporated by reference herein.

GENERAL

     The boards of directors of Sun Bancorp and Community Bancorp have unanimously adopted the merger agreement and approved the merger. If the merger is completed:

     o Community Bancorp will be merged into Sun Bancorp and will cease to exist as a separate corporate entity;

     o the surviving entity will be Sun Bancorp and, as the surviving entity, it will succeed to all of Community Bancorp's assets and liabilities;

     o the current officers and directors of Sun Bancorp will be the officers and directors of the merged entity although three individuals currently serving as directors of Community Bancorp will be added to the boards of Sun Bancorp and Sun National Bank;

     o shares of Community Bancorp common stock will be exchanged for shares of Sun Bancorp common stock and Community Bancorp shareholders will become shareholders of Sun Bancorp; and

     o the operations of Community Bancorp and Community Bank of New Jersey will be merged into the operations of Sun Bancorp and Sun National Bank, respectively.

     At the time of the merger, each share of Community Bancorp common stock will be converted into the right to receive 0.8715 shares of Sun Bancorp common stock. In addition, just prior to the consummation of the merger, Community Bancorp will pay a $0.75 per share special cash dividend. No fractional shares of Sun Bancorp common stock will be issued in the merger. If a Community Bancorp shareholder is entitled to receive a fractional share of Sun Bancorp common stock, then, in lieu thereof, such shareholder will receive a cash payment. The cash payment will equal the product of (i) the fractional interest that would otherwise be entitled to receive, and (ii) average closing prices for the five trading days immediately preceding the date of the effective time of the merger. As to Community Bancorp's stock options, they will be exchanged for Sun Bancorp stock options at the effective time of the merger.

EFFECTIVE TIME OF THE MERGER

     We will consummate the merger if it is approved by Community Bancorp's and Sun Bancorp's shareholders, all required regulatory approvals and actions are obtained and taken and all other conditions to the merger have been met. See "Regulatory Approvals" on page 40 for a description of the nature of the approvals to be obtained and how the timing of the merger may be affected by the approval process. The merger will become effective on the date and at the time when the certificate of merger is filed with the Division of Revenue of State of New Jersey, unless a later date is specified in the certificate. Unless the parties agree to another date and subject to the satisfaction or waiver of all conditions to closing, Sun Bancorp intends to file the certificate of merger on the 10th business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date on which the shareholders of Community Bancorp approve the merger agreement, although Sun Bancorp and Community Bancorp may agree to another date.

     If the merger is not completed by October 31, 2004, either party may terminate the merger agreement, provided the terminating party has not breached any provision of the merger agreement. See "Termination of the Merger Agreement" on page 44 for more details of how the merger agreement may be terminated.

BACKGROUND OF THE MERGER

     Community Bancorp has, from time to time, been the recipient of unsolicited indications of interest regarding potential business combination transactions. Although Community Bancorp has generally evaluated the indications of interest it has received, its board of directors in the past has concluded that it was in the best interest of Community Bancorp shareholders that Community Bancorp continue to implement its strategic plan and remain as a stand-alone independent institution.

     Late in the summer of 2003, representatives of Sun Bancorp informally approached representatives of Community Bancorp regarding a potential business combination transaction. Sun Bancorp's interest was discussed by the Community Bancorp board of directors, but the parties did not engage in substantive negotiations at that time. However, as a result of this expression of interest, combined with the view of the Community Bancorp board of the positive merger and acquisition environment in effect in the second half of 2003, the Community Bancorp board determined to retain a financial advisor to review its strategic alternatives. After interviewing several potential financial advisors, in November, Community Bancorp engaged Ryan Beck to solicit indications of interest from potential acquirers and to advise the board on Community Bancorp's strategic alternatives. The Board also established a Mergers and Acquisition Committee (the "Special Committee") of Messrs. Schoor, Kramer, O'Donnell and Kaempffer to oversee the process. In December of 2003, three financial institution holding companies, including Sun Bancorp, submitted indications of interest to Ryan Beck.

     At a Board of Directors meeting on December 8, 2003, Ryan Beck reviewed with the Community Bancorp board of directors the indications of interest it had received. At this meeting, Ryan Beck was instructed to contact one of the potential bidders to establish a diligence review schedule. However, this bidder was unable to meet Community Bancorp's timetable to undertake diligence, and subsequently, prior to finalizing its expression of interest, withdrew from the process.

     In mid-December, Ryan Beck and the Special Committee participated in a series of conference calls during which it was determined to permit Sun Bancorp to perform a diligence review of Community Bancorp, which took place in mid-January. At this time, the Special Committee also authorized Ryan Beck to seek an indication of interest from another financial institution holding company. This institution provided an expression of interest, which was provided to the Special Committee.

     Commencing at the conclusion of Sun Bancorp's diligence review, representatives of Community Bancorp, including Messrs. Howard M. Schoor and Eli Kramer, Community Bancorp's Chairman and Vice Chairman, respectively met several times with representative of Sun Bancorp, including Messrs. Bernard A. Brown, Sidney R. Brown and Mr. Thomas A. Bracken to discuss the proposed transaction and negotiate proposed final economic terms.

     Community Bancorp's board of directors met on the evening of February 9, 2004 to review the solicitation process undertaken on behalf of Community Bancorp by Ryan Beck, to review the expressions of interest which had been received by Ryan Beck, and to review the proposed financial terms of the business combination transaction with Sun Bancorp. Ryan Beck reviewed with the board its evaluation of the Sun Bancorp proposal, as well as the two other remaining expressions of interest. Ryan Beck also reviewed with the board financial information regarding Sun Bancorp and presented a valuation analysis of Community Bancorp and of the proposed Sun Bancorp expression of interest. Based on this analysis, the Community Bancorp board authorized the Special Committee, along with Ryan Beck and Windels Marx Lane & Mittendorf, Community Bancorp's counsel, to attempt to negotiate a definitive business combination agreement.

     On February 15, 2004, the Community Bancorp board met to review the final terms of the proposed business combination transaction with Sun Bancorp and the proposed draft merger agreement. At this meeting, Ryan Beck updated and confirmed its economic analysis of the proposed transaction, and rendered its opinion to the Community Bancorp board that the proposed exchange ratio and special cash dividend were fair to the shareholders of Community Bancorp from a financial point of view. At the conclusion of the meeting, and based upon the factors which will be discussed below, the Board approved the proposed transaction with Sun Bancorp, authorized the Special Committee to complete the merger agreement and authorized and directed Mr. Robert D. O'Donnell to execute the merger agreement on behalf of Community Bancorp.

         On February 16, 2004, the Sun Bancorp board met to review the proposed terms of the merger pursuant to which Sun Bancorp would agree to pay 0.83 shares of Sun Bancorp common stock for each share of Community Bancorp common stock (The exchange ratio was increased to 0.8715 shares after the merger agreement was signed due to Sun Bancorp's declaration of a 5% stock dividend). At this special meeting of the board of directors, the board discussed the terms of the offer and a representative from Sandler O'Neill reviewed the proposed financial terms of the merger and information regarding Community Bancorp and its financial performance. Sandler O'Neill also delivered to the board of directors its opinion as to the fairness of the proposed exchange ratio to Sun Bancorp from a financial point of view. In addition, the board reviewed and discussed a proposed definitive merger agreement with representatives of Malizia Spidi & Fisch, PC, Sun Bancorp's legal counsel. Based on a review and consideration of the terms and conditions of the proposed merger, and based upon the opinions and advice of Sun Bancorp's legal counsel and financial advisor, the Sun Bancorp board of directors determined that entering into the merger transaction with Sun Bancorp was in the best interests of Sun Bancorp and its shareholders.

         The Community Bancorp board of directors approved the merger agreement on February 15, 2004 and the Sun Bancorp board of directors approved the merger agreement on February 16, 2004. The merger agreement was then signed by the parties, and announced at the opening of the market on February 17, 2004.

COMMUNITY BANCORP'S REASONS FOR THE MERGER

     In the course of its deliberations on the proposed transaction with Sun Bancorp, the Community Bancorp board consulted with its legal counsel with respect to its legal duties and the terms of the merger agreement. The Community Bancorp board consulted with its financial advisor with respect to the financial aspects of the transaction and fairness of the exchange ratio and special cash dividend to be received by shareholders from a financial point of view, and with senior management regarding, among other things, operational matters.

     The following discussion of the information and factors considered by the Community Bancorp board is not intended to be exhaustive; it does include all material factors considered by the board. In reaching its decision to approve the merger agreement, the Community Bancorp board considered the following:

     o The financial terms of the transaction, including the implied price (based upon Sun Bancorp's market price at the time the merger agreement was executed and the $0.75 per share special cash dividend). In addition, the Board considered the fact that through the special dividend, Community Bancorp shareholders would receive some cash consideration in addition to the Sun Bancorp common stock;

     o that Community Bancorp and Sun Bancorp serve contiguous market areas with similar communities, and that the expanded reach of the combined company will benefit existing customers and make the combined company a more effective competitor for potential new customers;

     o that Sun Bancorp offers a broader range of products and services and the merger will provide Community Bancorp's customers with access to these products and services;

     o the strength of Sun Bancorp's management and similarity of the commitment to the community and operating philosophies of Community Bancorp;

     o the opinion of Ryan Beck, that, as of February 15, 2004, the exchange ratio and special cash dividend were fair to the Community Bancorp shareholders from a financial point of view;

     o Other terms of the merger agreement, including the tax free nature of the exchange of Community Bancorp stock for Sun Bancorp stock; and

     o based upon Sun Bancorp's recent history of regulatory applications, the likelihood that the merger would be approved by appropriate regulatory authorities.

     All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Community Bancorp's shareholders identified by Community Bancorp's board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

     o The fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Community Bancorp, in light of the fact that Sun Bancorp was unwilling to enter into the merger agreement absent such provisions;

     o The fact that the exchange ratio is fixed except in extraordinary circumstances, thus rendering Community Bancorp's shareholders subject to the risk of declines in the market place of Sun Bancorp common stock.

     In reaching this determination to approve and recommend the merger agreement, the Community Bancorp board did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently.

     In evaluating all of these factors, the Community Bancorp Board unanimously recommends that Community Bancorp shareholders vote "for" approval and adoption of the merger agreement.

SUN BANCORP'S REASONS FOR THE MERGER

     Sun Bancorp is engaging in the merger because the merger is consistent with Sun Bancorp's expansion strategy within New Jersey. The acquisition of Community Bancorp will augment Sun Bancorp's existing market share in New Jersey and will enhance its competitive position.

     A network delivery strategy was adopted by Sun Bancorp's board of directors in November 2001. This comprehensive strategy included the identification of primary and secondary markets as well as intended branch activity to expand, close/sell, consolidate, relocate, selective de novo and possible pursuit of acquisition opportunities. This strategy also included the identification of 14 potential acquisition candidates which included Community Bank of New Jersey.

     The acquisition of Community Bancorp fills in a primary market, immediately improves branch productivity across the network, provides an expanded base of present and future customers and prospects and positions Sun National Bank as a major player in this market. This acquisition is a natural progression of expanding its geographic footprint in central and southern New Jersey consistent with its strategic direction and allows it to fulfill the mission to become the Premier Community Bank in every area it serves.

OPINION OF FINANCIAL ADVISOR TO COMMUNITY BANCORP

     Ryan Beck acted as financial advisor to Community Bancorp in connection with its potential acquisition by Sun Bancorp pursuant to the merger agreement. On November 5, 2003, Community Bancorp formally retained Ryan Beck to act as its financial advisor with respect to an evaluation of alternative courses of action to maximize long-term shareholder value including a potential sale of the company. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the banking market in which Community Bancorp operates and banking organizations within this market, and was selected by Community Bancorp because of Ryan Beck's knowledge of, experience with, and reputation in the financial services industry.

     On February 15, 2004, the Community Bancorp board held a meeting to evaluate the proposed merger with Sun Bancorp. In its capacity as Community Bancorp's financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the Sun Bancorp proposal and the pricing of the merger was made by the board of directors of Community Bancorp. At this meeting, Ryan Beck rendered a written opinion to Community Bancorp's board and reconfirmed that opinion in writing as of April 28, 2004, (a copy of which is attached as Exhibit B), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration (the exchange ratio plus special cash dividend) offered to Community Bancorp shareholders is fair from a financial point of view. No limitations were imposed by the Community Bancorp board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

     Community Bancorp has the right, during the five business day period commencing with the Determination Date (which is defined as the 10th trading day prior to the date the merger is completed), to terminate the merger agreement if the twenty day average closing price of Sun Bancorp common stock on the determination date is less than $21.80 (representing a 15% decline from the $25.65 split-adjusted closing sales price of Sun Bancorp common stock on February 13, 2004 (the "Starting Price")) and there is a decline in the average closing price of Sun Bancorp common stock relative to the Starting Price of at least 17.5% (as further defined in the merger agreement) more than the change during the same period in an index group ratio of 21 other financial institution companies. Even if Community Bancorp elects to terminate the merger agreement, the merger may still be completed if Sun, at its option, chooses to "top up" or increase the consideration to be received by Community Bancorp shareholders payable to shareholders of Community Bancorp by increasing the exchange ratio and therefore the consideration as described in the merger agreement. Ryan Beck's opinion assumes that if the price triggers are met, the consideration adjustment will be made but does not address circumstances where the adjustment is not made. It is not possible to know until the Determination Date if the average closing price will be less than $21.80 or if there will be a decline in the average closing price relative to the Starting Price of Sun Bancorp common stock of 17.5% more than the change in the index group ratio. Ryan Beck cannot predict whether or not the Community Bancorp board would exercise its right to give notice to Sun Bancorp that Community Bancorp desired to terminate the merger agreement, or whether Sun Bancorp would exercise its "top up" right, if these conditions were met.

     The full text of Ryan Beck's opinion, which sets forth assumptions made and matters considered, is attached as Exhibit B to this joint proxy statement/prospectus. Shareholders of Community Bancorp are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the exchange ratio plus special cash dividend offered to Community Bancorp shareholders and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting. Ryan Beck has not considered, nor is it expressing any opinion herein with respect to, the price at which Sun Bancorp's common stock will trade following consummation of the merger. The summary of the Ryan Beck opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     Material and Information Considered with Respect to the Proposed Merger. In connection with its opinion, Ryan Beck reviewed the following information:

     o    The merger agreement and related documents;
     o    This joint proxy statement/prospectus;
     o The prospectus dated December 11, 2003 related to Sun Bancorp's common stock offering;
     o Sun Bancorp's 2003 year-end earnings release on Form 8-K dated January 21, 2004;
     o Community Bancorp's 2003 year-end earnings release on Form 8-K dated January 21, 2004;
     o Sun Bancorp's annual reports on Form 10-K for the years ended December 31, 2003, 2002, 2001 and 2000;
     o Sun Bancorp's quarterly reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003 and March 31, 2003;
     o    Sun Bancorp's proxy statement dated May 22, 2003;
     o Sun Bancorp's first quarter 2004 earnings release on Form 8-K dated April 19, 2004;
     o Community Bancorp's annual reports on Form 10-K for the years ended December 31, 2003, 2002, 2001, and 2000;
     o Community Bancorp's annual report on Form 10-K/A for the year ended December 31, 2003;
     o Community Bancorp's quarterly reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003 and March 31, 2003;
     o    Community Bancorp's proxy statement dated April 24, 2003;
     o Community Bancorp's press release dated April 28, 2004 reporting earnings for the quarter ended March 31, 2004;
     o The historical stock prices and trading volume of Sun Bancorp's common stock;

     o Other operating and financial information provided to Ryan Beck by the management of Sun Bancorp relating to its business and prospects;
     o The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Sun Bancorp;
     o The historical stock prices and trading volume of Community Bancorp's common stock;
     o Other operating and financial information provided to Ryan Beck by the management of Community Bancorp relating to its business and prospects;
     o The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Community Bancorp; and
     o The terms of acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Community Bancorp.

Additionally, Ryan Beck:

     o Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;
     o    Analyzed the impact of the merger on Sun Bancorp;
     o Considered the future prospects of Community Bancorp in the event it remained independent; and
     o Met with certain members of Community Bancorp's and Sun Bancorp's senior management to discuss Community Bancorp's and Sun Bancorp's past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies, which may arise from the merger.

     In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Community Bancorp, Sun Bancorp and their respective subsidiaries that was publicly available or provided to Ryan Beck by Community Bancorp and Sun Bancorp and their respective representatives. Ryan Beck is not an expert in the evaluation of allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Community Bancorp and Sun Bancorp as of December 31, 2003, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the managements of Community Bancorp and Sun Bancorp. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to such forecasts and projections, which in Ryan Beck's judgment were appropriate under the circumstances. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Community Bancorp or Sun Bancorp or their respective subsidiaries nor did Ryan Beck review any loan files of Community Bancorp or Sun Bancorp or their respective subsidiaries. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Sun Bancorp and Community Bancorp.

     The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck's opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck's opinion. No one method of analysis was assigned a greater significance than any other.

     The forecasts and projections discussed with Ryan Beck were prepared by the respective managements of Community Bancorp and Sun Bancorp without input or guidance by Ryan Beck. Community Bancorp and Sun Bancorp do not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Community Bancorp or Sun
Bancorp. Any estimates contained in Ryan Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

     Ryan Beck's opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which Sun Bancorp's common stock might trade subsequent to the transaction. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan Beck's opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its reconfirmed opinion.

     The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

     Analysis of Selected Publicly Traded Companies. Ryan Beck compared Community Bancorp's financial data as of December 31, 2003 to a peer group of 21 selected commercial banking organizations with assets between $375 million and $550 million located in the Mid-Atlantic region of the United States for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Community Bancorp.

     The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended December 31, 2003, and the market valuation multiples are based on market prices as of February 12, 2004.

                                         COMMUNITY (1)  PEER  (1)   PEER   (1)
                                          BANCORP      AVERAGE     MEDIAN
                                        ------------   --------   ----------
CAPITALIZATION
----------------------------------
Total Assets  (000s)                       $427,825   $459,731     $467,140
Total Deposits  (000s)                      326,009    368,526      358,643
Total Shareholders' Equity (000s)            23,920     42,440       42,548
Total Equity / Assets                          5.59%      9.28%        9.07%
Tangible Equity / Tangible Assets              5.59       8.80         8.34
Leverage Ratio                                 8.12       9.54         9.01
Tier I Capital / Risk-Adj Assets              11.40      15.81        15.20
Total Capital / Risk-Adj Assets               12.37      16.78        16.11
Total Borrowings / Total Assets               18.09       9.83         9.06

ASSET QUALITY
----------------------------------
Non-Performing Loans / Loans                   0.00       0.65         0.40
Loan Loss Reserves / NPLs                      NM       241.67       167.71
Loan Loss Reserves  / Loans                    1.30       1.29         1.16
Non-Performing Assets / Assets                 0.00       0.36         0.20
Non-Performing Assets / Equity                 0.00       4.47         1.76

LOAN & DEPOSIT COMPOSITION (2)
----------------------------------
Total Loans / Total Assets                    47.23      56.33        53.98
Total Loans / Deposits                        61.97      70.50        71.32
1-4 Family Loans / Total Loans                19.57      35.50        37.09
5+ Family Loans / Total Loans                  0.77       1.49         0.91
Construction & Dev. Loans / Total Loans       17.00       4.82         5.03
Comm. Real Estate Loans / Total Loans         53.48      35.69        35.37
Real Estate Loans/Total Loans                 90.82      77.51        79.82
Consumer Loans / Total Loans                   1.27       8.34         4.01
Commercial Loans / Total Loans                 7.89      11.12         9.58
Non-Interest Bearing Dep./Total Deposits      19.43      17.02        16.60
Transaction Accounts/Total Deposits           68.28      62.94        61.72
Total CD's/Total Deposits                     31.72      37.06        38.28
Time Deposits > $100,000 / Total Deposits     10.25       7.94         7.94

PERFORMANCE
----------------------------------
Return on Average Assets                       0.63       1.10         1.04
Return on Average Equity                      10.11      12.29        12.20
Net Interest Margin                            3.24       3.87         3.86
Yield / Cost Spread                            2.90       3.50         3.54
Yield on Interest Earning Assets               4.83       5.68         5.82
Cost of Interest Bearing Liabilities           1.93       2.18         2.21
Non Interest Income / Average Assets           0.42       0.76         0.73
Non Interest Expense/Avg Assets                2.56       2.66         2.66
Efficiency Ratio                              73.39      61.26        61.39

GROWTH RATES
----------------------------------
Asset Growth                                  28.78       8.61         7.22
Loan Growth Rate                              10.43       9.17         7.23
Deposit Growth Rate                           11.79       6.82         5.09
Revenue Growth Rate                           10.60       5.61         5.47
EPS Growth Rate                               15.52       2.35         9.92

MARKET STATISTICS
----------------------------------
Stock Price at February 12, 2004             $20.35
Price / LTM EPS                               30.38x     20.37x       17.01x
Price / Book Value                           287.86%    217.55%      207.04%
Price / Tangible Book Value                  287.86     223.34       217.86
Market Capitalization  ($M)                  $68.90     $90.31       $78.52
Dividend Yield                                 0.00%      1.76%        1.68%

(1)  As of or for the latest twelve-month period ended December 31, 2003.
(2)  As of September 30, 2003

         Ryan Beck noted that 90.82% of Community Bancorp's loan portfolio is real estate oriented versus the peer group median of approximately 79.82%. Approximately 53.48% of Community Bancorp's loans are commercial real estate loans, well above the peer group median of 35.37%. Additionally, Community Bancorp's portfolio of construction & development loans at 17.00% was more than triple the peer median of 5.03%. Community Bancorp's 1-4 family mortgages at 19.57% of total loans were approximately half the peer group median of 37.09%. Community Bancorp has generated a higher level of transaction account deposits at 68.28% of total deposits, including non-interest bearing demand deposits of 19.43%, than its peer group median with 61.72% and 16.60%, respectively.

         Ryan Beck noted that the performance of Community Bancorp as measured by return on average assets and return on average equity was below that of the peer group median. Contributing to the below peer level returns, Community Bancorp's net interest margin and non-interest income as a percentage of average assets at 3.24% and 0.42%, respectively, was significantly lower than the respective peer medians of 3.86% and 0.73%. Community Bancorp's efficiency ratio at 73.39% was significantly higher than the peer group median of 61.39%.

         Additionally, Ryan Beck noted that Community Bancorp had no non-performing loans versus the peer median of 0.40% when measured as a percentage of total loans. At 1.30% Community Bancorp maintains a level of loan loss reserves as a percentage of total loans above the peer median of 1.16%. Community Bancorp's tangible equity to tangible assets ratio and leverage ratio at 5.59% and 8.12%, respectively, are below the respective peer medians of 8.34% and 9.01%. Community Bancorp's asset, loan and deposit growth rates over the past twelve months were significantly greater than the peer medians. Over the same period, revenue grew nearly twice that of the peer median while earnings per share growth at 15.52% was more than 50% higher than the peer median of 9.92%.

         Lastly, Ryan Beck noted that Community Bancorp's common shares were trading at a significantly higher multiple to its latest twelve-month earnings per share (30.38x) relative to the peer median (17.01x). Community Bancorp shares trade significantly higher than the peer median as a percentage of book value (287.86% versus the peer median of 207.04%) and tangible book value (287.86% versus the peer median of 217.86%). Community Bancorp does not currently pay a cash dividend resulting in a 0.00% dividend yield compared to the peer median of 1.68%.

         Ryan Beck compared the financial data for Sun Bancorp to that of a peer group of sixteen selected bank holding companies located in the Mid-Atlantic region of the United States with assets between $1.5 billion and $5.0 billion for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Sun Bancorp.

                                       SUN          PEER          PEER
                                     BANCORP (1)  AVERAGE (1)   MEDIAN  (1)
                                    ------------ ----------   -----------
CAPITALIZATION
----------------------------------
Total Assets  (000s)                      $2,599,510 $2,462,899    $2,337,537
Total Deposits  (000s)                     2,111,125  1,756,249     1,668,440
Total Shareholders' Equity (000s)            185,718    208,991        17,698
Total Equity / Assets                           7.14%      8.39%         8.48%
Tangible Equity / Tangible Assets               4.32       7.00          6.79
Leverage Ratio                                  7.27       8.17          7.97
Tier I Capital / Risk-Adj Assets               10.24      11.94         11.62
Total Capital / Risk-Adj Assets                11.85      13.45         13.40
Total Borrowings / Total Assets                11.33      18.89         18.49

ASSET QUALITY
----------------------------------
Non-Performing Loans / Loans                    1.56       0.75          0.55
Loan Loss Reserves / NPLs                      81.67     281.11        292.43
Loan Loss Reserves  / Loans                     1.27       1.46          1.33
Non-Performing Assets / Assets                  1.00       0.53          0.38
Non-Performing Assets / Equity                 14.01       6.49          3.73

LOAN & DEPOSIT COMPOSITION (2)
----------------------------------
Total Loans / Total Assets                     53.16      57.68         57.67
Total Loans / Deposits                         65.46      80.87         79.86
1-4 Family Loans / Total Loans                 13.99      30.46         29.26
5+ Family Loans / Total Loans                   1.28       2.05          1.11
Construction & Dev. Loans / Total Loans         7.13       5.78          2.84
Comm. Real Estate Loans / Total Loans          57.05      28.28         28.22
Real Estate Loans/Total Loans                  79.46      66.58         69.14
Consumer Loans / Total Loans                    2.59       7.87          7.52
Commercial Loans / Total Loans                 15.57      19.90         16.78
Non-Interest Bearing Dep./Total Deposits       21.17      16.00         14.34
Transaction Accounts/Total Deposits            76.99      65.46         63.25
Total CD's/Total Deposits                      23.01      34.54         36.75
Time Deposits > $100,000 / Total Deposits       7.61       9.93          8.65

PERFORMANCE
----------------------------------
Return on Average Assets                        0.59       1.25          1.34
Return on Average Equity                        8.71      14.90         16.05
Net Interest Margin                             3.57       3.91          4.02
Yield / Cost Spread                             3.23       3.55          3.62
Yield on Interest Earning Assets                5.30       5.75          5.73
Cost of Interest Bearing Liabilities            2.07       2.20          2.09
Non Interest Income / Average Assets            0.54       1.08          0.98
Non Interest Expense/Avg Assets                 2.93       2.70          2.77
Efficiency Ratio                               73.54      56.73         56.77

GROWTH RATES
----------------------------------
Asset Growth                                   23.07      11.60         10.74
Loan Growth Rate                               12.31      13.50         13.08
Deposit Growth Rate                            24.88      10.30          8.71
Revenue Growth Rate                            11.54       5.29          5.23
EPS Growth Rate                                26.58       3.24          7.27

MARKET STATISTICS
----------------------------------
Stock Price at February 12, 2004              $26.70
Price / LTM EPS                                26.70x     18.32x        17.81x
Price / Book Value                            191.12%    249.72%       248.75%
Price / Tangible Book Value                   326.01     303.88        303.97
Market Capitalization  ($M)                  $354.86    $503.26       $460.50
Dividend Yield                                  0.00%      2.42%         2.43%

(1)  As of or for the latest twelve-month period ended December 31, 2003.
(2)  As of September 30, 2003.

     Ryan Beck noted that, although considered well-capitalized for regulatory capital purposes, Sun Bancorp's capital levels as measured by tangible equity to tangible assets, leverage ratio and both tier 1 capital and total capital to risk adjusted assets are below its peers. Real estate loans equaled 79.46% of Sun Bancorp's loan portfolio versus the peer group median of 69.14%. Commercial real estate loans, which equaled 57.05% of total loans at Sun Bancorp, were more than double the peer group median of 28.22%. Construction & development loans, which equaled 7.13% of loans at Sun Bancorp, were also more than double the peer group median of 2.84%. Sun Bancorp's 1-4 family mortgages at 13.99% of total loans were less than half the peer median of 29.26%. Sun Bancorp has generated a higher level of transaction account deposits at 76.99% of total deposits, including non-interest bearing demand deposits of 21.17%, than the median of the peer group with 63.25% and 14.34%, respectively.

     Ryan Beck also noted Sun Bancorp has a higher level of non-performing loans measured as a percentage of total loans at 1.56% compared to its peer median of 0.55%. At 1.27%, Sun Bancorp maintains a level of loan loss reserves as a percentage of total loans slightly below its peer median of 1.33% resulting in reserve coverage of non-performing loans of 81.67%, which is well below the 292.43% median of its peers. Sun Bancorp's level of non-performing assets to assets of 1.00% is more than twice the peer group median of 0.38%.

     Additionally, Ryan Beck noted that the performance of Sun Bancorp as measured by return on average assets (0.59% versus the peer median of 1.34%) and return on average equity (8.71% versus the peer median of 16.05%) was below that of its peer group. Contributing to the below peer level returns, Sun Bancorp's net interest margin and non-interest income as a percentage of average assets of 3.57% and 0.54%, respectively, were below the peer medians of 4.02% and 0.98%, respectively. Additionally, Sun Bancorp's non-interest expenses as a percentage of average assets at 2.93% was above the peer median of 2.77%. Sun Bancorp's efficiency ratio at 73.54% was significantly higher than the peer group median of 56.77%.

     Sun Bancorp's asset, loan and deposit growth rates over the past twelve months are significantly higher than the peer medians. Over the same period, revenue grew more than twice that of the peer median (11.54% versus the peer median of 5.23%) while earnings per share growth of 26.58% at Sun Bancorp was nearly four times higher than the peer median of 7.27%.

     Lastly, Ryan Beck noted that Sun Bancorp common shares were trading at a higher multiple to latest twelve-month earnings (26.70x versus the peer median of 17.81x). Sun Bancorp trades below the peer median as a percentage of book value (191.12% versus the peer median of 218.75%) and above the peer median as a percentage of tangible book value (326.01% versus the peer median of 303.97%). Sun Bancorp does not currently pay a cash dividend resulting in a 0.00% dividend yield compared to the peer median of 2.43%.

     Analysis of Selected Transactions. Ryan Beck compared Community Bancorp's financial data as of December 31, 2003 with that of a group of fifteen selected Mid-Atlantic and New England bank and thrift transactions announced since January 1, 2003 for which pricing data pertaining to the transactions was publicly available. The criteria for this group was commercial banking organizations with assets between $250 million and $1 billion located in the Mid-Atlantic and New England regions of the United States.

     The following table compares selected ratios of Community Bancorp's last-twelve-month performance with the median ratios of the sellers in the above peer group of announced bank and thrift transactions.

                                        Community     Peer Group    Peer Group
                                         Bancorp       Average        Median
                                      -------------- ------------- ------------
Total Assets (000s)                     $427,825       $543,704      $456,377
Tangible Equity/Tangible Assets           5.59%         8.16%          8.25%
Return on Average Assets                  0.63%         0.96%          0.98%
Return on Average Equity                 10.11%         11.81%        11.08%
Non-Performing Assets/Assets              0.00%         0.26%          0.25%
Efficiency Ratio                         73.39%         62.24%        64.35%

     Ryan Beck noted that Community Bancorp's financial performance as measured by return on average assets and return on average equity was inferior to that of the peer groups of companies with announced transactions. Consequently, Ryan Beck would expect acquisition pricing multiples for Community Bancorp to be below those of the peer group.

     Assuming a transaction value of $23.10 per share (includes the value of Sun Bancorp common stock based on a closing price on February 13, 2004 of $26.93 per share plus a $0.75 special cash dividend per outstanding share), Ryan Beck calculated the transaction value as a multiple of Community Bancorp's December 31, 2003 stated book value, tangible book value, last-twelve-month earnings per share ($0.67), tangible book premium over core deposits and premium over February 13, 2004 stock price of $20.45 per share, as follows:

Percentage of stated book value (1)                                    354%
Percentage of tangible book value (1)                                  354%
Multiple of last-twelve-month earnings per share (2)                  34.5x
Tangible Book Premium over Core Deposits (2)                          22.7%
Market Premium (2)                                                    13.0%

(1) Special cash dividend of $0.75 per outstanding share treated as a reduction of equity at Community Bancorp prior to closing and not included in transaction value per share ($22.35).
(2) Special cash dividend of $0.75 per outstanding share NOT treated as a reduction of equity at Community Bancorp prior to closing and included in transaction value per share ($23.10).

     The median pricing ratios for the comparable transactions are illustrated in the following chart:

                                 Price/Book     Price/Tangible    Price/LTM     Core Deposit
                                   Value          Book Value      Earnings        Premium
                                 ----------     --------------    ---------     ------------
     Peer Group Average           260.29%          265.09%         23.14x          19.80%
     Peer Group Median            249.31%          255.88%         23.13x          19.02%

         The imputed value of Community Bancorp, based upon the average and median ratios of the comparable transactions, as adjusted, can be seen in the chart below:

                                                                                 Core
                              Price/Book      Price/Tangible     Price/LTM      Deposit
                                 Value          Book Value        Earnings      Premium     Median
                             -----------      --------------    -----------    ---------    -------
    Peer Group Average          $18.40            $18.74           $15.50       $23.79      $18.57
    Peer Group Median           $17.63            $18.09           $15.50       $23.13      $17.86

     Ryan Beck noted that the value of the consideration being offered to Community Bancorp's shareholders at $23.10 was well above the imputed values of the comparable transactions.

     No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions is identical to Community Bancorp, Sun Bancorp or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

     Discounted Dividend Analysis. Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that Community Bancorp could produce in perpetuity. As a basis for performing this analysis, Ryan Beck utilized 2004 to 2008 earnings per share estimates for Community Bancorp which were based on certain growth rates provided by management. These projections are based upon various factors and assumptions, many of which are beyond the control of Community Bancorp. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Community Bancorp values, Ryan Beck utilized the following assumptions: discount rates ranging from 11% to 13%, terminal price/earnings multiples range from 14x to 16x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Community Bancorp's non-interest expense equal to 21.00% in the first year following the merger, and 31.00% in the second year following the merger, with 5.00% growth thereafter. The discounted dividend analysis produced the range of net present values per share of Community Bancorp common stock illustrated in the chart below:

                                                   Discount Rates
                                               11%        12%        13%
                                            -------     ------     ------

Terminal Year                   14x         $21.53      $20.61     $19.75
Multiple of                     15x         $22.88      $21.91     $20.98
Earnings                        16x         $24.23      $23.20     $22.22

         Ryan Beck noted that the transaction value generally exceeds the estimated value derived from the discounted dividend analysis.

         These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Community Bancorp common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

         Analysis of Break-Even Returns: Using a break-even analysis, Ryan Beck estimated the earnings growth rate necessary for Community Bancorp to have a total return equal to the price they would receive today. In producing a range of required earnings growth rates, Ryan Beck utilized the following assumptions:
Community Bancorp's 2003 earnings per share of $0.67, discount rates ranging from 11% to 17%, terminal year price/earnings multiples ranging from 16x to 22x, no cash dividends and a certain assumed growth rate in assets. The break-even analysis produced the range of three-year growth rates illustrated in the table below.

                    TERMINAL YEAR                          DISCOUNT RATE
                     MULTIPLE OF      ------------------------------------------------------------
                       EARNINGS           11.0%          13.0%           15.0%          17.0%
                    -------------     -------------- --------------  -------------- --------------

                                      ----------------------------
       TRADING          16.0 X           43.3 %         45.9 %
       MARKET
      MULTIPLES
                        18.0 X           38.0 %         40.3 %
                                      -----------------------------

                                                                     -----------------------------
                        20.0 X                                          38.0 %         40.3 %
     ACQUISITION
      MULTIPLES
                        22.0 X                                          33.7 %         35.9%
                                                                     -----------------------------


         Ryan Beck noted that Community Bancorp's strategic plan called for three-year earnings growth rates less than those indicated above. This analysis does not purport to be indicative of actual values or expected values or an appraisal range of the shares of Community Bancorp common stock. The break-even analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including projected earnings, price/earnings multiples, discount rates, dividend payout ratio and Sun Bancorp's $23.10 offer per share to Community Bancorp shareholders, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

         Financial Impact Analysis: In order to measure the impact of the merger on the combined company's operating results and financial position after the merger, Ryan Beck analyzed the pro forma effects of the merger for 2004. In performing this analysis Ryan Beck utilized a pro forma summary balance sheet and income statement for Sun Bancorp. For its analysis, Ryan Beck used the 2004 and 2005 analyst earnings per share estimates for Sun Bancorp. Ryan Beck used Sun Bancorp's management estimates of earnings for 2006 through 2008. Ryan Beck used management's projected growth rates to estimate 2004 to 2008 earnings for Community Bancorp. In its analysis, Ryan Beck utilized after-tax cost savings assumptions of approximately $1.3 million in year 1 and approximately $2.0 million in Year 2. That estimate of cost savings was based upon Sun Bancorp's analysis of potential savings after performing a due diligence investigation of Community Bancorp. This analysis indicated that the merger would have an accretive effect on Sun Bancorp's 2004 and 2005 earnings per share of approximately 4.5% and 9.4%. Ryan Beck also estimated that the transaction would be approximately 15.9% accretive to Sun Bancorp's stated book value and 8.1% dilutive to Sun Bancorp's tangible book value.

         Ryan Beck analyzed the impact of the merger on Sun Bancorp values per Community Bancorp share based on the exchange ratio of 0.8715 shares of Sun Bancorp (as adjusted for Sun Bancorp's subsequent stock dividend) common stock for each share of Community Bancorp common stock plus a special cash dividend of $0.75 per outstanding share. That analysis found that based on such exchange ratio and reduction of equity at Community Bancorp prior to closing, Community Bancorp's equivalent projected 2004 earnings per share would increase by approximately 16.1%, stated book value would increase by approximately 107.5% and tangible book value would decrease by approximately 0.55%. The actual results achieved may vary materially from the projected results.

         In connection with Ryan Beck's updated opinion dated as of the date of this document and contained in Exhibit B to this joint proxy statement/prospectus, Ryan Beck confirmed the appropriateness of its reliance on the analyses used to render its February 15, 2004 written opinion by performing procedures to update certain such analyses and by reviewing the assumptions and conclusions upon which the February 15, 2004 opinion was based.

         With regard to Ryan Beck's services in connection with the merger, Community Bancorp paid Ryan Beck a retainer of $25,000, which will be credited against the final advisory fee paid to Ryan Beck. Additionally, Ryan Beck will credit an $18,500 retainer fee paid pursuant to an agreement between Ryan Beck and Community Bancorp dated February 28, 2003, against the final advisory fee paid to Ryan Beck. Community Bancorp will pay an advisory fee equal to 1.00% of the final aggregate transaction value. Based upon the aggregate value of the transaction at announcement, Ryan Beck's total fee would be approximately $860,000 of which $83,000 was paid at the time of signing of the definitive agreement with Sun Bancorp. In addition, Community Bancorp has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck's legal counsel, which shall not exceed
$7,500 without the prior consent of Community Bancorp. Community Bancorp has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services.

         Ryan Beck has had an extensive investment banking relationship with Community Bancorp. Most recently, Ryan Beck acted as placement agent to Community Bancorp with regards to its December 2002 private placement of trust preferred securities. Ryan Beck's portion of the total placement fees paid by Community Bancorp was $56,250. Ryan Beck's research department provides "Profile" investment analysis on Community Bancorp and Ryan Beck acts as a market maker in Community Bancorp common stock.

         Ryan Beck has not had an investment banking relationship with Sun Bancorp. Ryan Beck's research department provides published investment analysis on Sun Bancorp. Ryan Beck acts as a market maker in Sun Bancorp common stock.

         In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of Community Bancorp and Sun Bancorp for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF FINANCIAL ADVISOR TO SUN BANCORP

     By letter agreement dated February 9, 2004, Sun Bancorp retained Sandler O'Neill as an independent financial advisor to advise Sun Bancorp in connection with a possible business combination with Community Bancorp. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as Sun Bancorp's financial advisor in connection with the proposed merger and participated in certain aspects of the negotiations leading to the merger agreement. At the February 16, 2004 meeting at which Sun Bancorp's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Sun Bancorp from a financial point of view. Sandler O'Neill has confirmed its February 16th opinion by delivering to the board a written opinion dated April 29, 2004. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. THE FULL TEXT OF SANDLER O'NEILL'S UPDATED OPINION IS ATTACHED AS EXHIBIT CO TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WE URGE SUN BANCORP SHAREHOLDERS TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     SANDLER O'NEILL'S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO THE SUN BANCORP BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO SUN BANCORP FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF SUN BANCORP TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY SUN BANCORP SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER.

     In connection with rendering its February 16, 2004 opinion, Sandler O'Neill reviewed and considered, among other things:

     (1)  the merger agreement;

     (2) certain publicly available financial statements and other historical financial information of Sun Bancorp that they deemed relevant;

     (3) certain publicly available financial statements and other historical financial information of Community Bancorp that they deemed relevant;

     (4)  internal  financial  projections  for Sun Bancorp for the years ending
          December 31, 2004 through 2008 furnished by and reviewed with Sun Bancorp's management;

     (5) internal financial projections for Community Bancorp for the year ending December 31, 2004 furnished by Community Bancorp's management and reviewed with the managements of Community Bancorp and Sun Bancorp;

     (6) the pro forma financial impact of the merger on Sun Bancorp, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by Sun Bancorp's management;

     (7) the publicly reported historical price and trading activity for Sun Bancorp's and Community Bancorp's common stock, including a comparison of certain financial and stock market information for Sun Bancorp and Community Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded;

     (8) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

     (9) the current market environment generally and the banking environment in particular; and

     (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

     Sandler O'Neill also discussed the business, financial condition, results of operations and prospects of Sun Bancorp with certain members of Sun Bancorp's senior management and held similar discussions with certain members of Community Bancorp's senior management regarding the business, financial condition, results of operations and prospects of Community Bancorp.

     In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of Sun Bancorp's and Community Bancorp's managements that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Sun Bancorp or Community Bancorp or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Sun Bancorp or Community Bancorp, nor did it review any individual credit files relating to Sun Bancorp or Community Bancorp. With Sun Bancorp's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both Sun Bancorp and Community Bancorp were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of Sun Bancorp or Community Bancorp.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Sun Bancorp's consent, that there has been no material change in Sun Bancorp's and Community Bancorp's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Sun Bancorp and Community Bancorp will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

         In rendering its February 16, 2004 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Sun Bancorp or Community Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Sun Bancorp or Community Bancorp and the companies to which they are being compared.

     The earnings projections for Sun Bancorp and Community Bancorp used and relied upon by Sandler O'Neill in its analyses were based upon internal financial projections provided by each company and reviewed with Sun Bancorp's management. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Sun Bancorp's management confirmed to Sandler O'Neill that they reflected their best currently available estimates and judgments of the future financial performance of Sun Bancorp and Community Bancorp, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Sun Bancorp and Community Bancorp were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Sun Bancorp, Community Bancorp and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Sun Bancorp board at the February 16th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of the Sun Bancorp common stock or the Community Bancorp common stock or the prices at which Sun Bancorp's or Community Bancorp's common stock may be sold at any time.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposal. Based upon the closing price of the Sun Bancorp common stock on February 13, 2004 of $26.93 and assuming that each of Community Bancorp's shares are converted into 0.83 shares of Sun Bancorp common stock, Sandler O'Neill calculated an implied transaction value of $22.35 per share. Based upon Community Bancorp's December 2003 financial information, Sandler O'Neill calculated the following ratios:

--------------------------------------------------------------------------------
Transaction Ratios
--------------------------------------------------------------------------------

   Transaction price/Last 12 months earnings per share              33.4x
   Transaction price/Estimated 2004 earnings per share (1)          26.3x
   Transaction price/Estimated 2004 earnings per share (2)          29.4x
   Transaction price/Tangible book value per share                 316.4%
   Tangible book premium/Core deposits (2)                          20.2%

--------------------------------------------------------------------------------
(1)  Based on I/B/E/S estimate.
(2) Based on Sun Bancorp management's estimate for Community Bancorp. (3) Assumes all deposits other than jumbo certificates of deposit are core deposits.

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted shares. The aggregate transaction value was $83.2 million, based upon 3,385,490 shares of Community Bancorp common stock outstanding plus the intrinsic value of outstanding options to purchase an aggregate of 550,318 shares at a weighted average exercise price of $8.60 per share. Sandler O'Neill noted that the transaction value represented a 9.3% premium over the February 13, 2004 closing price of the Community Bancorp common stock.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of the common stock of Sun Bancorp and Community Bancorp and the relationship between the movements in the prices of each of the common stocks to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index , the Standard & Poor's Bank Index and the weighted average performance, based on market capitalization, of a peer group of publicly-traded commercial banks selected for each company by Sandler

O'Neill. The institutions included in the peer groups are identified in the section captioned "Comparable Company Analysis" below. During the one-year period ended February 13, 2004, Community Bancorp's common stock underperformed each of the indices to which it was compared, while over the same period Sun Bancorp's common stock outperformed each of the indices to which it was compared.

----------------------------------------------------------------------------------------------------------------------
One-Year Relative Stock Performance
----------------------------------------------------------------------------------------------------------------------

                                            BEGINNING INDEX VALUE                          ENDING INDEX VALUE
                                                 FEB. 12, 2003                               FEB. 13, 2004
                                            --------------------------------------------------------------------------
Community Bancorp                                    100.0%                                      120.9%
Community Bancorp Peer Group                         100.0                                       130.6
Nasdaq Bank Index                                    100.0                                       137.0
S&P 500 Index                                        100.0                                       140.0
S&P Bank Index                                       100.0                                       134.2

                                            BEGINNING INDEX VALUE                        ENDING INDEX VALUE
                                                 FEB. 12, 2003                               FEB. 13, 2004
                                            ---------------------                            -------------
Sun Bancorp                                          100.0%                                      207.9%
Sun Bancorp Peer Group                               100.0                                       133.9
Nasdaq Bank Index                                    100.0                                       137.0
S&P 500 Index                                        100.0                                       140.0
S&P Bank Index                                       100.0                                       134.2

----------------------------------------------------------------------------------------------------------------------

     Sandler O'Neill performed a similar analysis for the three-year period ended February 13, 2004. During that period, both Sun Bancorp's and Community Bancorp's common stocks outperformed each of the indices to which they were compared.

----------------------------------------------------------------------------------------------------------------------
Three-Year Relative Stock Performance
----------------------------------------------------------------------------------------------------------------------
                                            BEGINNING INDEX VALUE                        ENDING INDEX VALUE
                                                 FEB. 12, 2001                              FEB. 13, 2004
                                            --------------------------------------------------------------------------
Community Bancorp                                    100.0%                                      249.2%
Community Bancorp Peer Group                         100.0                                       208.7
Nasdaq Bank Index                                    100.0                                       149.5
S&P 500 Index                                        100.0                                        86.1
S&P Bank Index                                       100.0                                       117.4

                                            BEGINNING INDEX VALUE                        ENDING INDEX VALUE
                                                 FEB. 12, 2001                               FEB. 13, 2004
                                            ---------------------                            -------------
Sun Bancorp                                          100.0%                                      346.4%
Sun Bancorp Peer Group                               100.0                                       167.1
Nasdaq Bank Index                                    100.0                                       149.5
S&P 500 Index                                        100.0                                        86.1
S&P Bank Index                                       100.0                                       117.4

----------------------------------------------------------------------------------------------------------------------

     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Community Bancorp and the following publicly-traded commercial banks headquartered in New Jersey that had total assets in the range of $100 million to $1.0 billion:

  Allaire Community Bank                       Parke Bank
  BCB Bancorp Inc.                             Peapack-Gladstone Financial Corp.
  Center Bancorp Inc.                          Stewardship Financial Corp.
  1st Constitution Bancorp                     Sussex Bancorp
  First Washington Financial Corp              SVB Financial Services Inc.
  Greater Community Bancorp                    Unity Bancorp Inc.

The analysis compared publicly available financial information for Community Bancorp with that of each of the companies in the peer group as of or for the year ended December 31, 2003 where available, or if not available, as of or for the twelve months ended September 30, 2003. The table below sets forth the data for Community Bancorp and the median data for the peer group, with pricing data as of February 13, 2004.

                                                                                         COMMUNITY BANCORP PEER
                                                             COMMUNITY BANCORP                    GROUP
                                                             -----------------           ----------------------
Total assets (in millions)                                       $427.8                          $416.4
Market capitalization (in millions)                               $69.2                           $68.8
Tangible equity/tangible assets                                    5.59%                           7.15%
LTM return on average assets                                       0.63%                           1.01%
LTM return on average equity                                      10.11%                          12.78%
Price/tangible book value per share                              289.44%                         259.07%
Price/LTM earnings per share                                      30.52x                          21.11x
Price/Estimated 2004 earnings per share                           26.91x                          17.69x

Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Sun Bancorp and the following publicly-traded commercial banking institutions selected by Sandler O'Neill that had total assets in the range of $1.5 billion to $4.0 billion:


Community Bank System Inc.                           NBT Bancorp Inc.
Financial Institutions Inc.                          S&T Bancorp Inc.
Harleysville National Corp.                          Sterling Financial Corp.
Lakeland Bancorp                                     U.S.B. Holding Co.
National Penn Bancshares Inc.                        Yardville National Bancorp

The analysis compared publicly available financial information for Sun Bancorp with that of each of the companies in the peer group as of and for the year ended December 31, 2003. The table below sets forth the data for Sun Bancorp and the median data for the peer group, with pricing data as of February 13, 2004.

                                                                                            SUN BANCORP PEER
                                                                SUN BANCORP                       GROUP
                                                               ------------                 ----------------
Total assets (in millions)                                      $2,599.5                       $2,706.1
Market capitalization (in millions)                               $357.9                         $586.5
Tangible equity/tangible assets                                     4.32%                          6.29%
LTM return on average assets                                        0.59%                          1.17%
LTM return on average equity                                        8.71%                         15.68%
Price/tangible book value per share                               328.60%                        287.83%
Price/LTM earnings per share                                       26.93x                         17.48x
Price/Estimated 2004 earnings per share                            27.01x                         15.67x

         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed merger transactions involving publicly traded commercial banking institutions as acquired institutions with transaction values greater than $15 million announced from January 1, 2003 to February 13, 2004. Sandler O'Neill reviewed all transactions announced nationwide, including 19 transactions announced in the
Mid-Atlantic region and five transactions announced in New Jersey. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to Community Bancorp's financial information as of and for the year ended December 31, 2003. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of the Community Bancorp common stock of $14.53 to $27.45 based upon the median multiples for nationwide transactions, $15.33 to $31.16 based upon the median multiples for Mid-Atlantic transactions and $15.27 to $29.23 based upon the median multiples for New Jersey transactions. The implied transaction value of the merger as calculated by Sandler O'Neill was $22.35 per share.

                                                           Nationwide Transactions
                                                     Range of                  Median           Implied
                                                     Multiples                 Multiple         Value(1)
                                                     ---------------------------------------------------
Transaction value/LTM EPS(2)                         6.9x - 48.7x               22.1x            $14.70
Transaction value/Estimated 2004 EPS(3)              13.9x - 47.2x              19.1x            $14.53
Transaction value/Book value                         102.4% - 479.9%           242.3%            $17.12
Transaction value/Tangible book value                102.4% - 479.9%            257.1%           $18.16
Tangible book premium/Core deposits(1)(4)            4.5% - 38.8%               17.9%            $22.57
Premium to market price (5)                          0.8% - 156.4%              34.2%            $27.45

                                                              Mid-Atlantic Transactions
                                                     Range of                  Median           Implied
                                                     Multiples                 Multiple         Value(1)
                                                     ---------------------------------------------------
Transaction value/LTM EPS                            17.9x - 31.9x              23.1x            $15.33
Transaction value/Estimated 2004 EPS(3)              18.5x - 22.8x              20.9x            $15.90
Transaction value/Book value                         145.5% - 435.3%           258.7%            $18.28
Transaction value/Tangible book value                204.2% - 435.3%           284.0%            $20.07
Tangible book premium/Core deposits(4)               10.0% - 29.6%              22.2%            $26.26
Premium to market price(5)                           13.7% - 156.4%             52.4%            $31.16

                                                              New Jersey Transactions
                                                     Range of                  Median           Implied
                                                     Multiples                 Multiple         Value(1)
                                                     ---------------------------------------------------
Transaction value/LTM EPS                            17.9x - 31.9x              23.5x            $15.62
Transaction value/Estimated 2004 EPS(3)              19.3x - 20.9x              20.1x            $15.27
Transaction value/Book value                         145.5% - 293.9%           256.3%            $18.11
Transaction value/Tangible book value                258.2% - 374.1%            293.9%           $20.77
Tangible book premium/Core deposits(4)               15.3% - 25.5%              23.5%            $27.38
Premium to market price(5)                           17.7% - 68.3%              43.0%            $29.23

-----------------------
(1)  Using median multiple.
(2)  Range of multiples excludes outlying data points.
(3)  Based on Sun Bancorp management's estimate for Community Bancorp.
(4) Assumes that all deposits other than jumbo certificates of deposit are core deposits.
(5)  Based on Community Bancorp's February 13, 2004 closing price of $20.45.

         Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Community Bancorp through December 31, 2008 under various circumstances, assuming Community Bancorp paid a dividend of $0.75 in 2004 and that Community Bancorp performed in accordance with the earnings projections reviewed with management. To approximate the terminal value of Community Bancorp common stock at December 31, 2008, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 100% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Community Bancorp common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Community Bancorp common stock of $9.97 to $30.68 when applying the price/earnings multiples and $7.45 to $26.71 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $22.35 per share.

Earnings Per Share Multiples
----------------------------
    DISCOUNT
      RATE              10X              13X             16X              19X             22X              25X
---------------------------------------------------------------------------------------------------------------------
       9%             $12.70           $16.29          $19.89           $23.49          $27.08           $30.68
       10%             12.18            15.63           19.07            22.51           25.96            29.40
       11%             11.69            14.99           18.29            21.59           24.89            28.19
       12%             11.23            14.39           17.55            20.71           23.88            27.04
       13%             10.79            13.82           16.85            19.88           22.91            25.94
       14%             10.37            13.28           16.18            19.09           22.00            24.90
       15%              9.97            12.76           15.55            18.34           21.13            23.92

Tangible Book Value Multiples
-----------------------------
    DISCOUNT
      RATE              100%            150%             175%            200%             250%            300%
---------------------------------------------------------------------------------------------------------------------
       9%              $9.42           $13.74           $15.90          $18.06           $22.39          $26.71
       10%              9.05            13.19           15.25            17.32           21.46            25.60
       11%              8.69            12.66           14.64            16.62           20.59            24.55
       12%              8.36            12.16           14.06            15.96           19.76            23.56
       13%              8.04            11.68           13.50            15.32           18.97            22.61
       14%              7.73            11.23           12.97            14.72           18.21            21.71
       15%              7.45            10.80           12.47            14.15           17.50            20.85

         Sandler O'Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Sun Bancorp through December 31, 2008 under various circumstances, assuming that Sun Bancorp performed in accordance with the earnings projections reviewed with management and paid no dividends during the period. To approximate the terminal value of Sun Bancorp common stock at December 31, 2008, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 100% to 275%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sun Bancorp common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Sun Bancorp common stock of $11.71 to $37.76 when applying the price/earnings multiples and $8.00 to $34.49 when applying multiples of tangible book value. This analysis does not factor in Sun Bancorp's subsequently announced stock dividend. The closing price of Sun Bancorp's common stock on February 13, 2004 was $26.93 (not adjusted for the subsequent stock dividend).

Earnings Per Share Multiples
----------------------------
    DISCOUNT
      RATE              10X              13X             16X              19X             22X              25X
---------------------------------------------------------------------------------------------------------------------
       9%             $15.10           $19.64          $24.17           $28.70          $33.23           $37.76
       10%             14.46            18.80           23.14            27.48           31.82            36.16
       11%             13.85            18.01           22.17            26.32           30.48            34.64
       12%             13.28            17.26           21.24            25.23           29.21            33.19
       13%             12.73            16.55           20.36            24.18           28.00            31.82
       14%             12.21            15.87           19.53            23.19           26.85            30.51
       15%             11.71            15.22           18.74            22.25           25.76            29.27

Tangible Book Value Multiples
-----------------------------
    DISCOUNT
      RATE              100%            150%             200%            225%             250%            275%
---------------------------------------------------------------------------------------------------------------------
       9%             $10.96           $15.66          $20.37           $25.08          $29.78           $34.49
       10%             10.39            14.83           19.27            23.71           28.15            32.58
       11%              9.85            14.04           18.23            22.42           26.60            30.79
       12%              9.35            13.30           17.25            21.20           25.15            29.10
       13%              8.88            12.60           16.33            20.05           23.78            27.51
       14%              8.43            11.94           15.46            18.98           22.49            26.01
       15%              8.00            11.32           14.64            17.96           21.28            24.60

         In connection with its analyses, Sandler O'Neill considered and discussed with the Sun Bancorp Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes at the end of the second quarter of 2004, (2) Community Bancorp shares are exchanged for 0.8715 shares of Sun Bancorp (as adjusted for Sun Bancorp's subsequent stock dividend), (3) earnings per share projections for Sun Bancorp and Community Bancorp provided Sun Bancorp's management, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by Sun Bancorp's senior management. The analysis indicated that for the years ending December 31, 2004 and December 31, 2005, the merger would be accretive to the combined company's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

         Sun Bancorp has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of an amount equal to 0.50% of the aggregate transaction value of the merger, which is contingent, and payable upon, closing of the merger. Based upon the closing price of Sun Bancorp common stock as of April 27, 2004, the transaction fee is approximately $350,000. Sun Bancorp has also paid Sandler O'Neill $150,000 for rendering its opinion, which will be credited against the transaction fee. Sun Bancorp has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided certain investment banking services to Sun Bancorp and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Sun Bancorp and Community Bancorp and their respective affiliates and may actively trade the debt and/or equity securities of Sun Bancorp and Community Bancorp and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         General. Certain members of the management and the boards of directors of Community Bancorp and Community Bank of New Jersey have interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of Community Bancorp generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers of Community Bancorp and Community Bank of New Jersey, certain employee benefits and payments under certain change in control agreements, as described below. The Community Bancorp board was aware of these interests in approving the merger agreement and the merger.

         Sun Bancorp has agreed in the merger agreement that for a period of six years after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Community Bancorp and Community Bank of New Jersey against all liabilities arising out of actions or omissions occurring at or prior to completion of the merger to the same extent and subject to the same conditions as set forth in Community Bancorp's and Community Bank of New Jersey's certificate of incorporation and bylaws. In addition, Sun Bancorp has agreed that after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Community Bancorp and Community Bank of New Jersey against all liabilities arising out of actions or omissions occurring after completion of the merger to the same extent and subject to the same conditions as officers, directors and employees of Sun Bancorp as set forth in the restated certificate of incorporation and bylaws of Sun Bancorp, under such directors' and officers' liability insurance policies as Sun Bancorp may then make available and by applicable law. Subject to certain conditions, Sun Bancorp has further agreed in the merger agreement to use its best efforts to maintain in effect for three years after completion of the merger Community Bancorp's existing directors' and officers' liability insurance policy.

     Employee Benefit Plans. Following completion of the merger and subject to certain conditions described below, Sun Bancorp has agreed that the officers and employees of Community Bancorp or Community Bank of New Jersey or any of their respective subsidiaries whom Sun Bancorp or any of its affiliates employ will be eligible to participate in the employee benefit plans of Sun Bancorp, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices on the same basis and subject to the same conditions as are applicable to any newly-hired employee of Sun Bancorp, except that:

     o    with respect to each Sun Bancorp  group health plan,  Sun Bancorp will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of Community Bancorp, Community Bank of New Jersey or any of their respective subsidiaries during the current calendar year for purposes of satisfying the deductible provisions under Sun Bancorp's group health plan for such current year, and Sun Bancorp will waive all waiting periods under those plans for pre-existing conditions;

     o credit for each such employee's past service with Community Bancorp, Community Bank of New Jersey or any of their respective subsidiaries prior to the completion of the merger will be given by Sun Bancorp to each such employee, as if such service had been performed for Sun Bancorp, for purposes of determining vacation, severance, sick leave and other leave benefits and accruals in accordance with the established policies of Sun Bancorp; and

     o prior service credit will be given for purposes of establishing eligibility for participation in and vesting under Sun Bancorp's welfare and fringe benefit plans and for purposes of determining the scheduling of vacations and other determinations that are made based on length of service.

     Advisory Board. Sun Bancorp has agreed to establish an advisory board, the Community Banking Group Board, to assist in and advise with respect to the integration of the operations of Community Bancorp and Community Bank of New Jersey with and into Sun Bancorp and Sun National Bank. Those members of the Community Bancorp and Community Bank of New Jersey boards serving at the effective time other than Mr. Howard Schoor and two other Community Bancorp directors chosen by Sun Bancorp to be appointed to the board of directors of Sun Bancorp and Sun National Bank will be invited to become advisory directors. Advisory board members shall receive compensation for their service in an amount that has not yet been determined

     Board Seats. Sun Bancorp has agreed to appoint Mr. Howard Schoor, Mr. Eli Kramer and Mr. Charles P. Kaempffer to the board of directors of Sun Bancorp and Sun National Bank as soon as practicable after completion of the merger. Such directors will serve until the next annual meeting of shareholders of Sun Bancorp and Sun National Bank. These directors will not serve on the advisory board.

     Change in Control Agreements Termination Payments. Community Bank of New Jersey previously entered into change in control agreements with each of the following executive officers: Robert O'Donnell and James A. Kinghorn. The terms of these agreements provide that the executive will be entitled to receive a change in control severance payment if the merger is completed and certain other conditions are met. Pursuant to the terms of their respective employment agreements, Mr. O'Donnell and Mr. Kinghorn will be entitled to receive a change in control severance payment in the event of their termination of employment with Community Bank of New Jersey following the merger. Such payments are estimated to be $896,000 (two years cash compensation and unused vacation) and $500,000 (two years cash compensation and unused vacation), respectively, although as disclosed below, it is expected that Mr. Kinghorn will remain employed by Sun National Bank after the merger and so will not be entitled to this payment. In addition, pursuant to a letter agreement dated February 9, 2004, Mr. Kinghorn is eligible to receive a payment of $250,000 upon a change in control. Payments to Mr. Kinghorn will be reduced as necessary in order that such payments will not exceed amounts under Section 280G of the Internal Revenue Code as tax deductible by Community Bancorp or Sun Bancorp and therefore it is expected that Mr. Kinghorn's payments under the letter agreement will be reduced. In connection with the receipt of their payments, each officer will enter into a termination and release agreement with Sun Bancorp and Sun National Bank.

     Directors Deferred Compensation Plan Termination Payments. Community Bank of New Jersey previously entered into a Directors Deferred Compensation Plan which was amended in 2003. The terms of this plan provide that a change of control results in a termination under the plan and an immediate obligation to fund the rabbi trust for purposes of distribution of each director's deferred compensation benefits. If the merger is completed, each of the Community Bank of New Jersey directors listed below will be entitled to receive a payment as follows:

         Director                                    Payout
         --------                                    ------
         Howard Schoor                               $238,424
         Charles Kaempffer                           $238,424
         Morris Kaplan                               $596,917
         Eli Kramer                                  $590,972
         William Mehr                                $262,114
         Robert O'Donnell                            $358,943
         Arnold Silverman                            $320,031
         Lewis Wetstein                              $384,884
         James Kinghorn                              $425,237

         The merger agreement provides that immediately prior to the merger, this plan will be terminated and all benefits will be distributed. In connection with the receipt of their payments, each director will enter into a release agreement with Sun Bancorp and Sun National Bank.

AGREEMENTS WITH COMMUNITY MANAGEMENT

         Sun Bancorp has entered into agreements with Robert O'Donnell which provide that upon the merger he will terminate employment and be retained as a consultant and Chairman of the Monmouth County Development Board. As a consultant, he shall be paid $10,000 per month for professional services to be rendered to Sun Bancorp. It is anticipated that such consulting services shall be furnished for a period of approximately six months following the merger. As an Advisory Director, he shall receive compensation in the form of $100 of Sun Bancorp stock for each meeting attended.

         Sun National Bank has offered James Kinghorn a position as an employee of Sun National Bank after the merger as the Senior Vice President and Credit Officer for the Monmouth County Region at the annual salary of $175,000. In connection with his employment he would receive a Change-in-Control Severance Agreement which would provide for him to receive a payment of two times his compensation in the event of a future change in control of Sun National Bank.

EFFECT OF THE MERGER ON COMMUNITY BANCORP COMMON STOCK

         Subject to approval of the merger agreement by the shareholders of Community Bancorp and Sun Bancorp, the receipt of required regulatory approvals, and satisfaction of other conditions, Community Bancorp will be merged with and into Sun Bancorp. Immediately prior to the completion of the merger, Community Bancorp will pay a special cash dividend in the amount of $0.75 per share. Upon completion of the merger, each share of Community Bancorp common stock (excluding shares held by any of Community Bancorp's subsidiaries or by Sun Bancorp or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted or shares the holders of which have perfected dissenters' rights of appraisal) will be converted into the right to receive 0.8715 shares of Sun Bancorp common stock.

         Conversion to Sun Bancorp Common Stock. Each outstanding share of Community Bancorp common stock will be converted into the right to receive
0.8715  shares of Sun  Bancorp  common  stock.  The market  value of Sun Bancorp common stock to be received in the merger is subject to fluctuation. Fluctuations in the market price of Sun Bancorp common stock would generally result in an increase or decrease in the value of the consideration to be received by Community Bancorp shareholders in the merger. An increase in the market value of Sun Bancorp common stock would generally increase the value of the consideration to be received by Community Bancorp shareholders in the merger. A decrease in the market value of Sun Bancorp common stock would have the opposite effect. On April 27, 2004, the closing price of Sun Bancorp common stock was $21.02 per share. For purposes of illustration only, the value of
0.8715 shares of Sun Bancorp common stock on that date would be $18.32.

     Under certain circumstances, the exchange ratio could be adjusted upward pursuant to certain provisions of the merger agreement. Pursuant to the merger agreement, Community Bancorp will have the right to terminate the merger agreement if there is both (i) a 15% absolute decline in the value of Sun
Bancorp's common stock price and (ii) a 17.5% decline in the value of Sun Bancorp's common stock price relative to the change in value of a selected group of companies, referred to as the Index Group.

     Specifically, the merger agreement provides that Community Bancorp may elect to terminate the merger agreement if:

     o the average closing price (which is defined as the average of the per share closing prices of Sun Bancorp's common stock as reported on the Nasdaq Stock Market for the 20 consecutive trading days ending on the determination date, which is defined as the tenth trading day prior to the date the merger is completed) is less than $21.80 and

     o (x) the number obtained by dividing the average closing price on the determination date by $25.65 (as adjusted for Sun Bancorp's 5% stock dividend) is less than (y) the number obtained by dividing the Index Price (generally defined as the weighted average closing price per share of the common stock of twenty-two select financial institution companies) on the Determination Date by the Index Price on February 13, 2004 and subtracting 0.175 from the quotient.

     However, if both of the conditions are met and Community Bancorp makes such an election, Sun Bancorp may prevent the termination of the merger agreement by adjusting the exchange ratio upward (and thereby increasing the number of shares of Sun Bancorp common stock to be received upon exchange of Community Bancorp common stock). For a description of the upward adjustment see "Termination of the Merger Agreement" on page 44.

         The exchange ratio is also subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by Sun Bancorp. Under this provision, the exchange ratio was increased from 0.83 to 0.8715 due to the 5% stock dividend declared by Sun Bancorp on March 18, 2004 and paid on April 20, 2004. No fractional shares of Sun Bancorp common stock will be issued in the merger, and in lieu thereof, each Community Bancorp shareholder that otherwise would have been entitled to receive a fractional share of Sun Bancorp common stock will be entitled to receive a cash payment in an amount equal to the product of:

     o the fractional part of a share of Sun Bancorp common stock to which such holder otherwise would have been entitled, and

     o the average of the closing sales prices on the five full trading days immediately prior to the date on which the merger is completed.

EFFECT OF THE MERGER ON COMMUNITY BANCORP STOCK OPTIONS

     At the effective time of the merger, all rights with respect to Community Bancorp shares issuable upon the exercise of outstanding Community Bancorp stock options granted by Community Bancorp under Community Bancorp's stock option plan will be canceled and exchanged for options to acquire Sun Bancorp common stock. The number of shares of Sun Bancorp common stock that may be purchased pursuant to any such option will be equal to the number of shares covered by the option multiplied by the exchange ratio, with the exercise price of each converted option equal to the original exercise price divided by the exchange ratio.

DISTRIBUTION OF SUN BANCORP STOCK CERTIFICATES

     After completion of the merger, Sun Bancorp will ensure that its exchange agent, SunTrust Bank, will send transmittal materials to Community Bancorp shareholders for use in exchanging certificates representing shares of Community Bancorp common stock for shares of Sun Bancorp common stock. Each stock certificate representing shares of Community Bancorp common stock will be canceled when they are surrendered to SunTrust Bank. COMMUNITY BANCORP SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES REPRESENTING SHARES OF COMMUNITY BANCORP COMMON STOCK UNLESS AND UNTIL THEY RECEIVE THE TRANSMITTAL FORM AND ACCOMPANYING INSTRUCTIONS. Community Bancorp shareholders should carefully read and follow the instructions in the transmittal form to ensure proper delivery of their stock certificates representing shares of Community Bancorp common stock to the exchange agent and to ensure the proper issuance of their shares of Sun Bancorp common stock. Community Bancorp shareholders will not receive any new certificates representing shares of Sun Bancorp common stock unless and until they surrender all of their certificates representing all of their shares of Community Bancorp common stock to the exchange agent for exchange. Sun Bancorp is not required to pay any consideration for the Community Bancorp common stock or any dividends or other distributions on Sun Bancorp common stock with a record date occurring after the effective time of the merger to any former Community Bancorp shareholder who has not delivered his or her Community Bancorp stock certificate for exchange until such certificates are properly surrendered. Upon surrender, cash in lieu of fractional shares and cash paid as dividends and other distributions to which a shareholder is entitled will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

     After completion of the merger, Community Bancorp will not record any transfers of shares of Community Bancorp common stock in its corporate records. Certificates representing shares of Community Bancorp common stock presented for transfer after the effective time will be canceled and exchanged for certificates representing shares of Sun Bancorp common stock (and a check for the amount due in lieu of fractional shares, if any).

     Neither Sun Bancorp, its exchange agent, nor any other person shall be liable to any former Community Bancorp shareholder for any amount or property delivered in good faith to a public official pursuant to any applicable abandoned property or similar law.

TIMING OF COMPLETION OF THE MERGER

     We are working towards completing the merger as soon as possible. Assuming that the merger is approved by our shareholders and by all applicable regulatory authorities, we anticipate that completion of the merger will occur in the third quarter of 2004. However, the merger cannot be completed unless and until:

     o shareholders of both Sun Bancorp and Community Bancorp approve the merger agreement;

     o    all conditions to the merger have been waived or satisfied; and

     o the merger has been approved by the Office of the Comptroller of the Currency.

     The merger timing may be affected by the timing of the regulatory review of any application for approval of the merger. For a more detailed discussion of the regulatory procedures and any potential effects on the timing of the completion, see "Regulatory Approvals" immediately following.

REGULATORY APPROVALS

     In addition to approval of the merger agreement by the shareholders of both companies, completion of the merger and the transactions contemplated by the merger agreement is subject to Sun Bancorp's receipt of all requisite regulatory approvals. The bank merger requires the approval of the Office of the Comptroller of the Currency (the "OCC") under the Bank Merger Act, which was received on April 29, 2004. In addition, Sun Bancorp has received a waiver from the Federal Reserve Board of the application requirements that would otherwise apply to the merger under the Bank Holding Company Act.

     In reviewing Sun National Bank's application for approval of the bank merger under the Bank Merger Act, the OCC is required to consider, among other factors, the financial and managerial resources and future prospects of the merging institutions and the resulting bank, and the convenience and needs of the communities to be served. In addition, the OCC may not approve a merger if it will result in a monopoly or otherwise be anti-competitive.

     Under the Community Reinvestment Act of 1977, the OCC must take into account the record of performance of Sun National Bank and Community Bank of New Jersey in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Sun National Bank and Community Bank of New Jersey each received a "satisfactory" rating during their respective most recent Community Reinvestment Act examinations.

     In addition, a period of not less than 15 days must expire following approval by the OCC, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we believe that the likelihood of such action by the Department of Justice is remote in this merger, there can be no assurance that the Department of Justice will not initiate such a proceeding. If such a proceeding is instituted or challenge is made, we cannot ensure a favorable result.

     Neither Community Bancorp nor Sun Bancorp is aware of any other material governmental or regulatory approvals or actions that are required to complete the merger, other than those described above. Should any other approval or action be required, it is the current intention of both parties to obtain those approvals or actions. Any approval received from the OCC or any other governmental agency reflects only that agency's view that the merger does not contravene the competitive standards imposed by applicable law and regulation, and that the merger is consistent with applicable regulatory policies relating to the safety and soundness of the banking industry. The approval of the merger by the OCC and other regulatory authorities is not an endorsement or recommendation of the merger.

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MERGER CAN BE COMPLETED

     Neither Community Bancorp nor Sun Bancorp is required to complete the merger unless various conditions have either been satisfied or, where appropriate, waived by the party in whose favor the condition is granted. These conditions include, among others, the following:

     o    the  approval  of  the  merger   agreement   and  the  merger  by  the
          shareholders of Sun Bancorp and Community Bancorp;

     o the receipt and effectiveness of all required regulatory approvals and the expiration of all related waiting periods;

     o there are no actual or threatened causes of action, investigations or proceedings that challenge the validity or legality of the merger agreement or the merger, seek damages in connection with the merger or seek to restrain or invalidate the merger and have a material adverse effect on either of the parties;

     o the registration statement with respect to the shares of Sun Bancorp common stock to be issued in the merger shall have been declared effective and no stop orders suspending the effectiveness of such registration shall have been issued or proceeding to do so initiated and all "blue sky" permits or authorizations shall have been received;

     o the representations and warranties of each of the parties are accurate in all material respects and the obligations and agreements made by all parties have been fully performed;

     o receipt by each party of an opinion on various legal aspects of the merger from legal counsel representing the other party and the exchange of various closing certificates;

     o Community Bancorp shall have obtained all necessary third party consents to the merger except for those consents which would be immaterial to the surviving corporation of the merger;

     o there shall not have been any determination by Sun Bancorp that any fact, event or condition existing or has occurred that, in its judgment, would have a material adverse effect or may be foreseen to have a material adverse effect on the condition of Community Bancorp or the consummation of the Merger;

     o the absence of any action, statute, rule, regulation or order enacted by any regulatory authority or made applicable to the merger in connection with any required regulatory consent which, in the judgment of Sun Bancorp is materially adverse to Sun Bancorp;

     o Community Bancorp shall have given a certificate to Sun Bancorp stating it is not aware of any pending or threatened claims under its fidelity bond or director and officer liability policy;

     o the holders of not more than 5% of the issued and outstanding shares of Community Bancorp's common stock should have dissented from the merger; and

     o the shares issued by Sun Bancorp in connection with the merger shall have been approved for listing on Nasdaq.

CONDUCT OF BUSINESS BY COMMUNITY BANCORP PENDING THE MERGER

         Community Bancorp has agreed that until the merger is completed it will take no action that will adversely affect or delay Sun Bancorp's or its ability to obtain any consents required to complete the merger or to perform any of either company's obligations under the merger agreement except as required by law. In addition, Community Bancorp has also agreed that until the merger is completed it will operate its business only in the usual, regular and ordinary course in a manner consistent with past practice and prudent banking principles, and that it will maintain and preserve its current assets and business relationships and retain the services of its key employees and officers.
Community Bancorp has agreed that it will not, without first obtaining Sun Bancorp's written consent:

     o amend its organizational documents or the organizational document of Community Bank of New Jersey or issue any additional shares of Community Bancorp common stock except pursuant to outstanding options;

     o issue or grant any options, warrants or other rights to purchase shares of Community Bancorp capital stock;

     o declare dividends or other distributions on shares of Community Bancorp common stock, except that Community Bancorp may declare and pay a special $0.75 cash dividend per share immediately prior to completion of the merger;

     o except in the ordinary course of business consistent with past practice, incur any material liability or indebtedness, directly or as guarantor;

     o make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $10,000, except as otherwise provided in the merger agreement;

     o sell or otherwise dispose of any of its property or its interest in property that has a book value in excess of or in exchange for consideration of $10,000;

     o except as otherwise provided in the merger agreement, pay any bonuses to our officers, directors and employees or increase the compensation of officers, directors and employees;

     o enter into any new or amend any existing employment, consulting, non-competition or independent contractor agreement or enter into or amend any incentive bonus or commission plan, or other employee benefit plan, except as may be required by law;

     o enter into or extend any agreement, lease or license relating to property or services that involve an aggregate of $10,000 or more;

     o except as otherwise contemplated by the merger agreement, acquire five percent (5%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person;

     o originate, purchase, extend or grant any loan in an amount in excess of $3.0 million;

     o engage in any lending activities other than in the ordinary course of business;

     o    fail  to  consult  with  Sun   National   Bank  with  respect  to  the
          origination; purchase or extension of all loans with principal amounts in excess of $1.5 million;

     o file any applications or make any contracts regarding any new branches;

     o acquire, construct or enter into any agreement to acquire or construct any interest in real property other than pursuant to binding contracts in effect on the date of the merger agreement;

     o form any new subsidiary or materially change the activities conducted by any existing subsidiaries;

     o change the interest paid on time deposits or on certificates of deposit, except in accordance with past practices;

     o with respect to its investment portfolio, purchase or acquire any investment securities having an average remaining life to maturity greater than two years, or, that is not issued or guaranteed by the U.S. Treasury, the Federal Home Loan Bank System, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

     o    purchase any derivative security;

     o except as otherwise provided in the merger agreement, commence or settle any action or proceeding, legal, governmental, or otherwise, against Community Bancorp that involves material money damages or a restriction upon any of our operations; or

     o take any action that is intended or may reasonably be expected to result in any of the conditions for the merger not being satisfied.

OTHER COVENANTS AND AGREEMENTS

     Mutual Agreements. Both Community Bancorp and Sun Bancorp have agreed that each will:

     o take all steps necessary to hold meetings of their respective shareholders to approve the merger agreement;

     o use its best efforts to take all actions required under the merger agreement to permit the merger to be completed at the earliest possible date;

     o cooperate in furnishing information for the preparation and filing of this document;

     o cooperate in the preparation and filing of any regulatory application required to be filed with respect to the merger and to file such applications within 60 days after the date of the merger agreement;

     o    not  publish  any  news  release  or  other  public   announcement  or
          disclosure about the merger without the consent of the other;

     o if the merger is not completed, for a period of two years after the merger agreement is terminated, keep as confidential all information relating to, and provided by the other, except as may be required by law and with respect to information that is already in the public domain; and

     o have their respective boards of directors take all necessary actions to adopt any required resolution so as to exempt the disposition of shares of Community Bancorp common stock or Community Bancorp options from Section 16 of the Securities Exchange Act of 1934, as amended;

     o promptly notify the other of any event, condition or occurrence which may change any of its representations and warranties in the merger agreement to not be true and correct in all material respects or which, individually or in the aggregate has or is reasonably likely to have a material adverse effect on such parties; and

     o promptly notify the other of any communication from a third party alleging that the consent of such third party is or may be required in connection with the merger.

     Agreements of Sun Bancorp. Sun Bancorp has agreed to take all actions necessary to register, or obtain valid exemptions from registration, pursuant to applicable federal and state securities laws all shares of Sun Bancorp common stock it will issue in the merger. In addition, Sun Bancorp has agreed to cause these additional shares of Sun Bancorp common stock to be listed on Nasdaq.

     Sun Bancorp has also agreed that all of the Community Bancorp employees and officers who are employed by Sun Bancorp after the merger is completed will be eligible to participate in Sun Bancorp's employee benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of Sun Bancorp, provided, however, that any waiting periods under the health insurance plan shall be waived and credit for deductibles paid in 2004 shall be given. Such employees and officers will receive credit, for all periods of time served as employees of Community Bancorp for purposes of determining vacation, severance, sick leave and other leave benefits and accruals and for establishing eligibility for any waiting under Sun's welfare and fringe benefit plans. See "Interests of Certain Persons in the Merger" on page 36.

     No Solicitation. Community Bancorp has agreed that it will not directly, nor ask anyone to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any proposal for a merger or other business combination involving Community Bancorp or for the acquisition of a significant equity interest in Community Bancorp or for the acquisition of a significant portion of its assets or liabilities. Community Bancorp has agreed to promptly advise Sun Bancorp orally and in writing of any inquiries or proposals it receives. Community Bancorp is permitted, however, to respond to unsolicited proposals to the extent necessary to comply with the fiduciary duties of its board of directors.

WAIVER AND AMENDMENT

     Prior to or at the effective time, either party may: (1) waive any default in the performance of any term of the merger agreement by the other; and (2) waive or extend the time for compliance or fulfillment by the other of any and all of the other's obligations, except with respect to any condition that, if not satisfied, would result in the violation of any law or any applicable governmental regulation. Furthermore, the parties' obligations may change if the merger agreement is amended. The merger agreement may be amended if Sun Bancorp and Community Bancorp execute a written document that amends the existing terms of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated and the merger may be abandoned any time prior to the effective time if the parties mutually consent to the termination. The merger agreement may also be terminated and the merger abandoned at any time before the merger is completed by either Sun Bancorp or Community Bancorp if:

     o the merger has not been completed by October 31, 2004; provided the failure to complete it by such date is not caused by a breach of any of the representations, warranties, covenants or agreements under the merger agreement by the party seeking to terminate;

     o any of the representations and warranties of the other party are inaccurate and the inaccuracy cannot be, or has not been, cured within thirty (30) days after written notice to breaching party of such inaccuracy has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

     o the other party materially breaches any of its covenants or agreements and the breach cannot be, or has not been, cured within thirty (30) days after written notice to breaching party has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

     o any of the conditions required to be completed before the merger can be completed cannot be satisfied by October 31, 2004 (other than regulatory or shareholder approval), and have not been waived; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

     o a regulatory authority denies approval of the merger by final nonappealable action or if any action taken by a regulatory authority is not appealed within the time limit for appeal;

     o    Community Bancorp's shareholders fail to approve the merger agreement;

     o by Sun Bancorp if Community Bancorp fails to hold a shareholders' meeting to vote on the approval of the merger agreement within 60 days of the registration statement being declared effective or Community Bancorp's board of directors fails to recommend approval of the merger agreement withdraws or changes such recommendation in any materially adverse way; or

     o by Community Bancorp in the event it receives an unsolicited takeover proposal and subsequently receives a written legal opinion from its counsel detailing that its action of accepting such takeover proposal is required in order to comply with the board's fiduciary duties under applicable laws provided that it is not then in breach of any provisions of the merger agreement.

     Additionally, Community Bancorp will have the right to terminate the merger agreement at any time during the five day period commencing two days after the Determination Date (which is defined as the 10th trading day prior to the date the merger is completed) if:

     o the average closing price of Sun Bancorp common stock for the 20 consecutive trading days ending on the 10th trading day prior to the closing date is less than $21.80 (this price has been adjusted to take into account Sun Bancorp's 5% stock dividend); and

     o the ratio of the average closing price to the starting price ($25.65) (this price has been adjusted to take into account Sun Bancorp's 5% stock dividend and is referred to as the "Sun Ratio") is 17.5% less than the ratio of the weighted average closing prices of the Index Group for that same period divided by the starting price of the Index Group (the "Index Ratio").

     However, if both of the conditions are met and Community Bancorp makes such an election, Sun Bancorp may prevent the termination of the merger agreement by adjusting the exchange ratio upward (and thereby increasing the number of shares of Sun Bancorp common stock to be received upon exchange of Community Bancorp common stock). If Community Bancorp elects to terminate the merger agreement pursuant to the provision described above, it must give notice to Sun Bancorp within the aforementioned five day period. During the five day period commencing with its receipt of such notice, Sun Bancorp shall have the option of adjusting the exchange ratio to equal the lesser of :

     (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $21.80 multiplied by 0.8715 and the denominator of which is the average closing price, and

     (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by 0.8715 and the denominator of which is the Sun Ratio.

         If the merger agreement is terminated, it will become void and have no effect, except that some of the provisions of the merger agreement may continue after the termination. Provisions requiring the parties to keep confidential any information they have obtained, other than through publicly available sources, about the other party will also continue after termination of the merger agreement. In the event the merger agreement is terminated, each party will still remain liable for any uncured willful breach of any of its representations, warranties, covenants or other agreements that gave rise to the termination.

TERMINATION FEE

         Community Bancorp may be obligated to pay Sun Bancorp a $3,250,000 termination fee and reimburse Sun Bancorp for its expenses incurred in connection with the merger agreement if the merger is not completed if:

     o Sun Bancorp terminates the merger agreement due to Community Bancorp having failed to hold a meeting to vote on the merger agreement within the time period prescribed in the merger agreement or because of the Community Bancorp board's failure to recommend approval of the merger agreement or its modification or withdrawal of such recommendation; or

     o Community Bancorp terminates the merger agreement if it receives a written legal opinion from its counsel stating that it is required to accept an alternative proposal in order for the Community Bancorp board to comply with its fiduciary duties (provided it has not otherwise breached the merger agreement);

          and thereafter;

     o An "acquisition transaction" is offered, presented or proposed to Community Bancorp or its shareholders and thereafter the merger agreement and the merger are not approved by Community Bancorp or by the shareholders of Community Bancorp; or

     o An "acquisition transaction" is consummated or a definitive agreement is entered into by Community Bancorp relating to an acquisition transaction.

The "acquisition transactions" that could trigger Community Bancorp's obligation to make such a payment to Sun Bancorp are defined in the merger agreement and generally include:

     o a merger or consolidation of any other company with either Community Bancorp or Community Bank of New Jersey;

     o a purchase, lease or other acquisition of all or substantially all of the assets of either Community Bancorp or Community Bank of New Jersey;

     o the acquisition of by any person of beneficial ownership of 15% of more of the voting power of either Community Bancorp or Community Bank of New Jersey; or

     o a tender or exchange offer to acquire 15% or more of the voting power of Community Bancorp.

RESALES OF SHARES OF SUN BANCORP COMMON STOCK
                                                                 ---------------------------------------------------

         If the merger is approved and completed,                         WHAT IS AN "AFFILIATE"?
generally, any shares of Sun Bancorp common stock
issued to Community Bancorp shareholders will be                          An "affiliate" of an entity is generally
freely transferable and not subject to any                       deemed to include individuals or entities that,
restrictions.                                                    directly or indirectly through one or more
                                                                 intermediaries, control, are controlled by or are
        However, if you are an "affiliate" of                    under common control with the entity.
Community Bancorp when the merger is completed or you
become an "affiliate" of Sun Bancorp as a result of                       Affiliates may include various executive
or after the merger is completed, you will be subject            officers and directors as well as various
to restrictions that will limit how you may sell your            principal shareholders: for example, shareholders
shares of Sun Bancorp common stock and in some cases             who hold 10% or more of the issued and
may limit the number of shares of Sun Bancorp common             outstanding capital stock of the entity.
stock that you may sell at any one time.
                                                                 ---------------------------------------------------

     If you are deemed to be an affiliate of Community Bancorp, you may resell the shares of Sun Bancorp common stock issued to you in the merger only:

     o in transactions permitted by Rule 145 under the Securities Act of 1933; or

     o otherwise as permitted by the Securities Act, such as pursuant to an effective registration statement or in transactions that are otherwise exempt from registration under the Securities Act.

     Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any such resale of any of the shares of Sun Bancorp common stock received by the affiliate in the merger. This prospectus does not cover resales of Sun Bancorp's common stock received by any person who may be deemed to be an affiliate of Community Bancorp, and Sun Bancorp does not intend to register such shares for resale. Each director and executive officer of Community Bancorp entered into an affiliate and voting agreement with Sun Bancorp in which the affiliate agrees not to offer, sell or otherwise transfer any of the shares of Sun Bancorp common stock distributed to them in connection with the merger except in compliance with Rule 145 or in a transaction otherwise exempt from the Securities Act.

--------------------------------------------------------------------------------
   If you are deemed to be an affiliate of Community Bancorp before the merger, you should ensure that any subsequent sale or transfer of your shares of Sun Bancorp common stock is made in compliance with one of the above listed exceptions.
--------------------------------------------------------------------------------

ANTICIPATED ACCOUNTING TREATMENT

         The merger will be accounted for by Sun Bancorp as a purchase transaction in accordance with accounting principles generally accepted in the United States of America. One effect of such accounting treatment is that the earnings of Community Bancorp will be combined with the earnings of Sun Bancorp only from and after the effective date of the merger. The unaudited pro forma financial information contained in this joint proxy statement/prospectus has been prepared using the purchase method of accounting.

DISSENTERS' RIGHTS

         Sun Bancorp and Community Bancorp are both New Jersey corporations. New Jersey Law provides that dissenters' rights are available to shareholders of a corporation in a merger if such shareholders are to receive as consideration in the merger shares of stock of another corporation that are, as of the record date, listed on a national securities exchange or held of record by more than 1,000 shareholders. Dissenters' rights are available to Community Bancorp's shareholders in connection with the proposed merger because the shares of Sun Bancorp common stock are listed on the over-the-counter market (Nasdaq) as opposed to on an exchange and are not held of record by more than 1,000 shareholders. Sun Bancorp shareholders do not have the right to dissent from the merger.

         If the merger is not consummated for any reason, the demand for appraisal will be of no effect. Any shareholder who objects to the merger may seek the remedies provided in Section 14A:11 of the New Jersey statutes. The following summary of this law does not purport to be complete and is qualified in its entirety by reference to Exhibit D hereto, which contains the complete text of this law.

         A shareholder wishing to demand appraisal rights must file with the Corporate Secretary of Community Bancorp, 3535 Highway 9 North, Freehold, New Jersey 07728, a written notice of dissent stating that such shareholder intends to demand payment for his or her shares if the merger is completed. This objection to the merger must be received by the Secretary before the vote is taken at the Community Bancorp meeting. Voting against the merger, by proxy or otherwise, is not sufficient to enable a shareholder to perfect the rights of a dissenting shareholder. However, any shareholder who files the required notice of dissent and votes in favor of the merger, whether in person or by proxy (including those shareholders who return the enclosed proxy card executed but without a designation as to the vote on the merger) will be deemed to have waived the right to qualify as a dissenter.

         Within 10 days after the effective date of the merger, Sun Bancorp, as the surviving corporation, will give written notice of the effective date of the consummation of the merger by certified mail to each shareholder who filed written notice of dissent and who did not vote in favor of the merger. A dissenting shareholder who filed a timely written objection and did not vote in favor of the merger, must within 20 days of the mailing of such notice, make written demand on Sun Bancorp for payment of the fair value of his or her shares. Within 20 days of demanding payment for his or her shares, a dissenting shareholder must submit the certificate(s) for his or her shares to Sun Bancorp for notation thereon that a demand for payment has been made, after which the certificate(s) will be returned to the shareholder. If those shares are transferred, each new certificate issued for such shares shall bear similar notation, and the transferee shall acquire the rights the dissenting shareholder had. If the shareholder does not submit the stock certificate(s) for notation, Sun Bancorp may elect to terminate the shareholder's appraisal rights.

     Once made, a demand for payment cannot be withdrawn except with the consent of Sun Bancorp. A dissenting shareholder's right to payment of fair value shall terminate (a) if the merger is abandoned, (b) if the approval of the merger is rescinded or (c) if a court of competent jurisdiction determines that the shareholder is not entitled to payment. Upon withdrawal or upon termination of the right to be paid fair value, such person's status as a shareholder will be restored retroactively.

     Unless a shareholder files a written notice of dissent prior to the vote on the merger and also makes demand for the payment of the fair value of such shares within the applicable time period, the shareholder will be conclusively presumed to have consented to the merger and will be bound by the terms of the merger. Purchasers of shares as to which dissenters' rights have been exercised are bound by that exercise and acquire no rights in Sun Bancorp other than the rights of a dissenting shareholder.

     Not later than 10 days after the expiration of the period within which shareholders must make written demand for payment, Sun Bancorp will deliver to dissenting shareholders a statement of financial condition, a statement of shareholders' equity, and a statement of income as of and for the latest available date, but dated not more than 12 months prior to such delivery. Sun Bancorp may include with such statements an offer for payment of a specified price deemed fair value by Sun Bancorp (the offer).

     If the fair value of the shares can be agreed upon between Sun Bancorp and a dissenting shareholder within 30 days after the offer is made (the negotiation period), Sun Bancorp shall pay the agreed value to that shareholder upon surrender of the certificates of that shareholder. If the shareholder and Sun Bancorp cannot agree to a fair value during the negotiation period, the shareholder may make written demand upon Sun Bancorp not later than 30 days after the expiration of the negotiation period for commencement of a judicial determination of fair value, and Sun Bancorp would have to commence such determination proceeding within 30 days of such demand. If Sun Bancorp fails to commence the judicial proceeding within that time, any dissenting shareholder may commence in the name of Sun Bancorp not later than 60 days after such failure.

     Under New Jersey law, the costs and expenses of a judicial proceeding shall be determined by the court and shall be apportioned and assessed upon the parties as the court may find equitable.

     No notification of the beginning or end of any statutory period will be given by Sun Bancorp to any dissenting shareholder except as required by law. SHAREHOLDERS WHO ARE CONSIDERING DISSENTING AND CLAIMING AN APPRAISAL REMEDY ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

EXPENSES

     Sun Bancorp and Community Bancorp will be responsible and pay for their own expenses incurred by them in connection with completing the merger.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material federal income tax consequences of the merger generally applicable to Community Bancorp, Sun Bancorp and the shareholders of Community Bancorp. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to:

     (a) corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

     (b) persons who are not United States citizens, resident aliens of the United States or domestic entities (partnerships or trusts);

     (c) persons who are subject to alternative minimum tax (to the extent such tax affects the income tax consequences of the merger), who elect to apply a mark-to-market method of accounting or who are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent such provisions affect the tax consequences of the merger);

     (d) holders of options granted by Community Bancorp, or persons who acquired Community Bancorp stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restrictions related to employment;

     (e) persons who do not hold their Community Bancorp shares as capital assets; or

     (f) persons who hold their  Community  Bancorp shares as part of a "hedge,"
"constructive   sale,"   "straddle,"  or  "conversion   transaction"   or  other
"integrated transaction."

     No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger. This information furnished is based upon Community Bancorp and Sun Bancorp's understanding of the anticipated tax implication of the transaction.

     It is anticipated that for federal income consequences:

     o The merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

     o Each of Sun Bancorp and Community Bancorp will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     o No gain or loss will be recognized by Sun Bancorp or Community Bancorp by reason of the merger;

     o Community Bancorp shareholders will recognize no gain or loss for federal income tax purposes for receiving Sun Bancorp common stock in the merger in exchange for Community Bancorp common stock;

     o The tax basis of the Sun Bancorp common stock you receive (including any fractional share interests to which you may be entitled) will be the same as the tax basis of the Community Bancorp common stock surrendered in exchange therefor;

     o The holding period for Sun Bancorp common stock which is received in exchange for shares of Community Bancorp common stock (including any fractional share interest to which a shareholder may be entitled) will include the period during which the shareholder held the shares of Community Bancorp common stock surrendered in exchange therefor; provided that the shareholder holds the Community Bancorp common stock as a capital asset at the time the merger becomes effective; and

     o The cash received instead of a fractional share of Sun Bancorp common stock, if any, will be treated as though such fractional share actually was issued in the merger and thereafter redeemed by Sun Bancorp for cash. The receipt of such cash instead of a fractional share by a holder of Community Bancorp common stock will be treated as a distribution by Sun Bancorp in full payment for the fractional share as provided in Section 302(a) of the Internal Revenue Code. Any gain will generally be capital gain, and will be long-term capital gain if, as of the date of the exchange, the shareholder's holding period for such Community Bancorp common stock is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to federal income tax at a maximum rate of 15%.

     The merger agreement permits Community Bancorp to pay a special cash dividend on the Community Bancorp common stock of up to $0.75 per share immediately prior to the effective date. It is anticipated that such payment will constitute a dividend from current or accumulated earnings and profits of Community Bancorp. Generally, individual holders of Community Bancorp stock will be taxed on such dividend income at the current rate of 15%.

--------------------------------------------------------------------------------
TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO EACH HOLDER OF COMMUNITY BANCORP COMMON STOCK WILL DEPEND ON THE FACTS OF EACH SUCH SHAREHOLDER'S PARTICULAR SITUATION. THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS ALL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR HOLDER AND MAY NOT BE APPLICABLE TO ALL HOLDERS' SPECIAL SITUATIONS. COMMUNITY BANCORP SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR ABOUT THE FEDERAL INCOME TAX CONSEQUENCES UNDER THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.
--------------------------------------------------------------------------------

                    DESCRIPTION OF SUN BANCORP CAPITAL STOCK

     This section describes the material features and rights of Sun Bancorp's common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to Sun Bancorp's Amended and Restated Certificate of Incorporation and Sun Bancorp's Bylaws, and to applicable New Jersey laws.

GENERAL

     Sun Bancorp's authorized capital stock consists of 26,000,000 shares of which 25,000,000 are to be shares of common stock, $1.00 par value per share, and 1,000,000 are to be shares of serial preferred stock, $1.00 par value per share. As of December 31, 2003, there were 13,290,748 shares of Sun Bancorp common stock issued and outstanding. In addition, as of December 31, 2003, there were options outstanding under Sun Bancorp's stock option plans to purchase an aggregate of 2,717,014 shares of common stock at a weighted average exercise price of $10.21 per share. Sun Bancorp's common stock is traded on the Nasdaq Stock Market under the symbol "SNBC."

     Holders of Sun Bancorp common stock are entitled to:

     o    one vote for each common share held;
     o receive dividends if and when declared by Sun Bancorp's board of directors from funds legally available therefor; and
     o share ratably in Sun Bancorp's net assets, legally available to Sun Bancorp's shareholders in the event of Sun Bancorp's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

     Holders of Sun Bancorp common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. Sun Bancorp outstanding common stock is fully paid and nonassessable.

ANTI-TAKEOVER EFFECTS OF NEW JERSEY LAW AND SUN BANCORP'S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS

     There are provisions in New Jersey law and Sun Bancorp's amended and restated certificate of incorporation and bylaws that could discourage potential takeover attempts and make attempts by shareholders to change Sun Bancorp's board of directors and management more difficult.

     Removal of Directors. Any director, or the entire board of directors, may be removed at any time by the shareholders, with or without cause, but only by the affirmative vote of at least a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors. The effect of these provisions may be to deter hostile takeovers, to enhance the ability of current management to remain in control of Sun Bancorp, and generally to make more difficult the acquisition of a controlling interest in Sun Bancorp.

     Supermajority Vote Requirements. An amendment to Sun Bancorp's amended and restated certificate of incorporation and bylaws requires a vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through charter and bylaw amendments is an important element of the takeover strategy of the acquirer.

     As of April 27, 2004, the record date for the Sun Bancorp 2004 annual meeting, Sun Bancorp's directors and executive officers possessed sole or shared voting power with respect to approximately 35% of Sun Bancorp's outstanding common stock. The share ownership of Sun Bancorp's current directors and executive officers as of April 27, 2004 will represent approximately 28% of Sun Bancorp's outstanding common stock after the completion of the proposed merger. In addition, as of April 27, 2004, directors and executive officers had the right to acquire an additional 2,047,079 shares of common stock under options that were presently exercisable. Consequently, the directors and executive officers, should they act together, possess sufficient voting power to significantly affect the vote on, and perhaps prevent, amendments to Sun Bancorp's amended and restated certificate of incorporation and bylaws and certain transactions that you might like, including certain business combinations.

     Transactions with Interested Shareholders. Sun Bancorp's amended and restated certificate of incorporation and the New Jersey Shareholder Protection Act limit Sun Bancorp's ability to enter into business combination transactions with any interested shareholder for five years following the interested shareholder's stock acquisition date, unless the board of directors approves the business combination prior to the interested shareholder's stock acquisition date.

     An interested shareholder includes:

     o a beneficial owner, directly or indirectly, of 10% or more of Sun Bancorp's outstanding voting stock;
     o an affiliate or associate of Sun Bancorp who, at any time within the five years prior to the date in question was a beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock; or
     o an assignee of, or a person who has succeeded to, any shares of voting stock which within the two years prior to the date in question were beneficially owned by any interested shareholder, if the assignment or succession occurred in a transaction not involving a public offering.

     In addition, Sun Bancorp may not enter into a business combination with an interested shareholder at any time, unless one of the following three conditions is met:

     o the board of directors approves the business combination prior to the interested shareholder's stock acquisition date and the shareholders thereafter approve the transaction in accordance with applicable law;
     o the business combination is approved by the affirmative vote of the holders of at least 80% of the outstanding voting stock; or
     o the common shareholders and any preferred shareholders receive a fair price in cash as determined by the amended and restated certificate of incorporation and, prior to the business combination completion date, the interested shareholder has not become a beneficial owner of any additional shares of stock of the corporation except through the limited circumstances provided in the amended and restated certificate of incorporation.

     These provisions of Sun Bancorp's amended and restated certificate of incorporation and the New Jersey Shareholder Protection Act and the significant voting control held by Sun Bancorp's officers and directors could discourage potential takeover attempts.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICE

     Sun Bancorp common stock is quoted on Nasdaq under the symbol "SNBC." Community Bancorp common stock is traded on Nasdaq SmallCap Market under the symbol "CBNJ." The following table sets forth, for the periods indicated, the high and low sales prices per share of Sun Bancorp common stock and Community Bancorp common stock each as reported by Nasdaq. All prices for Sun Bancorp and Community Bancorp are adjusted to reflect stock dividends.


                                                          Sun Bancorp                  Community Bancorp
                                                            Price(1)                        Price(1)
                                                     ----------------------           --------------------
                                                       High         Low                 High          Low
                                                       ----         ---                 ----          ----
     2001:
         First Quarter......................         $   7.97     $   6.17            $  9.14      $  8.21
         Second Quarter.....................             9.07         6.45              10.00         8.78
         Third Quarter......................            12.09         8.85              10.58         8.77
         Fourth Quarter.....................             9.85         8.16              10.34         8.65

     2002:
         First Quarter......................         $  11.74     $   8.94            $ 15.11      $  9.77
         Second Quarter ....................            13.33        11.40              15.88        11.90
         Third Quarter......................            12.70         9.08              13.91        10.67
         Fourth Quarter.....................            13.15        11.55              17.37        13.59

     2003:
         First Quarter......................         $  13.88     $  12.25            $ 20.58      $ 16.50
         Second Quarter.....................            18.97        12.61              22.00        18.73
         Third Quarter......................            22.07        18.26              21.86        19.29
         Fourth Quarter.....................            25.91        20.53              23.78        20.85

     2004:
         First Quarter......................         $  26.00     $  23.81            $ 23.48      $ 19.56
         Second Quarter(2)..................            24.00        21.02              21.75        18.39

------------
(1) The information listed above was obtained from the National Association of Securities Dealers, Inc., and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.
(2) Through April 27, 2004, the most recent date practicable preceding the date of this document.

     On April 27, 2004, the most recent date practicable preceding the date of this document, the last reported sale price of Sun Bancorp common stock as reported by Nasdaq was $21.02, and the last reported sale price for Community Bancorp common stock reported by Nasdaq was $18.50. On February 13, 2004 (the trading day immediately before the first public announcement of the merger), the last sale prices of Sun Bancorp common stock and Community Bancorp common stock, as obtained from Nasdaq, were $25.65 and $20.45, respectively.

DIVIDENDS

     Sun Bancorp. Historically, Sun Bancorp has not paid cash dividends on its common stock. Currently, Sun Bancorp board of directors does not intend to pay cash dividends, but it may consider such a policy in the future. No decision, however, has been made as to the amount or timing if cash dividends were to be paid. Sun Bancorp paid 5% stock dividends on October 30, 1996, June 25, 1997, May 26, 1998, June 21, 1999, June 21, 2000, June 13, 2001, May 23, 2002, April
21, 2003, and April 20, 2004. Sun Bancorp declared three for two common stock splits effected by means of 50% stock dividends paid in September 1997 and March 1998. Future declarations of dividends by the Sun Bancorp board of directors will depend upon a number of factors, including the following:

     o    Sun Bancorp's consolidated financial condition;
     o    Sun Bancorp's consolidated results of operations;
     o    investment opportunities available to Sun Bancorp;
     o    capital requirements;
     o    regulatory limitations;
     o    tax considerations; and
     o    general economic conditions.

     Sun Bancorp makes no assurances, however, that any dividends will be paid or, if payment is made, that dividends will continue to be paid.

     Sun Bancorp's ability to pay dividends is dependent upon the ability of Sun National Bank to pay dividends to us. Because Sun National Bank is a depository institution insured by the Federal Deposit Insurance Corporation ("FDIC"), it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. In addition, regulations of the OCC impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the bank. Under Federal Reserve policy, Sun Bancorp is required to maintain adequate regulatory capital and is expected to act as a source of financial strength to Sun National Bank and to commit resources to support Sun National Bank in circumstances where Sun Bancorp might not do so absent such a policy. This policy could have the effect of reducing the amount of dividends Sun Bancorp is allowed to declare.

     Sun Bancorp's ability to pay dividends is subject to its continued payment of interest that Sun Bancorp owes on its junior subordinated debentures. As of December 31, 2003, Sun Bancorp has $72.2 million of junior subordinated debentures outstanding. Sun Bancorp has the right to defer payment of interest on the junior subordinated debentures for a period not exceeding 20 consecutive quarters. If Sun Bancorp defers interest payments on the junior subordinated debentures, it will be prohibited, subject to certain exceptions, from paying cash dividends on the Sun Bancorp common stock until it pays all deferred interest and resumes interest payments on the junior subordinated debentures.

     At December 31, 2003, under applicable regulations, the amount available to be paid as dividends from Sun National Bank to Sun Bancorp without prior regulatory approval was $17.6 million.

     Community Bancorp. Community Bancorp also has not paid cash dividends to date.

     Dividends paid by Community Bancorp on Community Bancorp common stock are at the discretion of Community Bancorp's board of directors and are dependent upon the restrictions on the payment of dividends by corporations chartered in New Jersey, certain legal restrictions on the payment of dividends as described below, Community Bancorp's earnings and financial condition and other relevant factors. Until the merger is completed, Community Bancorp is prohibited from declaring dividends on its common stock without first obtaining Sun Bancorp's consent except that Community Bancorp may declare and pay a special cash dividend of $0.75 per share immediately prior to completion of the merger.

         There are certain limitations on the payment of dividends to Community Bancorp by its bank subsidiary. Under New Jersey law, Community Bank is only allowed to pay cash dividends out of retained earnings, if any, or capital surplus, provided that Community Bank's resulting capital surplus may not be less than 50% of its capital. Under this restriction, at December 31, 2003, approximately $9.8 million was available without additional regulatory approval.

             COMPARISON OF RIGHTS OF SHAREHOLDERS OF SUN BANCORP AND
                        SHAREHOLDERS OF COMMUNITY BANCORP

     The rights of Sun Bancorp shareholders are governed by New Jersey law and Sun Bancorp's amended and restated certificate of incorporation and bylaws. The rights of Community Bancorp shareholders are governed by New Jersey law and its certificate of incorporation and by-laws. There are differences between the respective chartering documents of Sun Bancorp and Community Bancorp that will affect the relative rights of Sun Bancorp shareholders and Community Bancorp shareholders.

     The following discussion describes and summarizes the material differences between the rights of Sun Bancorp shareholders and Community Bancorp shareholders. With respect to each issue described below, the information set forth in the left column describes the rights Community Bancorp shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by Sun Bancorp's shareholders. If the merger is completed, any Community Bancorp shareholder who becomes a shareholder of Sun Bancorp will be entitled and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you will need to review the amended and restated certificate of incorporation and bylaws of Sun Bancorp, the certificate of incorporation and by-laws of Community Bancorp and the New Jersey statutes. Copies of the respective chartering documents of both Sun Bancorp and Community Bancorp may be obtained from the corporate secretary of each company. See "References to Additional Information" for details of who to contact to obtain copies of these documents.

    COMMUNITY BANCORP                                                             SUN BANCORP

                                                  VOTING RIGHTS

Holders of shares of Community  Bancorp  common  stock               Holders of shares of Sun  Bancorp  common  stock  are
are  entitled  to one vote for each  share of common                 entitled to one vote for each share of common stock
stock held.                                                          held.

                                                RIGHTS ON LIQUIDATION

In the event of liquidation,  Community Bancorp                      In the event of liquidation, Sun Bancorp
shareholders  are  entitled to receive  pro-rata any                 shareholders  are entitled to receive  pro-rata  any
assets  distributable  to  Community  Bancorp                        assets  distributable to Sun Bancorp  shareholders
shareholders with respect to the shares of Community                 with respect to the shares of Sun Bancorp common
Bancorp common stock held by them, after payment of                  stock held by them, after payment of indebtedness.
indebtedness.

                                                RIGHTS OF PREEMPTION

Holders of shares of Community  Bancorp  common  stock               Holders of shares of Sun Bancorp common stock do
do not have any preemptive rights to subscribe to or                 not have any  preemptive  rights to  subscribe  to or
acquire  additional  shares of Community  Bancorp common             acquire  additional shares of Sun Bancorp common stock
stock that may be issued.                                            that may be issued.

                            RIGHTS TO CALL A SPECIAL MEETING OF THE SHAREHOLDERS

Holders of shares of Community  Bancorp  common  stock               Holders of shares of Sun Bancorp common stock do
do not have any rights to call a special  meeting of                 not have any rights to call a special meeting of
Community Bancorp's shareholders or to require that                  Sun  Bancorp's  shareholders  or to require  that Sun
Community Bancorp's board of directors call a special                Bancorp's board of directors call a special meeting.
meeting.

                        SHAREHOLDERS' RIGHTS TO AMEND CORPORATE GOVERNING DOCUMENTS

Following approval of an amendment to the certificate                Holders of a majority of Sun Bancorp's capital
of incorporation by the Community Bancorp board of                   stock who are entitled to vote may by affirmative
directors, the holders of a majority of the                          vote amend Sun Bancorp's amended and restated
outstanding common stock entitled to vote may, by                    certificate of incorporation.  However, certain
affirmative vote, amend Community Bancorp's                          provisions of Sun Bancorp's restated certificate of
certificate of incorporation.  Certain provisions of                 incorporation concerning limitation of director
the certificate of incorporation may be amended only                 liability; preemptive rights; repurchase of shares;
by the affirmative vote of the holders of 80% of the                 special meetings of shareholders; cumulative
Community Bancorp outstanding common stock.                          voting; advance notice for nominations and new
                                                                     business; business combinations; abusive takeovers;


The  Community  Bancorp  board of  directors  may amend              bylaws  amendments  and supermajority vote
the  bylaws of  Community  Bancorp  by  affirmative  vote            requirements to amend certain certificate of
of a majority of the board. Holders of at least a                    incorporation  provisions  may only be amended by the
majority of the outstanding Community Bancorp common                 affirmative vote of holders of at least 80% of the
stock may also  amend the  bylaws of  Community  Bancorp             issued  and outstanding shares of Sun Bancorp
by affirmative vote.                                                 capital stock.

                                                                     Holders  of  80%  of the outstanding shares of
                                                                     Sun Bancorp capital stock who are entitled to vote may

                                       55

                                                                     by affirmative vote amend the bylaws of Sun
                                                                     Bancorp.

                           ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

The board of directors of Community Bancorp is                       The board of directors of Sun Bancorp is not
classified into three (3) classes of directors.  Each                classified; all directors stand for election
director serves for a three (3) year term.  At each                  annually.  Holders of shares of Sun Bancorp common
annual shareholder meeting, approximately one-third                  stock do not have the right to cumulate their votes
1/3 of the board of directors is elected.                            in the election of directors.
Accordingly, control of the board of directors of
Community Bancorp cannot be changed in one year; at
least two annual meetings must be held before a
majority of the board of directors may be changed.
Holders of shares of  Community  Bancorp  common
stock do not have the right to cumulate their
votes in the election of directors.

                                  NOMINATION OF DIRECTORS BY SHAREHOLDERS

In addition to the right of the board of directors to                In addition to the right of the board of directors
make nominations for the election of directors, any                  to make nominations for the election of directors,
shareholder may nominate a person to stand for                       any voting shareholder may nominate a person to
election at an annual meeting of the shareholders of                 stand for election at an annual meeting of the
Community Bancorp, provided the shareholder complies                 shareholders of Sun Bancorp, provided the
with special advance notice requirements.  Any such                  shareholder complies with special advance notice
proposed nomination must be submitted to Community                   requirements.  Notice of nominations must be given
Bancorp at least 75 days prior to the anticipated                    90 days prior to the first anniversary of the prior
mailing date of the proxy statement.                                 year's annual meeting.

                                        RIGHTS TO REMOVE A DIRECTOR

Subject to the rights of any preferred  shareholders,                A director may be removed with or without cause by
a director  may be removed only "for cause" by the                   the affirmative vote of Sun Bancorp shareholders
affirmative vote of the holders of a  majority  of the               who hold at least a majority of the voting power of
outstanding  Community  Bancorp common stock  entitled               Sun Bancorp's  issued and outstanding capital stock
to vote and only at a meeting of shareholders for                    that is entitled to vote for the election of directors.
which the notice  states that one of the purposes of                 Any vacancies on Sun Bancorp's board of directors
the meeting is the removal of the                                    created by the death, resignation, retirement,
director or directors.  Additionally, a director may                 disqualification or removal from office or the
be removed only after he has been served with notice                 creation of a new directorship, may be elected only
of the specific charges against him and provided full                by a majority vote of the directors.  The new
opportunity to refute the charges.                                   director will serve for the remainder of the
Any vacancy on Community Bancorp's board of directors                unexpired term of the class of director to which
may be filled by a person who is approved by a                       the director has been appointed.
majority of the directors then in office, whether or
not a quorum is present. The new director will serve
for the remainder of the unexpired term of the new
director's predecessor in office.

                                      SHAREHOLDERS' RIGHTS TO REPORTS

The Community Bancorp common stock is registered                     Shares of Sun Bancorp common stock are registered
under the Securities Exchange Act of 1934.                           under the Securities Exchange Act of 1934.
Accordingly, Community Bancorp is required to provide                Accordingly, Sun Bancorp is required to provide
annual reports containing audited financial                          annual reports containing audited consolidated
statements to its shareholders.  Community Bancorp                   financial statements to shareholders.  Sun Bancorp


                                       56

also provides reports to its shareholders on an                      also files reports on a quarterly basis that
interim basis that contain unaudited financial                       contain unaudited financial information and makes
information.                                                         copies of such reports available to its website.


                                 EFFECT OF THE ISSUANCE OF PREFERRED STOCK

Community  Bancorp's  board of directors is authorized               Sun  Bancorp's  board of directors is  authorized to
to issue up to 1,000,000  shares of preferred  stock                 issue up to 1,000,000  shares of preferred stock and
and can determine the class and rights to be attached                can  determine  the class and rights to be attached
to any share of preferred stock.                                     to any share of preferred stock.

No series or  classes  of  preferred  stock  have been               No series or  classes  of preferred  stock have been
created and no shares of  preferred  stock have been                 created and no shares of preferred stock have been issued yet.
issued yet.

                           SUPERVISION AND REGULATION

GENERAL

         Bank holding companies and banks are extensively regulated under both federal and state law. The description of statutory provisions and regulations applicable to banking institutions and their holding companies set forth below does not purport to be a complete description of such statutes and regulations. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

         Sun Bancorp and Community Bancorp are legal entities separate and distinct from their banking subsidiaries. Accordingly, the right of Sun Bancorp and Community Bancorp, and consequently the right of their respective creditors and shareholders, to participate in any distribution of the respective assets or earnings of their banking subsidiaries is necessarily subject to the prior claims of creditors of their banking subsidiaries. There are legal limitations on the extent to which a subsidiary bank can finance or otherwise supply funds to its parent holding company.

SUN BANCORP AND COMMUNITY BANCORP

         General. As registered bank holding companies, Sun Bancorp and Community Bancorp are regulated under the Bank Holding Company Act of 1956, as amended ("BHCA") and are subject to supervision and regular inspection by the Federal Reserve.

         Sarbanes Oxley Act of 2002. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act"). The Securities and Exchange Commission (the "SEC") has promulgated new regulations pursuant to the Act and may continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act. The passage of the Act by Congress and the implementation of new regulations by the SEC subject publicly-traded companies to additional and more cumbersome reporting regulations and disclosure. Compliance with the Act and corresponding regulations may increase Sun Bancorp's expenses.

         Financial Modernization. The Gramm-Leach-Bliley Act ("GLB") permits qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. GLB defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A qualifying national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank. GLB also prohibits new unitary thrift holding companies from engaging in nonfinancial activities or from affiliating with a nonfinancial entity. Neither Sun Bancorp nor Community Bancorp has elected to become a financial holding company.

         Capital Requirements. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies, such as Sun Bancorp and Community Bancorp. The required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance.

         In addition to the risk-based capital guidelines, the Federal Reserve established minimum leverage ratio (Tier 1 capital to average total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 1% to 2% above the 3% stated minimum. At December 31, 2003, Sun Bancorp and Community Bancorp were in compliance with these requirements. Sun National Bank and Community Bank of New Jersey are also subject to similar capital requirements adopted by the OCC and the FDIC and were in compliance with such requirements at December 31, 2003.

         The risk-based  capital standards are required to take adequate account
of  interest  rate  risk,   concentration  of  credit  risk  and  the  risks  of
non-traditional activities.

         State Regulation of Bank Holding Companies. Bank holding companies are exclusively state chartered corporations and as such are subject to state regulation. Under ss.375 of the New Jersey Banking Act of 1948, as amended, the Commissioner of Banking of New Jersey has the right to examine any company which controls a bank, the cost of which examination may be assessed against and paid by the company. Such examination may be conducted jointly, concurrently or in lieu of examinations made by a federal or other state bank regulatory agency. As bank holding companies located in New Jersey, Sun Bancorp or Community Bancorp may acquire a bank or bank holding company located in any state other than New Jersey, provided, however, that such acquisition is permitted by applicable law of the United States or any other state.

         Source of Strength Policy. Under Federal Reserve policy, a bank holding company is expected to serve as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with its "source of strength" policy for subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with the corporation's capital needs, asset quality and overall financial condition.

SUN NATIONAL BANK

         General. Sun National Bank is subject to supervision and examination by the OCC. In addition, Sun National Bank is insured by and subject to certain regulations of the FDIC. Sun National Bank is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types, amount and terms and conditions of loans that may be granted and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Sun National Bank.

         Dividend Restrictions. Dividends and management fees from Sun National Bank constitute the principal source of income to Sun Bancorp. Sun National Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to Sun Bancorp. Under such restrictions, the amount available for payment of dividends to Sun Bancorp by Sun National Bank totaled $17.6 million at December 31, 2003. In addition, the OCC has the authority to prohibit Sun National Bank from paying dividends, depending upon Sun National Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice. The ability of Sun National Bank to pay dividends in the future is presently, and could be further, influenced by bank regulatory and supervisory policies.

         Affiliate Transaction Restrictions. Sun National Bank is subject to federal laws that limit the transactions by a subsidiary bank to or on behalf of its parent company and to or on behalf of any nonbank subsidiaries. Such transactions by a subsidiary bank to its parent company or to any nonbank subsidiary are limited to 10% of a bank subsidiary's capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of such bank subsidiary's capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also prohibits banks from purchasing "low-quality" assets from affiliates.

         Acquisitions. Sun National Bank has the ability, subject to certain restrictions, including state opt-out provisions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located.

         FDIC Insurance Assessments. Substantially all of the deposits of Sun National Bank are insured by the BIF and the remaining deposits are insured by the SAIF, all of which are subject to FDIC insurance assessments. The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors.

         Enforcement Powers of Federal Banking Agencies. Federal banking agencies possess broad powers to take corrective and other supervisory action as deemed appropriate for an insured depository institution and its holding company. The extent of these powers depends on whether the institution in question is considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." At December 31, 2003, Sun National Bank exceeded the required ratios for classification as "well capitalized." The classification of depository institutions is primarily for the purpose of applying the federal banking agencies' prompt corrective action and other supervisory powers and is not intended to be, and should not be interpreted as, a representation of the overall financial condition or prospects of any financial institution.

         Under the OCC's prompt corrective action regulations, the OCC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a bank is considered "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 (core) capital to risk-weighted assets is at least 6%, its ratio of core capital to total assets is at least 5%, and it is not subject to any order or directive by the OCC to meet a specific capital level. A bank generally is
considered   "adequately   capitalized"   if  its  ratio  of  total  capital  to
risk-weighted assets is at least 8%, its ratio of Tier 1 (core) capital to risk-weighted assets is at least 4%, and its ratio of core capital to total assets is at least 4% (3% if the institution receives the highest CAMEL rating). A bank that has lower ratios of capital is categorized as "undercapitalized," "significantly under capitalized," or "critically undercapitalized." Numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion.

         The OCC's prompt corrective action powers can include, among other things, requiring an insured depository institution to adopt a capital restoration plan which cannot be approved unless guaranteed by the institution's parent company; placing limits on asset growth and restrictions on activities; including restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the payment of principal or interest on subordinated debt; prohibiting the bank from making capital distributions without prior regulatory approval and, ultimately, appointing a receiver for the institution. Among other things, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and only an "adequately capitalized" depository institution may accept brokered deposits with prior regulatory approval. The OCC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Capital Guidelines. Under the risk-based capital guidelines applicable to Sun Bancorp and Sun National Bank, the minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance sheet activities) is 8.00%. At least half of the total capital must be "Tier 1" or core capital, which primarily includes common shareholders' equity and qualifying preferred stock, less goodwill and other disallowed intangible assets. "Tier 2" or supplementary capital includes, among other items, certain cumulative and limited-life preferred stock, qualifying subordinated debt and the allowance for credit losses, subject to certain limitations, less required deductions as prescribed by regulation.

         In addition, the federal bank regulators established leverage ratio (Tier 1 capital to total adjusted average assets) guidelines providing for a minimum leverage ratio of 3% for bank holding companies and banks meeting certain specified criteria, including that such institutions have the highest regulatory examination rating and are not contemplating significant growth or expansion. Institutions not meeting these criteria are expected to maintain a ratio which exceeds the 3% minimum by at least 100 to 200 basis points. The federal bank regulatory agencies may, however, set higher capital requirements when particular circumstances warrant. Under the federal banking laws, failure to meet the minimum regulatory capital requirements could subject a bank to a variety of enforcement remedies available to federal bank regulatory agencies.
         At December 31, 2003, Sun National Bank's total and Tier 1 risk-based capital ratios and leverage ratios exceeded the minimum regulatory capital requirements.

         Changes in Regulations. Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. Sun Bancorp cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on it and its subsidiaries.

COMMUNITY BANK OF NEW JERSEY

            As a New Jersey-chartered commercial bank, Community Bank of New Jersey is subject to the regulation, supervision and control of the Department of Banking. As an FDIC-insured institution, Community Bank of New Jersey is subject to regulation, supervision and control of the FDIC, an agency of the federal government. The regulations of the FDIC and the Department of Banking impact virtually all activities of Community Bank of New Jersey, including the minimum level of capital it must maintain, its ability to pay dividends, or to expand through new branches or acquisitions and various other matters. The FDIC also imposes a risk-based and leverage capital requirement on Community Bank of New Jersey. These requirements are substantially similar to the capital requirements imposed by the Federal Reserve Board.

         Community Bank of New Jersey's deposits are insured up to a maximum of $100,000 per depositor under the Bank Insurance Fund ("BIF"). The FDIC has established a risk-based insurance premium assessment system under which the FDIC has developed a matrix that sets the assessment premium for a particular institution in accordance with its capital level and overall regulatory rating by the institutions' primary federal regulator. Under the matrix that is currently in effect, the assessment rate ranges from 0 to 27 basis points of assessed deposits. In addition to the deposit insurance premium assessment, under the Deposit Insurance Funds Act of 1996 (the Deposit Act), BIF insured institutions like Community Bank of New Jersey are required to contribute to the debt service and principal repayment on bonds issued by the Federal Finance Corporation (FICO) in the mid-1980s to fund a portion of the thrift bailout. This assessment is currently set at an annual rate of 1.54 basis points of assessed deposits at the end of each quarter.

                       BENEFICIAL OWNERSHIP OF SUN BANCORP
                       AND COMMUNITY BANCORP COMMON STOCK

         The following table sets forth, as of the record date for the respective meetings of shareholders, (i) the names and addresses of each beneficial owner of more than 5% of Sun Bancorp common stock or Community Bancorp common stock showing the amount and nature of such beneficial ownership,
(ii) the names of each director and executive officer of Sun Bancorp and Community Bancorp and the number of shares of Sun Bancorp common stock or Community Bancorp common stock owned beneficially by each of them, and (iii) the number of shares of Sun Bancorp and Community Bancorp common stock owned beneficially by all directors and executive officers as a group.

SUN BANCORP

                                                                                      PERCENT OF SHARES
                                                                                       OF SUN BANCORP
                                                         AMOUNT AND NATURE OF          COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP          OUTSTANDING
------------------------------------                     --------------------         -----------------
Bernard A. Brown
71 West Park Avenue
Vineland, New Jersey 08360                                     4,068,125 (1)               26.50%

Jeffrey L. Gendell
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830                                   1,233,106 (2)                8.82%

Thomas A. Bracken                                                186,160 (3)                1.32
Bernard A. Brown (4)                                           4,068,125 (5)               26.50
Ike Brown (4)                                                    322,731 (6)                2.31
Jeffrey S. Brown (4)                                             330,088 (6)                2.36
Sidney R. Brown (4)                                              686,263 (7)                4.82
Peter Galetto, Jr.                                               346,413 (8)                2.48
Linwood C. Gerber                                                 48,477 (6)                *
Douglas J. Heun                                                   34,247 (6)                *
Anne E. Koons (4)                                                366,759 (6)                2.62
Vito J. Marseglia                                                 49,764 (6)                *
Alfonse M. Mattia                                                106,943 (6)                *
Audrey S. Oswell                                                   1,551                    *
George A. Pruitt                                                   6,651 (6)                *
Anthony Russo, III                                                24,618 (6)                *
Edward H. Salmon                                                   9,898 (6)                *
John D. Wallace                                                    7,479 (6)                *
Dan A. Chila                                                      75,228 (9)                *
John P. Neary                                                     74,982 (10)               *
Bart A. Speziali                                                 112,655 (11)               *
A. Bruce Dansbury                                                 42,881 (12)               *

All directors and executive officers
    of Sun Bancorp as a group (21 persons)                     6,905,219 (13)              43.08%

                                       61

---------
*    Less than 1% .
(1) Includes shares of Sun Bancorp common stock held directly as well as by spouse or minor children, in trust and other indirect ownership, over which shares the individual effectively exercises sole voting and investment power, unless otherwise indicated. Includes 1,369,585 shares of Sun Bancorp common stock that can be acquired pursuant to options that are exercisable within 60 days of the record date.
(2) Number of shares is based on an amended Schedule 13F filed with the Securities and Exchange Commission on February 17, 2004.
(3) Includes 153,390 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(4) Ike Brown, Sidney R. Brown, Anne E. Koons and Jeffrey S. Brown are the children of Bernard A. Brown.
(5) Includes 1,369,585 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(6) Includes 3,473 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(7) Includes 262,307 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(8) Includes 9,262 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(9) Includes 58,770 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(10) Includes 46,309 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(11) Includes 72,238 shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(12) Includes 33,865shares of Sun Bancorp common stock that may be acquired pursuant to options that may be exercised within 60 days of the record date.
(13) Includes shares of Sun Bancorp common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Includes 2,047,079 options that may be exercised within 60 days of the record date to purchase shares of Sun Bancorp common stock.

COMMUNITY BANCORP
                                                              NUMBER OF SHARES OF
                                                              COMMUNITY BANCORP
                                                                 COMMON STOCK                   PERCENT OF
NAME                                                          BENEFICIALLY OWNED (1)               CLASS
                                                              ----------------------            ----------
Charles P. Kaempffer                                                 77,852  (2)                   2.30%

Morris Kaplan                                                       101,149  (3)                   2.99%

Eli Kramer                                                          130,847  (4)                   3.86%

William J. Mehr                                                      75,593  (5)                   2.23%

Robert D. O'Donnell                                                 171,524  (6)                   5.07%

Howard Schoor                                                       270,997  (7)                   8.00%

Arnold Silverman                                                    120,772  (8)                   3.57%

Lewis Wetstein, MD                                                  172,274  (9)                   5.09%

James Kinghorn                                                       23,639  (10)                  0.70%

All executive officers and
directors as a group
(9 persons)                                                       1,144,647  (11)                 33.81%

---------
*    Less than 1% of the Community Bancorp common stock outstanding.

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.
(2) Includes 3,754 shares held by a benefit plan of which Mr. Kaempffer is the beneficiary, 14,081 shares held by his spouse, and 40,115 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(3) Includes 5,307 shares held by a trust for which Mr. Kaplan is trustee, and 26,970 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(4) Includes 46,553 shares held by trusts of which Mr. Kramer is trustee for the benefit of his children, 26,272 shares held by a pension plan for the benefit of Mr. Kramer, 9,360 shares held jointly with Mr. Kramer's spouse, and 48,290 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(5) Includes 19,406 shares held in trusts of which Mr. Mehr is the trustee, 3,236 shares held in self-directed IRAs for Mr. Mehr, and 34,481 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(6) Includes 163,636 shares purchasable upon exercise of stock options which may be exercised within 60 days.
(7) Includes 5,069 shares owned by Mr. Schoor's spouse and 50,457 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(8) Includes 28,167 shares held in a self-directed IRA account for Mr. Silverman's benefit, 46,252 shares held in trusts for the benefit of Mr. Silverman's spouse and children, 2,816 shares held in an IRA for Mr. Silverman's spouse and 40,778 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(9) Includes 224 shares held jointly with Dr. Wetstein's son and 28,848 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(10) Includes 4,795 shares held in a self-directed IRA account for Mr. Kinghorn's benefit and 15,372 shares purchasable upon the exercise of stock options which may be exercised within 60 days.
(11) Includes 448,047 options that may be exercised within 60 days for the record date to purchase shares of Community Bancorp common stock.

        OTHER MATTERS TO BE CONSIDERED AT THE SUN BANCORP ANNUAL MEETING

         The shareholders meeting at which the merger will be considered will also be Sun Bancorp's annual meeting for 2004. Therefore, a number of proposals requiring shareholder action in the ordinary course of Sun Bancorp's business also are being presented for consideration and voting. This portion of the document discusses these other proposals. Officers, directors and employees of Sun Bancorp, Inc. and its subsidiaries have an interest in a matter being presented for shareholder approval. Upon shareholder approval of the 2004 Stock-Based Incentive Plan, officers, directors and employees of Sun Bancorp, Inc. and its subsidiaries may be granted stock options or stock awards under such plan. The approval of the 2004 Stock-Based Incentive Plan is being presented as Proposal IV.

                  SUN BANCORP PROPOSAL 2: ELECTION OF DIRECTORS

         Sun Bancorp's certificate of incorporation provides that at each annual meeting, shareholders shall elect directors to hold office until the next succeeding annual meeting. Two members of Sun Bancorp's current board, Mr. Linwood C. Gerber and Mr. Vito J. Marseglia, will retire from the board at the date of the 2004 annual meeting. The other fourteen current directors of Sun Bancorp have been nominated for election as directors, each to serve until the next annual meeting of shareholders or until his or her successor has been duly elected and qualified. Each nominee is currently a member of the Board of Directors.

         It is intended  that the proxies  solicited  by the Board will be voted
"FOR" the election of each of the named nominees. If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any of the nominees might be unavailable to serve.

         The following table sets forth information with respect to the nominees for election as directors and certain executive officers of Sun Bancorp, including their names, ages and the years they first became directors or executive officers of Sun Bancorp.

                                                                                        YEAR FIRST
                                                                                        ELECTED OR
           NAME              AGE(1)  POSITION                                          APPOINTED(2)
           ----              ------  --------                                          ------------
NOMINEES

Thomas A. Bracken              56    President, CEO and Director                           2001
Bernard A. Brown               79    Chairman of the Board                                 1985
Ike Brown                      49    Director                                              1998
Jeffrey S. Brown               44    Director                                              1999
Sidney R. Brown                46    Vice Chairman, Treasurer and Secretary                1990
Peter Galetto, Jr.             50    Director                                              1990
Douglas J. Heun                57    Director                                              1997
Anne E. Koons                  51    Director                                              1990
Alfonse M. Mattia              62    Director                                              2001
Audrey S. Oswell               47    Director                                              2003
George A. Pruitt               57    Director                                              2001
Anthony Russo, III             61    Director                                              1985
Edward H. Salmon               61    Director                                              1997
John D. Wallace                70    Director                                              2001

CERTAIN EXECUTIVE OFFICERS OF SUN BANCORP AND BANK

Dan A. Chila                   55    Executive Vice President  and CFO                     2000
John P. Neary                  62    Executive Vice President of Sun National Bank         2001
Bart A. Speziali               53    Executive Vice President of Sun National Bank         1992
A. Bruce Dansbury              50    Executive Vice President of Sun National Bank         2001

                                       64

----------
(1)      At December 31, 2003.
(2) For directors, refers to the year such individual became a director of Sun Bancorp or Sun National Bank. For officers, refers to the year such individual joined Sun Bancorp or Sun National Bank.

BIOGRAPHICAL INFORMATION

     The principal occupation of each current director and executive officer of Sun Bancorp and Sun National Bank is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

     Thomas A. Bracken joined Sun Bancorp as President and Chief Executive Officer in February 2001 and is also a director of Sun Bancorp . Mr. Bracken also serves as the President and Chief Executive Officer of Sun National Bank and is also a director of Sun National Bank. Prior to joining Sun Bancorp , Mr. Bracken was the Executive Director of the Public Sector Group of First Union National Bank. He has over 30 years of banking experience in New Jersey and extensive involvement in civic and non-profit organizations. Mr. Bracken began his banking career in 1969 at New Jersey National Bank. In 1993, he became President and CEO of New Jersey National Bank. When New Jersey National Bank merged with CoreStates Bank, N.A., Mr. Bracken was named President of the New Jersey Market. In 1998, CoreStates merged with First Union National Bank and Mr. Bracken became Executive Vice President and head of Commercial and Government Banking for New Jersey, New York, and Connecticut until his appointment in May 2000 to head the Public Sector Group.

     Bernard A. Brown has been Chairman of the Board of Directors of Sun Bancorp since its inception in January 1985, as well as Chairman of the Board of Directors of Sun National Bank. Mr. Brown is also the Chairman of the Board of Directors and President of NFI Industries, Inc., a trucking conglomerate headquartered in Vineland, New Jersey. He also has several real estate companies with extensive holdings.

     Ike Brown has been a director of Sun Bancorp since March 1998. He is also a director of Sun National Bank. Mr. Brown is Vice Chairman and director of NFI Industries, Inc. and is one of the general partners of The Four B's, a partnership which has extensive real estate holdings in the Eastern United States and which primarily engages in investment in, and the consequent development of, commercial real estate, leasing and/or sale. Mr. Brown is currently an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.

     Jeffrey S. Brown has been a director of Sun Bancorp since April 1999. He is also a director of Sun National Bank. Mr. Brown is Vice Chairman of NFI, a comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development. He is also President & Chief Operating Officer of National Freight, one of the top transportation companies in the industry. Mr. Brown is one of the general partners of The Four B's, a partnership with extensive holdings primarily in the Eastern United States. He is also an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.

     Sidney R. Brown is Vice Chairman of the Board of Directors of Sun Bancorp and had served as a director, treasurer and secretary since 1990. He is also a director of Sun National Bank. Mr. Brown is the chief executive officer of NFI, Inc., its subsidiaries and affiliates. NFI has a national scope servicing its customers' transportation, leasing, distribution, warehousing, third party logistics and contract manufacturing needs. He is a general partner of various real estate companies having extensive holdings with emphasis on development and management of commercial and industrial real estate. Mr. Brown is also a director of J & J Snack Foods Corp.

     Peter Galetto, Jr. has been a director of Sun Bancorp since April 1990. He is also a director of Sun National Bank. Mr. Galetto also served as the Secretary of Sun Bancorp from April 1990 to March 1997. Mr. Galetto is the President of Stanker & Galetto, Inc., an industrial building contractor located in Vineland, New Jersey. He is the Secretary/Treasurer of Tri Mark Building Contractors, Inc. Mr. Galetto is also an officer and director of several other corporations and organizations.

     Linwood C. Gerber has been a director of Sun Bancorp since May 2002. He is also a director of Sun National Bank and was one of its founding directors in 1985. Mr. Gerber is President of L & L Redi-Mix, Inc., a concrete and construction supply business which he started in 1969. Mr. Gerber is also president of several other companies involved in real estate holdings, equipment rental and development. He is also the managing partner in Paxxon Healthcare Services.

     Douglas J. Heun has been a director of Sun Bancorp since May 2002. He is also a director of Sun National Bank. Mr. Heun is a certified public accountant and a founding partner of Tracey Heun Brennan & Co., an accounting and consulting firm in Southern New Jersey. He is licensed by the AICPA as an accredited business valuator (ABV), and is a licensed Certified Financial Planner (CFP) and Personal Financial Specialist (PFS). In addition to his membership in the AICPA, he is also a member of the New Jersey Society of CPAs. He is President of the Challenged Children's Charities Corporation, Vice President of the Helen L. Diller Vacation Home for Blind Children, Member of the Board of Trustees for the Richard Stockton College of New Jersey Foundation, Committee Member of The Stainton Society, Member of the Board of Directors of Mar-Vel Underwater Equipment, Inc. and is the Treasurer of the Friends of Cape May Jazz, Inc.

     Anne E. Koons has been a director of Sun Bancorp since April 1990. She is also a director of Sun National Bank. Ms. Koons is a real estate agent with Prudential Fox & Roach. Ms. Koons is a member of the Cooper Hospital University Foundation Board. She is also an officer and director of several other companies.

     Vito J. Marseglia has been a director of Sun Bancorp since May 2002. He is also a director of Sun National Bank and was one of its founding directors in 1985. Mr. Marseglia is owner and president of Bristol Tank & Welding Co., Inc. since its inception in 1949.

     Alfonse M. Mattia has been a director of Sun Bancorp since May 2001. He is also a director of Sun National Bank. Mr. Mattia is a Certified Public Accountant and a founding partner of Amper, Politziner & Mattia, a regional accounting and consulting firm with offices in New Jersey and New York. He served as Co-Chairman of the Rutgers University Family Business Forum and has served as a member of "The Group of 100," a national group formed by the American Institute of Certified Public Accountants to protect the public interest and position the accounting profession for the future. Mr. Mattia is also a member of the AICPA, the New Jersey Society of CPAs and the Harvard Business School Club of New York.

     Audrey S. Oswell has been a director of Sun Bancorp since 2003. Ms. Oswell was appointed President and Chief Operating Officer at Resorts Atlantic City in February 2000. In October 2002, she was named Chief Executive Officer of Resorts Atlantic City. Prior to accepting this position, Ms. Oswell served as President and Chief Operating Officer of Caesars Atlantic City which also included responsibility for the Sheraton Atlantic City Convention Center Hotel and the management of Dover Downs Slots. She holds a Masters of Business Administration degree in Marketing from Drexel University and a Bachelor of Arts degree from Temple University. Ms. Oswell also serves on the Board of the Jewish Community Center of Atlantic County. She is a Trustee of the Atlantic County Special Services School District and previously served on the Business Advisory Council for the Federal Reserve Bank of Philadelphia.

     George A. Pruitt has been a director of Sun Bancorp since May 2002. He is also a director of Sun National Bank. Dr. Pruitt has been President of Thomas Edison State College since 1982. He is a member, and Past Board Chairman, of the Mercer County Chamber of Commerce, Trenton, NJ; and is a member of the National Advisory Committee on Institutional Quality and Integrity, United States Department of Education. He sits on the Boards of Directors of Rider University, Lawrenceville, NJ; Structured Employment Economic Development Corporation, New York, NY; and the Union Institute, Cincinnati, OH. He is a former director of the Trenton Savings Bank. He has served in an advisory capacity to three Secretaries of Education. He is the recipient of three honorary degrees in addition to numerous awards, honors, and commendations. In a study of presidential leadership funded by the Exxon Education Foundation, Dr. Pruitt was identified as one of the most effective college presidents in the United States.

     Anthony Russo, III has been a director of Sun Bancorp since May 2002. Mr. Russo is also a director of Sun National Bank and was one of its founding directors in 1985. He is a lifetime resident of Tabernacle, NJ, where he is President of Russo's Fruit & Vegetable Farm & Greenhouses, Inc., a 400 acre fruit and vegetable, greenhouse, wholesale and retail operation that has been in business for over 60 years. Mr. Russo is Vice President of the Tabernacle Co-Operative Growers Association, serves on the Board of Directors of the Trenton Farmers Market Growers Cooperative and is actively involved in New Jersey Farm Bureau and New Jersey Department of Agriculture activities.

         Edward H. Salmon has been a director of Sun Bancorp since May 2002. He is also a director of Sun National Bank. For 27 years, Dr. Salmon served as a teacher, coach and school administrator in the Millville Public School System. In addition, he has over 25 years of public service as the Mayor of Millville, Freeholder Director of Cumberland County, New Jersey State Legislator, and a member of the Governor's Cabinet serving as President of the New Jersey Board of Public Utilities. As a State Utilities Regulator, Dr. Salmon served as Vice President of the National Association of Regulatory Utility Commissioners, Trustee of the National Regulatory Research Institute, President of the Great Lakes Conference (16 States) and on the Board of Directors for the National Society of Rate of Return Analysts. Dr. Salmon formerly served as Vice Chairman of AUS, Inc. and President/CEO of AUS Consultants. Currently, Dr. Salmon is Chairman of Salmon Ventures Limited, a company providing national consulting to utilities, industry, business, education and government.

         John D. Wallace has been a director of Sun Bancorp since May 2001. He is also a director of Sun National Bank. Mr. Wallace retired in 1993 as the Chairman and CEO of CoreStates New Jersey National Bank. He is a member of the Board and Treasurer of The McCarter Theater, is a Trustee of the Medical Center at Princeton Foundation and serves on the Board of Princeton Day School, Trinity Counseling Service and the Princeton Area Community Foundation. He is also a Director Emeritus of the Greater Mercer County Chamber of Commerce.

         Dan A. Chila joined Sun Bancorp in April 2000 as the Executive Vice President and Chief Financial Officer. He is also an executive officer of Sun National Bank. He has over 27 years of banking experience and is a Certified Public Accountant. Prior to joining Sun Bancorp , Mr. Chila was Senior Vice President and Chief Financial Officer of Peoples Bancorp, Lawrenceville, New Jersey. Prior to that, Mr. Chila was a Senior Vice President in the Financial Division of CoreStates Financial Corporation where he held positions of CFO at several CoreStates banking subsidiaries and Business Divisions. Mr. Chila is a member of the American Institute of Certified Public Accountants, the New Jersey Society of Certified Public Accountants, and the Pennsylvania Institute of Certified Public Accountants. He is also a member of the President's Advisory Council of LaSalle University.

         A. Bruce Dansbury joined Sun National Bank in April 2001 and serves as Chief Credit Policy Officer and Executive Vice President of Business Banking. Mr. Dansbury has over 25 years of banking experience in New Jersey and prior to joining Sun National Bank held the title of Business Bank Executive for First Union National Bank. His professional affiliations and activities include: director and past president, Trenton Downtown Association; member of Rutgers University Executive Advisory Council; Rider University Business Advisory Board; director Mercer County Chamber of Commerce and member of the Langhorne Athletic Association.

         John P. Neary joined Sun National Bank in January 2001 and serves as Executive Vice President of Community Banking and his responsibilities include the branch network, bank operations, small business, consumer and mortgage lending as well as Corporate Communications & Marketing. Mr. Neary has over 30 years of financial services experience. Prior to joining Sun National Bank, Mr. Neary was a principal of the Trilenium Group, a consulting firm, from 1998 to January 2001. Prior to that he held executive positions with CoreStates Financial Corp., CoreStates New Jersey National Bank and Manufacturers Hanover Financial Services and First Pennsylvania Corp. Mr. Neary serves as chairman of the board of the Thomas Edison State College Foundation and is a member of the board of the Atlantic City Chamber of Commerce, American Music Theatre Festival and Historic Philadelphia.

         Bart A. Speziali has been with Sun National Bank since 1992 and serves as Senior Lending Officer and Executive Vice President of Commercial Banking. Mr. Speziali has over 25 years of banking experience in the New Jersey marketplace. He serves on the Board of Cumberland Cape Atlantic YMCA and is a past president. Mr. Speziali also serves on the Neighborhood Empowerment Council on Housing for the City of Vineland and is a trustee for the Southern New Jersey Development Council and is a member of their Economic Development Committee. He also serves as a member of the board of directors of United Way of Atlantic County and is a member of the Center City Vineland Redevelopment Plan Advisory Committee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Sun Bancorp is governed by a board of directors and various committees of the board which meet regularly throughout the year. During the fiscal year ended December 31, 2003, the Board of Directors held nine regular meetings and one special meeting, and committees of the Board held an aggregate of sixteen regular meetings and three special meetings. No director attended fewer than 75% of the meetings of the Board of Directors and committees on which such director served during the year ended December 31, 2003.

         The Compensation Committee currently consists of Directors Wallace (Chairman), Marseglia, Oswell, Pruitt and Salmon. The Compensation Committee met four times during the year ended December 31, 2003.

         The Audit Committee currently consists of Directors Mattia (Chairman), Galetto, Heun, Oswell and Wallace. Mr. Galetto has been determined not to be independent in accordance with the requirements of the Nasdaq Stock Market due to a business relationship between Sun National Bank and an entity of which he is an officer and part owner. The Board felt, nonetheless, that Director Galetto would be an effective member of the committee and that his appointment to the committee was in the best interests of Sun Bancorp and its shareholders.

         The Audit Committee is responsible for recommending the appointment of Sun Bancorp's independent auditors, subject to ratification by Sun Bancorp's shareholders, and for meeting with such auditors with respect to the scope and review of the annual audit. Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of Sun Bancorp with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of Sun Bancorp as may be directed by the Board of Directors. The Board of Directors has determined that Directors Mattia and Heun are Audit Committee Financial Experts within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee met nine times during the year ended December 31, 2003. The Board of Directors has reviewed, assessed the adequacy of and approved a formal written charter for the Audit Committee. The full text of the charter of the Audit Committee is attached as Exhibit F to this joint proxy statement/prospectus.

PRINCIPAL ACCOUNTING FIRM FEES

         Audit Fees. The following table summarizes the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to Sun Bancorp for professional services rendered for the fiscal years ended December 31, 2003 and 2002:

                                         2003            2002
                                    ------------      -----------
($ in thousands)
Audit Fee                           $     307         $     172
Audit-Related Fees                         66                39
Tax Fees                                   42                30
All Other Fees                              -                 -
                                    ---------         ---------
Total                               $     415         $     241
                                    =========         =========

     Fees for audit services billed consisted of:

     o    Audit of Sun Bancorp's annual financial statement;
     o    Review of Sun Bancorp's quarterly financial statements; and
     o    Comfort letters, consents and other services related to SEC matters.

     Fees for audit-related services billed consisted of:

     o    Due diligence associated with mergers/acquisitions;
     o    Financial accounting and reporting consultations;
     o    Sarbanes-Oxley Act, Section 404 advisory services; and
     o    Employee benefit plan audits.

     Fees for tax services billed consisted of tax compliance and tax planning and advice.

     o Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute amounts to be included in tax filings and consisted of federal, state and local income tax return assistance.
     o Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advise related to structuring certain proposed mergers, acquisitions and disposals.

     In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Sun Bancorp management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

     It is the Audit Committee's policy to pre-approve all audit and non-audit services prior to the engagement of Sun Bancorp's independent auditor to perform any service. The policy contains a de minimus provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

     o    The service is not an audit, review or other attest service:
     o The aggregate amount of all such services provided under this provision does not exceed the lesser of $25,000 or five percent of total fees paid to the independent auditor in a given fiscal year;
     o Such services were not identified at the time of the engagement to be non-audit services;
     o Such service is promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and
     o The service and fees are specifically disclosed in the proxy statement as meeting the de minimus requirement.

     During 2003, fees totaling $17,000 (or 4.2%) were approved under the de minimus provision.

REPORT OF THE AUDIT COMMITTEE

     For the fiscal year ended December 31, 2003, the Audit Committee (i) reviewed and discussed Sun Bancorp's audited consolidated financial statements with management, (ii) discussed with Sun Bancorp's independent auditors, Deloitte & Touche LLP, all matters required to be discussed under Statement on Auditing Standards No. 61 and Rule 2-07, and (iii) received from Deloitte & Touche LLP disclosures regarding Deloitte & Touche LLP's independence as required by Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that they approve the audited financial statements that are included in Sun Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     Audit Committee: Peter Galetto, Jr., Douglas J. Heun, Alfonse M. Mattia, Audrey S. Oswell and John D. Wallace

DIRECTOR NOMINATION PROCESS

     The Nominating and Corporate Governance Committee consists of Directors Salmon, Gerber, Mattia, Oswell and Pruitt. This Committee was formed in January 2004 and did not meet during the year ended December 31, 2003. As defined by Nasdaq, each member of the committee is an independent director. This Committee has adopted a written charter. The full text of the charter of the Nominating and Corporate Governance Committee is attached as Exhibit G to this joint proxy statement/prospectus.

     Sun Bancorp does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Committee's process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of Sun Bancorp and its wholly-owned subsidiary, Sun National Bank. Additionally, the Committee will consider persons recommended by shareholders of Sun Bancorp in selecting the Committee's nominees for election. There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by shareholders in selecting Board nominees.

     To be considered in the Committee's selection of Board nominees, recommendations from shareholders must be received by Sun Bancorp in writing by at least 120 days prior to the date the proxy statement for the previous year's annual meeting was first distributed to shareholders. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered. The Committee believes potential directors should be knowledgeable about the business activities and market areas in which Sun Bancorp and its subsidiaries engage and have excellent decision-making ability, business experience, personal integrity and reputation.

SHAREHOLDER COMMUNICATIONS

     The Sun Bancorp board of directors does not have a formal process for shareholders to send communications to the Board. In view of the infrequency of shareholder communications to the Sun Bancorp board of directors, the Board does not believe that a formal process is necessary. Written communications received by Sun Bancorp from shareholders are shared with the full board no later than the next regularly scheduled Board meeting. The Board encourages, but does not require, directors to attend the annual meeting of shareholders. All of the Board's members attended the 2003 annual meeting of shareholders.

DIRECTOR COMPENSATION

     Each member of the Board of Directors, except for the Chairman Bernard A. Brown and President and Chief Executive Officer Thomas A. Bracken, received a fee of $500 for each board meeting attended and $500 for each committee meeting attended for January and February 2003. Effective March 2003, the fees were raised to $750 for each board meeting attended and $750 for each committee meeting attended. For the year ended December 31, 2003, total directors fees for Sun Bancorp and Sun National Bank were $166,000, all of which was paid in shares of Sun Bancorp, Inc. common stock.

     Additionally, effective beginning with 2003, the Audit Committee chairman receives an annual retainer of $12,500, other committee chairmen receive an annual retainer of $10,000 and each other director receives an annual retainer of $8,500. The retainers commenced in July 2003 and were prorated for the year. In 2003, approximately 85% of the retainer was paid in shares of Sun Bancorp, Inc. common stock and approximately 15% in cash. Chairman Bernard A. Brown, President and Chief Executive Officer Thomas A. Bracken and Vice Chairman and Secretary Sidney R. Brown do not receive retainers. Also, effective July 2003, Mr. Sidney R. Brown ceased receiving fees for board meetings and committee meetings.

         During 2003, the Board of Directors also approved a special payment of $25,000 to Director Galetto in recognition of his service as Audit Committee Chairman during 2001 and 2002 and related activities.

EXECUTIVE OFFICER COMPENSATION

     Summary Compensation Table. The following table sets forth compensation awarded to the Chief Executive Officer and certain other executive officers of Sun Bancorp for the year ended December 31, 2003.

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                    ANNUAL COMPENSATION         ------------
                                                    -------------------          SECURITIES            ALL
                   NAME AND                                                      UNDERLYING           OTHER
              PRINCIPAL POSITION              YEAR      SALARY      BONUS       OPTIONS(#)(1)    COMPENSATION(2)
              ------------------              ----      ------      -----       -------------    ---------------
   Thomas A. Bracken(3)                       2003       $486,538   $ 180,000             -          $27,793
   President and Chief Executive Officer      2002        429,808     150,000       231,525           25,925
                                              2001        309,000           -        60,776                -

   Bernard A. Brown                           2003        371,327     117,000             -                -
   Chairman                                   2002        293,500           -      202,585                 -
                                              2001        293,000           -             -                -

   Dan A. Chila                               2003        221,500      60,000             -            6,000
   Executive Vice President and CFO           2002        208,740      50,000       115,762            6,000
                                              2001        190,000      10,000             -                -

   John P. Neary(4)                           2003        221,500      60,000             -            6,000
   Executive Vice President of Sun            2002        208,769      50,000       115,762            6,000
   National Bank                              2001        180,000           -         6,078                -

   Bart A. Speziali                           2003        219,135      55,000             -            6,000
   Executive Vice President of Sun            2002        207,308      47,000       115,762            6,000
   National Bank                              2001        190,000      15,000             -            5,250

   A. Bruce Dansbury(5)                       2003        210,962      55,000             -           10,200
   Executive Vice President of Sun            2002        197,308      33,500        69,458           10,261
   National Bank                              2001        109,615           -         6,078            4,398

--------------
(1)  Prior awards adjusted for stock dividends.

(2) For 2003, for Mr. Bracken, consists of club membership payments of $13,990 insurance premium payments of $7,803 and contributions under the 401(k) plan of $6,000. For 2003, for Mr. Dansbury, consists of club membership payments of $4,200 and contributions under the 401(k) plan of $6,000. For Messrs. Chila, Neary and Speziali, consists of contributions under the 401(k) plan.
(3)  Mr. Bracken joined Sun Bancorp in February 2001.
(4)  Mr. Neary joined Sun National Bank in January 2001.
(5)  Mr. Dansbury joined Sun National Bank in April 2001.

     Stock Option Plan. Sun Bancorp has adopted the 1995 Stock Option Plan, the 1997 Stock Option Plan and the 2002 Stock Option Plan (the "Option Plans"). Officers, directors and employees are eligible to receive, at no cost to them, options under the Option Plans. Options granted under the Option Plans may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to Sun Bancorp ) or non-incentive stock options. The option price may not be less than 100% of the fair market value of the shares on the date of the grant. Option shares may be paid for in cash, shares of Sun Bancorp common stock, or a combination of both. Options are exercisable for a period of ten years from the date of grant.

     There were no options granted to the named executive officers during the fiscal year ended December 31, 2003. The following table sets forth information concerning options held by the named executive officers as of December 31, 2003.


                 AGGREGATED OPTION EXERCISES IN 2003 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                               VALUE OF
                             SHARES                         NUMBER OF OPTIONS            IN-THE-MONEY OPTIONS
                          ACQUIRED ON       VALUE        AT FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
          NAME            EXERCISE (#)  REALIZED ($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE (1)
          ----            ------------  ------------    -------------------------    -----------------------------

Thomas A. Bracken                   -            -                153,390 / 138,911           2,513,971 / 2,093,339

Bernard A. Brown               11,338       27,967              1,369,585 / 121,551          21,938,738 / 1,831,774

Dan A. Chila                        -            -                  58,770 / 69,452             941,713 / 1,046,642

John P. Neary                   6,078       89,035                  46,309 / 69,454             697,877 / 1,046,672

Bart A. Speziali                    -            -                  72,238 / 69,454           1,174,336 / 1,046,672

A. Bruce Dansbury                   -            -                  33,865 / 41,671               531,801 / 627,982

-------------
(1) Based upon the difference between the option exercise price and the last sales price of the Common Stock of $26.66 per share as of December 31, 2003.

         Set forth below is information as of December 31, 2003 with respect to compensation plans under which equity securities of Sun Bancorp, Inc. are authorized for issuance.

                                        EQUITY COMPENSATION PLAN INFORMATION

                                                   (a)                  (b)                        (c)
                                                NUMBER OF                                  NUMBER OF SECURITIES
                                             SECURITIES TO BE      WEIGHTED-AVERAGE         REMAINING AVAILABLE
                                           ISSUED UPON EXERCISE   EXERCISE PRICE OF      FOR FUTURE ISSUANCE UNDER
                                             OF OUTSTANDING          OUTSTANDING         EQUITY COMPENSATION PLANS
                                            OPTIONS, WARRANTS     OPTIONS, WARRANTS        (EXCLUDING SECURITIES
                                                AND RIGHTS           AND RIGHTS         REFLECTED IN COLUMN (A))
                                           ---------------------  -----------------     --------------------------
Equity compensation plans
  Approved by shareholders(1)                 2,849,715                 $9.72                     33,608

Equity compensation plans
  not approved by shareholders(2)                     0                     0                          0
                                              ---------                 -----                     ------
     TOTAL                                    2,849,715                 $9.72                     33,608
                                              =========                 =====                     =======

------------
(1) Plans approved by shareholders include the 1995 Stock Option Plan, the 1997 Stock Option Plan and the 2002 Stock Option Plan.
(2)  Not Applicable.

     Change in Control Severance Agreements. Sun Bancorp and Sun National Bank have entered into change in control severance agreements with each of the executive officers named above in the compensation table (the "other named executive officers"). The agreements with Bernard Brown, Chairman of the Board of Directors, are for three-year terms. If Mr. Bernard Brown is terminated without just cause within two years following a "change in control" of Sun Bancorp or Sun National Bank, as defined in the agreements, he will be entitled to receive a payment equal to three times his aggregate taxable compensation for the most recently completed calendar year. If such payment were to be made under the agreements as of December 31, 2003, such payment would equal approximately $1.5 million for him. The agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion.

     Sun Bancorp and Sun National Bank have also entered into change in control agreements with Thomas Bracken, the President and Chief Executive Officer of Sun Bancorp and Sun National Bank. The agreements with Mr. Bracken provide for a payment equal to three times his aggregate taxable compensation for the most recently completed calendar year if he is terminated without just cause within eighteen months following a change in control. If such payment were to be made under the agreements as of December 31, 2003, such payment would equal approximately $1.6 million. Mr. Bracken's agreements have a term of twenty-four months and may be renewed annually by the Board of Directors.

     Sun Bancorp and Sun National Bank have also entered into change in control agreements with the five other named executive officers. The change in control severance agreements with the other named executive officers are for twenty-four month terms. If the officer is terminated without just cause within eighteen months following a change in control, the officer would be entitled to a payment equal to three times the officer's aggregate taxable compensation for the most recently completed calendar year. If payments were to be made under the agreements with these five individuals as of December 31, 2003, the aggregate amount of such payments would equal approximately $3.5 million. No payments are due under the agreements if the officer is terminated for cause following a change in control of Sun Bancorp or Sun National Bank.

     Each agreement provides that such payments to be made will not exceed the amounts that are deductible by Sun Bancorp or Sun National Bank for federal tax purposes under Section 280G of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under the supervision of the board of directors, Sun Bancorp has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of Sun Bancorp , and thus shareholder value, by aligning closely the financial interests of Sun Bancorp's employees, including its Chief Executive Officer ("CEO"), Chairman and other senior management, with the interests of its shareholders. With regard to compensation actions affecting the CEO or executive officers, all of the non-employee members of the board of directors acted as the approving body.

     The executive compensation program of Sun Bancorp is designed to:

     o Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

     o Motivate employees to assume increased responsibility and reward them for their achievement;

     o Provide compensation opportunities that are comparable to those offered by other leading companies, allowing Sun Bancorp to compete for and retain top quality, dedicated executives who are critical to Sun Bancorp's long-term success; and

     o Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Sun Bancorp common stock.

     At present,  the  executive  compensation  program is  comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, and miscellaneous benefits typically offered to executives in comparable corporations. The Compensation Committee considers the total compensation (earned or potentially available) in establishing each element of compensation so that total compensation paid is competitive with the market place. The Compensation Committee is advised periodically by independent compensation consultants concerning salary competitiveness and periodically receives an independent survey of salary competitiveness of other financial institutions..

     As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on company performance incentives rather than on salary. Reliance on company performance causes greater variability in the individual's total compensation from year to year. By varying annual and long-term compensation and basing both on corporate performance, Sun Bancorp believes executive officers are encouraged to continue focusing on building profitability and shareholder value. The mix of annual and long-term compensation was set subjectively. In determining the mix, the Compensation Committee balanced rewards for past corporate performance with incentives for future corporate performance improvement.

     Base Salary. Annual base salaries for all executive officers are generally set at competitive levels. Effective March 31, 2003, the Board of Directors, acting on the recommendation of the Compensation Committee, increased the base salary paid to executive officers. The increase reflected consideration of competitive data provided by an independent consulting firm, and the Compensation Committee's and the board's assessment of the executive officer's performance.

     Long-Term Incentive Compensation. Sun Bancorp relies to a large degree on annual and longer term incentive compensation to attract and retain corporate officers and other employees and to motivate them to perform to the full extent of their abilities. The long-term incentive compensation includes stock option awards. The Compensation Committee believes that issuing stock options and other stock-based incentives to executives benefits Sun Bancorp's shareholders by encouraging and enabling executives to own stock of Sun Bancorp , thus aligning executive pay with shareholder interests.

     2003 Compensation for the CEO. Mr. Bracken has served as President and Chief Executive Officer since February 2001. His salary for 2003 of $486,538 reflected the board's assessment of compensation levels for the industry.

     Compensation Committee: John D. Wallace (Chairman), Vito J. Marseglia, Audrey S. Oswell, George A. Pruitt and Edward H. Salmon

STOCK PERFORMANCE GRAPH

         Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Sun Bancorp common stock with (a) the cumulative total shareholder return on stocks included in the Nasdaq Stock Market index and
(b) the cumulative total shareholder return on stocks included in the Nasdaq Bank Index, as prepared for Nasdaq by the Center for Research in Security Prices ("CRSP") at the University of Chicago. All three investment comparisons assume the investment of $100 as of December 31, 1998. The cumulative total returns for the Nasdaq Stock Market index and the Nasdaq Bank Index are computed assuming the reinvestment of dividends.

                               [GRAPHIC OMITTED]

       ======================================================================================================
                                     12/31/98    12/31/99    12/31/00    12/29/01    12/31/02     12/31/03
       ------------------------------------------------------------------------------------------------------
       CRSP Nasdaq U.S. Index          $100        $185        $112        $89          $61         $92
       ------------------------------------------------------------------------------------------------------
       CRSP Nasdaq Bank Index           100          96         110         119          122         157
       ------------------------------------------------------------------------------------------------------
       Sun Bancorp, Inc.                100          56          43          64          87          184
       ======================================================================================================

(1) The cumulative total return for Sun Bancorp reflects 5% stock dividends paid in June 1999, June 2000, June 2001, May 2002 and April 2003 and a 50% stock dividend paid in March 1998 and has been calculated based on the historical closing prices of $18.50 on December 31, 1998, $9.94 on December 31, 1999, $7.125 on December 31, 2000, $10.26 on December 31, 2001, $13.30
     on December 31, 2002 and $26.66 on December 31, 2003.

     There can be no assurance that Sun Bancorp's future stock performance will be the same or similar to the historical stock performance shown in the graph above. Sun Bancorp neither makes nor endorses any predictions as to stock performance.

     The information set forth above under the subheadings "Compensation Committee Report on Executive Compensation" and "Stock Performance Graph" (i) shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Exchange Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Sun Bancorp under such Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

         Bernard A. Brown, the Chairman of the Board of Directors of Sun Bancorp and Sun National Bank, is an owner of Vineland Construction Company and 226 Landis Avenue Associates, LLC and a 25% owner of Garden State Pavilions, L.L.C. (the "Related Companies"). Sun Bancorp and Sun National Bank lease office space from Vineland Construction Company and 226 Landis Avenue Associates, LLC. Sun National Bank is also a sub-tenant of space owned by Racetrack Supermarket, L.L.C. Sun Bancorp believes that the transactions with the Related Companies are on terms substantially the same, or at least as favorable to Sun Bancorp and Sun National Bank, as those that would be provided by a non-affiliate. Sun Bancorp paid approximately $1.5 million to the Related Companies during the fiscal year ended December 31, 2003.

         Anne E. Koons, a director of Sun Bancorp and Sun National Bank, is the sole owner of ABK Realty, to which Sun National Bank paid approximately $161,000 in annual rental and rental expenses under a lease obligation to ABK Realty during the fiscal year ended December 31, 2003.

         Peter Galetto, Jr., a director of Sun Bancorp and Sun National Bank, is an officer and part owner of Tri Mark Building Contractors, Inc., to which Sun National Bank paid approximately $211,000 during the fiscal year ended December 31, 2003 for construction services.

         Linwood C. Gerber, Vito J. Marseglia and Anthony Russo, III, all directors of Sun Bancorp and Sun National Bank, are general partners of MedSun Bank Properties, to which Sun National Bank paid approximately $122,000 during the year ended December 31, 2003 in annual rent under a lease obligation.

         Sun Bancorp believes that the transactions described above are on terms substantially the same, or at least as favorable to Sun Bancorp and Sun National Bank, as those that would be provided by a non-affiliate.

         Sun National Bank has a policy of offering various types of loans to officers, directors and employees of Sun National Bank and of Sun Bancorp . These loans have been made in the ordinary course of business and on substantially the same terms and conditions (including interest rates and collateral requirements) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by Sun National Bank with its other unaffiliated customers and do not involve more than the normal risk of collectibility, nor present other unfavorable features. All of these loans were current at December 31, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of Sun Bancorp's board of directors during the year ended December 31, 2003 were Directors Wallace (Chairman), Marseglia, Oswell, Pruitt and Salmon. Each was also a member of the Board of Directors of Sun Bancorp during 2003. No member of the Committee is, or was during 2003, an executive officer of another company whose board of directors has a comparable committee on which one of Sun Bancorp's executive officers serves. None of the executive officers of Sun Bancorp is, or was during 2003, a member of a comparable compensation committee of a company of which any of the directors of Sun Bancorp is an executive officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Sun Bancorp's officers and directors, and persons who own more than ten percent of Sun Bancorp's common stock, to file reports of ownership and changes in ownership of the Sun Bancorp common stock with the Securities and Exchange Commission and the Nasdaq National Market, and to provide copies of those reports to Sun Bancorp.

         Based upon a review of the copies of the forms furnished to Sun Bancorp , or written representations from certain reporting persons, Sun Bancorp believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the year ended December 31, 2003 other than the late filing by Director Mattia of two Forms 4 to report acquisitions in which he purchased an aggregate of 3,000 shares.

                     SUN BANCORP PROPOSAL 3: RATIFICATION OF
                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of Sun Bancorp has appointed Deloitte & Touche LLP as Sun Bancorp's independent auditors for the fiscal year ending December 31, 2004, subject to ratification by Sun Bancorp's shareholders. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of Sun Bancorp at the Meeting. The board of directors recommends that shareholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Sun Bancorp's independent auditors for the 2004 fiscal year.

            SUN BANCORP PROPOSAL 4: APPROVAL OF THE SUN BANCORP, INC.
                         2004 STOCK-BASED INCENTIVE PLAN

GENERAL

     Sun Bancorp's board of directors adopted the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan (the "2004 Stock Plan") on March 18, 2004. The 2004 Stock Plan shall become effective upon the date of shareholder approval of the Plan ("Plan Effective Date"). The following is a summary of the 2004 Stock Plan, which is qualified in its entirety by the complete provisions of the 2004 Stock Plan attached as Exhibit H.

     The 2004 Stock Plan authorizes the issuance of a maximum of 450,000 shares of Sun Bancorp common stock pursuant to awards that may be granted in the future in accordance with the plan (representing 3.12% of total shares of Sun Bancorp common stock outstanding as of April 27, 2004). Such shares of Sun Bancorp common stock may be issued upon the exercise of options to purchase Sun Bancorp common stock ("Options") and the award of shares of Sun Bancorp common stock ("Stock Awards") (collectively, "Awards"). The maximum number of Stock Awards may not exceed 50,000 shares, and the balance of such Awards may be in the form of Options. The purpose of the 2004 Stock Plan is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of Sun Bancorp.

     The 2004 Stock Plan will be administered by a committee of non-employee directors (the "Committee"). Members of the Committee shall be deemed "Non-Employee Directors" within the meaning of Rule 16b-3 pursuant to the Securities Exchange Act of 1934, as amended. A majority of the members of the Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Authorized but unissued shares, treasury shares, or shares purchased in the open market may be used to satisfy Awards under the Plan. The Plan shall continue in effect for a term of 10 years from the Plan Effective Date.

AWARDS UNDER THE 2004 STOCK PLAN

     The Board or the Committee will from time to time determine the participants who will be granted Awards, the terms of such Award, and whether the Awards will be incentive stock options, non-incentive stock options and/or Stock Awards. In making this determination, the Board or the Committee may consider several factors including prior and anticipated future job duties and responsibilities, job performance, Sun Bancorp's financial performance and a comparison of stock compensation awards given by other financial institutions.

     The Plan authorizes the grant of Awards in the form of:

     o Options to purchase Sun Bancorp common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (options which afford tax benefits to the recipients upon compliance with certain conditions and which do not result in tax deductions to Sun Bancorp), referred to as "Incentive Stock Options" or "ISOs";

     o Options that do not so qualify (options which do not afford income tax benefits to recipients, but which may provide tax deductions to Sun Bancorp), referred to as "Non-Incentive Stock Options" or "NSOs"; and

     o Stock Awards, which provide a grant of Sun Bancorp common stock that may vest over time.

     In no event shall any participant be awarded more than 25% of the total shares of Sun Bancorp common stock authorized under the 2004 Stock Plan. Except as otherwise provided by the terms of the 2004 Stock Plan or by action of the Committee at the time of the grant of the Options, the Options will be first exercisable at the rate of 20% on the date of grant and 20% on each anniversary thereafter.

     At the present time, no determination has been made as to the granting of any Options or Stock Awards under the 2004 Stock Plan.

STOCK OPTIONS

     The Committee has the discretion to award Incentive Stock Options or Non-Incentive Stock Options to participants. Pursuant to the 2004 Stock Plan, the Committee has the authority to determine the date or dates on which each Option will become first exercisable. Officers, directors, advisory directors, employees and other persons who are designated by the Committee will be eligible to receive, at no cost to them, Options under the Plan (the "Optionees"). Each Option granted pursuant to the 2004 Stock Plan shall be evidenced by an instrument in such form as the Committee shall from time to time approve. Option shares may be paid for in cash, shares of Sun Bancorp common stock, or a combination of both. Sun Bancorp common stock utilized in full or partial payment of the exercise price must have been owned by the person exercising such option not less than six months prior to the date of exercise. Sun Bancorp will receive no monetary consideration for the granting of Options under the 2004 Stock Plan. Further, Sun Bancorp will receive no consideration other than the Option exercise price per share for Sun Bancorp common stock issued to Optionees upon the exercise of those Options. An Option which expires, becomes unexercisable, or is forfeited for any reason prior to its exercise will again be available for issuance under the 2004 Stock Plan.

     In general, if an Optionee ceases to serve as an employee of Sun Bancorp for any reason other than disability or death, an exercisable Incentive Stock Option may continue to be exercisable for three months but in no event after the expiration date of the Option, except as may otherwise be determined by the Committee at the time of the award. In the event of the disability of an Optionee during employment, an Incentive Stock Option will be immediately exercisable and will continue to be exercisable for one year thereafter. In the event of death of an Optionee during employment, an Incentive Stock Option will be immediately exercisable and will continue to be exercisable for the remaining term of such Incentive Stock Option. The terms and conditions of Non-Incentive Stock Options relating to the effect of an Optionee's termination of employment or service, disability, or death shall be such terms as the Committee, in its sole discretion, shall determine at the time of termination of service, disability or death, unless specifically determined at the time of grant of such Options.

     The exercise price for the purchase of Sun Bancorp common stock subject to an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Sun Bancorp common stock covered by the Option on the date of grant of such Option. For purposes of determining the Fair Market Value of the Common Stock, if the Sun Bancorp common stock is listed on a national securities exchange (including the Nasdaq Stock Market), then the Fair Market Value per Share shall be not less than the last reported sale price of such Common Stock on such date, or if there are no sales on such date, if there were no sales on said date, then the Fair Market Value shall be not less than the mean between the last bid and ask price on such date. If no such bid and ask price is available, then the Fair Market Value shall be determined by the Committee in good faith. If an officer or employee owns Sun Bancorp common stock representing more than ten percent of the outstanding Sun Bancorp common stock at the time an Incentive Stock Option is granted, then the exercise price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of the Sun Bancorp common stock at the time the Incentive Stock Option is granted. No more than $100,000 of Incentive Stock Options can become exercisable for the first time in any calendar year for any one person. The Committee may impose additional conditions upon the right of an Optionee to exercise any Option granted hereunder which are not inconsistent with the terms of the 2004 Stock Plan or the requirements for qualification as an Incentive Stock Option, if such Option is intended to qualify as an Incentive Stock Option.

     No shares of Sun Bancorp common stock shall be issued upon the exercise of an Option until full payment has been received by Sun Bancorp, and no Optionee shall have any of the rights of a shareholder of Sun Bancorp until shares of Sun Bancorp common stock are issued to such Optionee. Upon the exercise of an Option by an Optionee (or the Optionee's personal representative), the Committee, in its sole and absolute discretion, may make a cash payment to the Optionee, in whole or in part, in lieu of the delivery of shares of Sun Bancorp common stock. Such cash payment to be paid in lieu of delivery of Sun Bancorp common stock shall be equal to the difference between the Fair Market Value of the Sun Bancorp common stock on the date of the option exercise and the exercise price per share of the option. Such cash payment shall be in exchange for the cancellation of such option. Such cash payment shall not be made in the event that such transaction would result in liability to the Optionee and Sun Bancorp under Section 16(b) of the Securities Exchange Act of 1934, as amended or any related regulations promulgated thereunder. The 2004 Stock Plan provides that the Board of Directors of Sun Bancorp may authorize the Committee to direct the execution of an instrument providing for the modification, extension or renewal of any outstanding option, provided that no such modification, extension or renewal shall confer on the Optionee any right or benefit which could not be conferred on the Optionee by the grant of a new option at such time, and shall not materially decrease the Optionee's benefits under the option without the Optionee's consent, except as otherwise provided under the 2004 Stock Plan. The exercise price of previously awarded Options shall not be reduced, except as otherwise provided under the 2004 Stock Plan with respect to capitalization adjustments or other extraordinary corporate actions, without shareholder approval of such action.

TRANSFERABILITY

     An Incentive Stock Option shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution. A Non-Incentive Stock Option, on the other hand, may, with the prior written consent of the Committee, be assigned or transferred during the Optionee's lifetime for valid estate planning purposes.

EFFECT OF MERGERS, CHANGE OF CONTROL AND OTHER ADJUSTMENTS

     Subject to any required action by the shareholders of Sun Bancorp, within the sole discretion of the Committee, the aggregate number of shares of Sun Bancorp common stock for which awards may be granted hereunder or the number of shares of Sun Bancorp common stock represented by each award will be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Sun Bancorp common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of Sun Bancorp common stock effected without the receipt or payment of consideration by Sun Bancorp. Subject to any required action by the shareholders of Sun Bancorp, in the event of any Change in Control, recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, partial or complete liquidation or other extraordinary corporate action or event, the Committee, in its sole discretion, shall have the power, prior to or subsequent to such action or events, to (i) appropriately adjust the number of shares of Sun Bancorp common stock subject to options, the exercise price per share of such option, and the consideration to be given or received by Sun Bancorp upon the exercise of any outstanding options; (ii) cancel any or all previously granted options, provided that appropriate consideration is paid to the Optionee in connection therewith; and/or (iii) make such other adjustments in connection with the 2004 Stock Plan as the Committee, in its sole discretion, deems necessary, desirable, appropriate or advisable. However, no action may be taken by the Committee which would cause Incentive Stock Options granted pursuant to the 2004 Stock Plan to fail to meet the requirements of Section 422 of the Code without the consent of the Optionee.

     The Committee will at all times have the power to accelerate the vesting or exercise date of all awards granted under the 2004 Stock Plan. In the case of a Change in Control of Sun Bancorp, all outstanding awards shall become immediately exercisable. A Change in Control is defined to include:

     o    the sale of all, or substantially all, of the assets of Sun Bancorp;

     o the merger or recapitalization of Sun Bancorp whereby Sun Bancorp is not the surviving entity;

     o a change in control of Sun Bancorp as otherwise defined or determined by the Federal Reserve Board or its regulations; or

     o the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended and rules and regulations promulgated thereunder) of 25% or more of the outstanding voting securities of Sun Bancorp by any person, trust, entity, or group.

     In the event of a Change in Control, the Committee and the board of directors will take one or more of the following actions to be effective as of the date of such Change in Control:

     o provide that such awards shall be assumed, or equivalent awards shall be substituted, ("Substitute Options") by the acquiring or succeeding Company (or an affiliate thereof), provided that: (A) any such Substitute Options exchanged for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, and (B) the shares of stock issuable upon the exercise of such Substitute Options shall constitute securities registered in accordance with the Securities Act of 1933, as amended or such securities shall be exempt from such registration or in the alternative, if the securities issuable upon the exercise of such Substitute Options shall not constitute registered securities, then the Optionee will receive upon consummation of the Change in Control a cash payment for each option surrendered equal to the difference between (1) the Fair Market Value of the consideration to be received for each share of Sun Bancorp common stock in the Change in Control times the number of shares of Sun Bancorp common stock subject to such surrendered options, and (2) the aggregate exercise price of all such surrendered options, or

     o in the event of a transaction under the terms of which the holders of the Sun Bancorp common stock will receive upon consummation thereof a cash payment (the "Merger Price") for each share of Sun Bancorp common stock exchanged in the Change in Control transaction, to make an appropriate cash payment equal to the merger price for any Stock Awards and to make or to provide for a cash payment to the Optionees equal to the difference between (A) the merger price times the number of shares of Sun Bancorp common stock subject to such options held by each Optionee (to the extent then exercisable at prices not in excess of the merger price) and (B) the aggregate exercise price of all such surrendered options in exchange for such surrendered options.

     The power of the Committee to accelerate the vesting and exercise of awards and the immediate exercisability of awards in the case of a Change in Control of Sun Bancorp could have an anti-takeover effect by making it more costly for a potential acquiror to obtain control of Sun Bancorp due to the higher number of shares outstanding following such exercise of options. The power of the Committee to make adjustments in connection with the 2004 Stock Plan, including adjusting the number of shares subject to awards and canceling awards, prior to or after the occurrence of an extraordinary corporate action, allows the Committee to adapt the 2004 Stock Plan to operate in changed circumstances, to adjust the 2004 Stock Plan to fit a smaller or larger institution, and to permit the issuance of awards to new management following such extraordinary corporate action. However, this power of the Committee also has an anti-takeover effect, by allowing the Committee to adjust the 2004 Stock Plan in a manner to allow the present management of Sun Bancorp to exercise more options and hold more shares of Sun Bancorp common stock, and to possibly decrease the number of awards available to new management of Sun Bancorp.

     Although the 2004 Stock Plan may have an anti-takeover effect, Sun Bancorp's Board of Directors did not adopt the 2004 Stock Plan specifically for anti-takeover purposes. The 2004 Stock Plan could render it more difficult to obtain support for shareholder proposals opposed by Sun Bancorp's Board and management in that recipients of options could choose to exercise such options and thereby increase the number of shares for which they hold voting power. Also, the exercise of such options could make it easier for the Board and management to block the approval of certain transactions. In addition, the exercise of such options could increase the cost of an acquisition by a potential acquiror.

STOCK AWARDS

     The Plan authorizes the granting of Stock Awards to employees. The Committee has the authority to determine the conditions upon which the Stock Awards granted will vest. If a participant with Stock Awards terminates employment or service for reasons other than death, disability or a Change in Control of Sun Bancorp, the participant forfeits all rights to the awards under restriction. The Plan provides that all Stock Awards shall vest immediately upon termination of employment following a change in control of Sun Bancorp, as well as following death or disability. An agreement setting forth the terms of the Stock Awards ("Stock Award Agreement") shall set forth the vesting period. A Stock Award may only be granted from the shares reserved and available for grant under the 2004 Stock Plan.

     Stock Awards are generally nontransferable and nonassignable as provided in the 2004 Stock Plan except by will or the laws of descent and distribution. After Stock Awards are made under the 2004 Stock Plan, the participants will also receive amounts equal to cash dividends paid on the shares with respect thereto. Such payment shall be made as soon as administratively feasible following the related dividend payment date. A recipient of such Stock Awards will not be entitled to voting rights associated with such shares prior to the applicable date such shares are earned. Shares of Sun Bancorp common stock held by the 2004 Stock Plan trust are voted by the trustee. The aggregate number of shares available for issuance pursuant to the Stock Awards and the number of shares to which any Stock Award relates shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Sun Bancorp common stock issued subsequent to the effective date of the 2004 Stock Plan, resulting from any split, subdivision or consolidation of the Sun Bancorp common stock or other capital adjustment, change or exchange of Sun Bancorp common stock, or other increase or decrease in the number or kind of shares effected without receipt or payment of consideration by Sun Bancorp.

     As of and after the Plan Effective Date, each director and advisory director of Sun Bancorp and Sun National Bank shall receive payment of board meeting fees in the form of Stock Awards based upon the meeting fees established for such meetings from time to time by the Board of Sun Bancorp and Sun National Bank and the Fair Market Value of the Sun Bancorp common stock at the time of such meeting. In addition, directors of Sun Bancorp and the Sun National Bank may elect in accordance with procedures established by the Committee to receive payment of any annual retainer in the form of a Stock Award valued at the Fair Market Value of the Sun Bancorp common stock at the time of such payment in lieu of such cash payment.

NEW BENEFITS

     At the present time, no determination has been made as to the granting of any Options or Stock Awards under the 2004 Stock Plan.

AMENDMENT AND TERMINATION OF THE 2004 STOCK PLAN

     The Board of Directors may alter, suspend or discontinue the 2004 Stock Plan, except that no action of the Board shall increase the maximum number of shares of Sun Bancorp common stock issuable under the 2004 Stock Plan, materially increase the benefits accruing to Optionees under the 2004 Stock Plan or materially modify the requirements for eligibility for participation in the 2004 Stock Plan unless such action of the Board shall be subject to approval by the shareholders of Sun Bancorp.

POSSIBLE DILUTIVE EFFECTS OF THE 2004 STOCK PLAN

     The Common Stock to be issued upon the exercise of options or the delivery of Stock Awards awarded under the 2004 Stock Plan may either be authorized but unissued shares of Sun Bancorp common stock or shares purchased in the open market. Because the shareholders of Sun Bancorp do not have preemptive rights, to the extent that Sun Bancorp funds the 2004 Stock Plan, in whole or in part, with authorized but unissued shares, the interests of current shareholders may be diluted. If upon the exercise of all of the options and awards of Stock Awards, Sun Bancorp delivers newly issued shares of Sun Bancorp common stock (i.e., 450,000 shares of Sun Bancorp common stock), then the dilutive effect to ownership of current shareholders would be approximately 3.22%. Sun Bancorp can avoid dilution resulting from awards under the 2004 Stock Plan by delivering shares repurchased in the open market upon the exercise of options or distribution of Stock Awards.

FEDERAL INCOME TAX CONSEQUENCES

     Under present federal tax laws, awards under the 2004 Stock Plan will have the following consequences:

     o The grant of an option will not by itself result in the recognition of taxable income to an Optionee nor entitle Sun Bancorp to a tax deduction at the time of such grant.

     o The exercise of an option which is an "Incentive Stock Option" within the meaning of Section 422 of the Code generally will not, by itself, result in the recognition of taxable income to an Optionee nor entitle Sun Bancorp to a deduction at the time of such exercise. However, the difference between the option exercise price and the Fair Market Value of the Common Stock on the date of option exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax for an Optionee. An Optionee will recognize capital gain or loss upon resale of the shares of Common Stock received pursuant to the exercise of Incentive Stock Options, provided that such shares are held for at least one year after transfer of the shares or two years after the grant of the option, whichever is later. Generally, if the shares are not held for that period, the Optionee will recognize ordinary income upon disposition in an amount equal to the difference between the option exercise price and the Fair Market Value of the Common Stock on the date of exercise, or, if less, the sales proceeds of the shares acquired pursuant to the option.

     o The exercise of a Non-Incentive Stock Option will result in the recognition of ordinary income by the Optionee on the date of exercise in an amount equal to the difference between the exercise price and the Fair Market Value of the Common Stock acquired pursuant to the option.

     o Sun Bancorp will be allowed a tax deduction for federal tax purposes equal to the amount of ordinary income recognized by an Optionee at the time the Optionee recognizes such ordinary income.

     o    In  accordance  with Section  162(m) of the Code,  Sun  Bancorp's  tax deductions for compensation paid to the most highly paid executives named in Sun Bancorp's Proxy Statement may be limited to no more than $1 million per year, excluding certain "performance-based" compensation. Sun Bancorp intends for the award of options under the 2004 Stock Plan to comply with the requirement for an exception to
          Section 162(m) of the Code applicable to stock option plans so that the amount of Sun Bancorp's deduction for compensation related to the exercise of options would not be limited by Section 162(m) of the Code.

     o Stock Awards awarded under the 2004 Stock Plan are generally taxable to the recipient at the time that such awards become earned and non-forfeitable, based upon the fair market value of such stock at the time of such vesting. Alternatively, a recipient may make an election pursuant to Section 83(b) of the Code within 30 days of the date of the transfer of such Stock Award to elect to include in gross income for the current taxable year the fair market value of such award. Such election must be filed with the Internal Revenue Service within 30 days of the date of the transfer of the Stock Award. Sun Bancorp will be allowed a tax deduction for federal tax purposes as a compensation expense equal to the amount of ordinary income recognized by a recipient of Stock Awards and any payments related to dividends at the time the recipient recognizes taxable ordinary income.

ACCOUNTING TREATMENT

     During the fourth quarter of 2003, Sun Bancorp adopted, effective January 1, 2003, the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, with respect to expense recognition for stock option awards. Under the prospective method provisions of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, the recognition provisions of SFAS No. 123 will be applied to all option awards granted, modified, or settled after January 1, 2003, including any Options that may be awarded under the 2004 Stock Plan. Sun Bancorp common stock issuable pursuant to outstanding Options which are exercisable under the 2004 Stock Plan will be considered outstanding for purposes of calculating earnings per share on a diluted basis.

     For accounting purposes, with respect to Stock Awards, Sun Bancorp will recognize compensation expense in the amount of the fair market value of the Sun Bancorp common stock on the date of such award subject to Stock Awards pro rata over the period of years during which the Stock Awards are earned.

SHAREHOLDER APPROVAL

         Shareholder approval of the 2004 Stock Plan is being sought to qualify the 2004 Stock Plan for the granting of Incentive Stock Options in accordance with the Code, to enable Optionees to qualify for certain exempt transactions related to the short-swing profit recapture provisions of Section 16(b) of the 1934 Act, to meet the requirements under the rules of the Nasdaq National Market for continued listing of Sun Bancorp common stock, and to meet the requirements for the tax-deductibility of certain compensation items under Section 162(m) of the Code. An affirmative vote of the holders of a majority of the total votes cast at the Meeting in person or by proxy is required to constitute shareholder approval of the 2004 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2004 STOCK PLAN.


                       WHERE YOU CAN FIND MORE INFORMATION

     You may obtain more information about Sun Bancorp from its web site at http://www.Sun Bancorp.com. In addition, you can also obtain more information about Sun Bancorp and Community Bancorp by reviewing the information that each of us is required by the Securities Exchange Act of 1934 to file with the SEC. The information that Sun Bancorp and Community Bancorp are required to file includes, among other things, information about their respective businesses, operations and financial condition, executive compensation and other information about their management. You may read and copy this information at the Public Reference Room, United States Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

----------------------------------------------------           -----------------------------------------------------
You may also obtain by mail copies of any  document            The SEC also  maintains  an Internet  world wide web
filed with the SEC by Sun Bancorp and by Community             site that contains  reports,  proxy statements and
Bancorp from the SEC at prescribed rates. You may              other  information  about issuers,  including Sun
call the SEC at 1-800-SEC-0330  for further                    Bancorp,  who file information  electronically  with
information on the public reference rooms.                     the SEC. The web site address is http://www.sec.gov.
----------------------------------------------------           -----------------------------------------------------


     Sun Bancorp and Community Bancorp "incorporate by reference" into this document the information they file with the SEC, which means that Sun Bancorp and Community Bancorp can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document. Some information contained in this document updates the information incorporated by reference, and, in the case of Sun Bancorp only, information that it files subsequently with the SEC will automatically update this document. In other words, in the case of a conflict or inconsistency between information set forth in this document and information incorporated by reference into this document, you should rely on the information contained in the document that was filed later. Sun Bancorp and Community Bancorp incorporate by reference the documents listed below and Sun Bancorp also incorporates any filings it makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this document and up to and including the final adjournment of the shareholder meetings at which Sun Bancorp, Inc. shareholders and Community Bancorp shareholders consider and vote on the merger:

     By Sun Bancorp, Inc.:

     (1)  Annual Report on Form 10-K for the year ended December 31, 2003;

     (2) Current Reports on Form 8-K for the events dated January 21, 2004, February 16, 2004, March 18, 2004 and April 19, 2004; and

     (3) the description of the Sun Bancorp common stock contained in Sun Bancorp's Registration Statement on Form 10 declared effective by the SEC in August 1996 and any amendment or report filed for the purpose of updating such description.

----------------------------------------------------------------------------

 You can request copies of the documents incorporated by reference in this document by requesting them in writing or by telephone from:

                             Mr. Dan A. Chila
                         Executive Vice President
                             Sun Bancorp, Inc.
                             226 Landis Avenue
                        Vineland, New Jersey 08360
                     Telephone Number: (856) 691-7700

----------------------------------------------------------------------------

By Community Bancorp:
--------------------

     (1) Annual Report on Form 10-K for the year ended December 31, 2003, as amended;

     (2) Current Reports on Form 8-K for the events dated January 21, 2004, February 16, 2004 and April 28, 2004.


--------------------------------------------------------------------------------

 You can request copies of the documents  incorporated  by Community  Bancorp by reference in this document by requesting them in writing or by telephone from:

                           Mr. James A. Kinghorn
                            Corporate Secretary
                      Community Bancorp of New Jersey
                           3535 Highway 9 North
                        Freehold, New Jersey 07728
                     Telephone Number: (732) 863-9000

--------------------------------------------------------------------------------

     Copies of exhibits to the documents incorporated by reference will not be provided to you unless the exhibits themselves are specifically incorporated into the documents incorporated by reference.

     You should rely only on the information contained in this document or contained in the documents that are incorporated by reference into this document. Neither Community Bancorp nor Sun Bancorp have authorized anyone to provide you with any information that differs from, or adds to, the information in this document. Therefore, if anyone does give you different or additional information, you should not rely on it. The information contained in this document is correct as of the date of this document. It may not continue to be correct after this date. Community Bancorp has supplied all of the information contained in this document about Community Bancorp and its subsidiaries and Sun Bancorp has supplied all of the information contained in this document about Sun Bancorp, Inc. and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

                                     EXPERTS

     The Sun Bancorp, Inc. consolidated financial statements incorporated in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Interpretation No. 46R, Sun Bancorp changing its method of accounting for stock-based compensation adopting the fair recognition provisions of Statement of Financial Accounting Standards Nos. 123 and 148, and Sun Bancorp changing its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 147 in 2002), and have been so incorporated in reliance upon the reports of such firm given upon the authority as experts in accounting and auditing.

     The Community Bancorp consolidated financial statements included in its Annual Report on Form 10-K which accompanies this document have been audited by Grant Thornton LLP, independent public accountants, as indicated in its reports with respect thereto, and have been so incorporated in reliance upon the reports of such firm given upon the authority as experts in accounting and auditing.

                                  LEGAL COUNSEL

     Malizia Spidi & Fisch, PC, a law firm located in Washington, D.C. and counsel for Sun Bancorp, will give an opinion as to the legality of the shares of Sun Bancorp common stock to be issued in connection with the merger.

     SUBMISSION OF COMMUNITY BANCORP SHAREHOLDER PROPOSALS AND OTHER MATTERS

     If the merger is completed, Community Bancorp will no longer have annual meetings. If for some reason the merger does not take place, shareholders may submit proposals for consideration by Community Bancorp shareholders at the 2004 Annual Meeting of Shareholders. In order for proposals to be eligible for inclusion in the proxy statement for the 2004 Annual Meeting, the proposal must be received by Community Bancorp's corporate secretary a reasonable time before Community Bancorp begins the process of printing and mailing its proxy materials.

     Shareholder proposals may be brought before such 2004 Annual Meeting (if held), even if they are not eligible to be included in the proxy statement for the meeting, so long as the proposal is received by Community Bancorp's corporate secretary a reasonable time before Community Bancorp begins the process of printing and mailing its proxy materials.

        SUBMISSION OF SUN BANCORP SHAREHOLDER PROPOSALS AND OTHER MATTERS

     In order to be considered for inclusion in Sun Bancorp's proxy materials for the 2005 annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Sun Bancorp's executive offices at 226 Landis Avenue, Vineland, New Jersey 08360, no later than January 7, 2005. Any such proposal shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission under the Exchange Act.

     Under Sun Bancorp's bylaws, shareholder proposals that are not included in Sun Bancorp's proxy materials for the 2005 annual meeting of shareholders, will only be considered at the 2005 annual meeting if the shareholder submits notice of the proposal to Sun Bancorp at the above address by April 12, 2005. In addition, shareholder proposals must meet other applicable criteria as set forth in Sun Bancorp's bylaws in order to be considered at next year's meeting.

                              SUN BANCORP FORM 10-K

     A COPY OF SUN BANCORP'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, WILL BE FURNISHED WITHOUT CHARGE (WITHOUT EXHIBITS) TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, SUN BANCORP, INC., 226 LANDIS AVENUE, VINELAND, NEW JERSEY 08360.

                                                                       EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                                SUN BANCORP, INC.

                                       And

                         COMMUNITY BANCORP OF NEW JERSEY

                          Dated as of February 16, 2004

                          AGREEMENT AND PLAN OF MERGER
                                 By and Between
                                SUN BANCORP, INC.
                                       AND
                         COMMUNITY BANCORP OF NEW JERSEY


         This AGREEMENT AND PLAN OF MERGER, dated as of the 16th day of February, 2004 (this "Agreement"), by and between Sun Bancorp, Inc., a New Jersey corporation ("Sun"), and Community Bancorp of New Jersey, a New Jersey corporation ("Community") collectively, the ("Parties").

                                WITNESSETH THAT:

         WHEREAS, the Boards of Directors of Sun and Community deem it in the best interests of Sun and Community, respectively, and of their respective shareholders, that Sun and Community merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the "Code") (the "Merger");

         WHEREAS, Community owns all the issued and outstanding capital stock of the Community Bank of New Jersey, a New Jersey-chartered commercial bank ("Community Bank"), and Sun owns all of the issued and outstanding capital stock of Sun National Bank, a national bank ("Sun Bank"), and it is contemplated that, in connection with the consummation of this Agreement and pursuant to the terms of a certain Plan of Merger (the "Bank Merger Agreement"), Community Bank will be merged with and into Sun Bank (the "Bank Merger");

         WHEREAS, as an inducement and condition to Sun's entering into this Agreement, each of the directors and executive officers of Community have entered into Affiliate and Voting Agreements with Sun pursuant to which they have agreed to vote their Community Shares (as defined herein) in favor of approval of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Community will be merged with and into Sun and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Community, no par value per share, into shares of common stock of Sun, par value of $1.00 per share (the "Sun Shares"), shall be as hereinafter set forth.

                                   ARTICLE 1

                                   THE MERGER

Section 1.1       Consummation of Merger; Closing Date.
                  ------------------------------------

     (a)  Subject  to the  provisions  hereof,  including,  without  limitation,
Section 2.5 hereof respecting the possible restructuring of the transaction under certain circumstances, Community shall be merged with and into Sun (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to the laws of the State of New Jersey, and Sun shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Certificate of Merger has been duly filed with the Division of Revenue of New Jersey, unless a later date is specified in such Certificate of Merger (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by Sun and Community, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under the Merger Agreement or the Bank Merger Agreement and (ii) the date on which the shareholders of Community approve the transactions contemplated by this Agreement, or such other time as the parties may agree.

     (b) The closing of the Merger (the "Closing") shall take place at the principal offices of Sun at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

     Section  1.2  Effect  of  Merger.  At the  Effective  Time  of the  Merger,
                   ------------------
Community shall be merged with and into Sun and the separate existence of Community shall cease. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Sun, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of New Jersey and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

     Section 1.3 Further  Assurances.  From and after the Effective  Time of the
                 -------------------
Merger, as and when requested by the Surviving Corporation, the officers and directors of Community last in office shall execute and deliver or cause to be executed and delivered in the name of Community such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Community.

     Section 1.4 Directors  and Officers.  Except as otherwise set forth herein,
                 -----------------------
from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Sun immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as Sun, at or prior to the Effective Time of the Merger, shall designate in writing.

                                   ARTICLE 2

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES

     Section  2.1  Manner of  Conversion  of  Community  Shares.  Subject to the
                   --------------------------------------------
provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Sun, Community or the holder of any shares thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of Sun outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

          (b) Each share of common stock of Community (the "Community Shares") held by Community or by Sun (or any of their subsidiaries), other than such shares the holders of which become entitled to fair value under Section 14A:11-1 of the New Jersey Business Corporation Act ("Dissenting Shares") or such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

          (c)  Except  with  regard  to: (i)  Community  Shares  excluded  under
Section 2.1(b) above, each Community Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 0.83 of a Sun Share. (Such number of Sun Shares, as may be adjusted as provided herein, is hereinafter referred to as the "Per Share Stock Consideration"). Thereafter, subject to Sections 2.3, 2.5 and 2.7, each outstanding certificate representing a Community Share shall represent solely the right to receive the Per Share Stock Consideration.

          (d) In the event that Sun declares a change in the number of Sun Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time or announces a special extraordinary cash dividend with a record date prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted.

     Section 2.2 Community  Stock Options.  As of and  immediately  prior to the
                 ------------------------
Effective Time of the Merger, all rights with respect to Community Shares issuable pursuant to the exercise of stock options ("Community Options") granted by Community under the Community Stock Option Plans set forth in Schedule 2.2 (the "Community Stock Option Plans"), each of which are listed and described on
Schedule 2.2 and which are outstanding at the Effective Time of the Merger, shall be exchanged as follows: such Community Options held by each individual as detailed at Schedule 2.2 shall have all of his or her Community Options assumed by Sun and such Community Options shall be converted into an option to purchase a number of Sun Shares (rounded down to the nearest whole share) equal to (i) the number of shares of Community Shares subject to such option immediately prior to the Effective Time multiplied by (ii) the Per Share Stock Consideration, and the per share exercise price for Sun Shares issuable upon the exercise of such assumed stock options shall be equal to (i) the exercise price per share of Community Shares at which such option was exercisable immediately prior to the Effective Time divided by (ii) the Per Share Stock Consideration (rounded to the nearest whole cent); provided, however, that in the case of any stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with section 424(a) of the Code. Except as otherwise provided herein, the assumed stock options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Community Stock Options immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration thereof, provided for in the Community Stock Option Plans by reason of this Agreement or the transactions contemplated hereby); provided, however, that thereafter references to Community shall be deemed to be references to Sun.

     Section 2.3 Fractional Shares.  Notwithstanding any other provision of this
                 -----------------
Agreement, each holder of Community Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Sun Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part (to the nearest thousandth) of such Sun Share, multiplied by the market value of one Sun Share at the Effective Time of the Merger. The market value of a Sun Share at the Effective Time of the Merger shall be the average of the last sale price for the five trading days prior to the Effective Time of such Sun Shares, as reported by The Nasdaq Stock Market ("NASDAQ") ending on the last business day preceding the Effective Time of the Merger, or, if the Sun Shares hereafter become listed for trading on any national securities exchange registered under the Exchange Act, the average of the last sale price for the five trading days prior to the Effective Time of such Sun Shares on the applicable dates as reported on the principal securities exchange on which the Sun Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     Section 2.4 Effectuating Conversion.
                 -----------------------

          (a) Prior to the Effective Time, Sun will appoint an exchange agent (the "Exchange Agent"). The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, Sun will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by Sun for Community Shares, along with the appropriate cash payment in lieu of fractional interests in Sun Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Community Shares (other than holders of Dissenting Shares) transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Community Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Community Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Community Shares to transfer good and marketable title to such Community Shares to Sun, free and clear of all liens, claims and encumbrances.

          (b) At the Effective Time of the Merger, the stock transfer books of Community shall be closed as to holders of Community Shares immediately prior to the Effective Time of the Merger and no transfer of Community Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Community Shares shall, without any action on the part of any holder thereof, no longer represent Community Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates (other than Dissenting Shares) shall be exchanged for the consideration contemplated by this Agreement into which Community Shares represented thereby were converted in the Merger.

          (c) In the event that any holder of record as of the Effective Time of the Merger of Community Shares (other than Dissenting Shares) is unable to deliver the certificate which represents such holder's Community Shares, Sun, in the absence of actual notice that any Community Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional Sun Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

               (i)  An   affidavit   or  other   evidence   to  the   reasonable
     satisfaction of Sun that any such certificate has been lost, wrongfully taken or destroyed;

               (ii) Such security or indemnity as may be reasonably requested by
     Sun  to  indemnify   and  hold  Sun  harmless  in  respect  of  such  stock
     certificate(s); and

               (iii)Evidence to the satisfaction of Sun that such holder is the owner of Community Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

          (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional Sun Shares are to be made to a person other than the person in whose name any certificate representing Community Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of Sun that such tax has been paid or is not applicable.

          (e) Except as set forth at Section 2.1(d), no holder of Community Shares shall be entitled to receive any dividends or distributions declared or made with respect to the Sun Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional Sun Shares nor any dividend or other distribution with respect to Sun Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing Community Shares, and Sun shall not be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional Sun Shares or any such dividend or other distribution with respect to Sun Shares until such holder shall surrender the certificate or certificates representing Community Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing Sun Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional Sun Shares and the amount of any dividends or other distributions with respect to Sun Shares to which such holder is entitled as a holder of Sun Shares.

     Section 2.5 Determination of Alternative Structures. The parties may at any
                 ---------------------------------------
time change the method of affecting the combination (including by providing for the merger of Community with a wholly owned subsidiary of Sun) if and to the extent requested by either party and consented to by the other party (such consent not to be unreasonably withheld); provided, however, that no such changes shall (i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Community as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of Community's shareholders as a result of receiving the Merger Consideration or the tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     Section 2.6 Laws of  Escheat.(a) If any of the  consideration  due or other
                 ----------------
payments to be paid or delivered to the holders of Community Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Sun or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Community, Sun, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of Community Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

         Section 2.7 Dissenting Shares.
                     -----------------

          (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the New Jersey Business Corporation Act ("NJBCA"); provided, however, that if, in accordance with the NJBCA, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Stock Consideration without interest from Sun. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the NJBCA.

          (b) Community shall give Sun (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the NJBCA received by Community and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the NJBCA. Community shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Sun, settle or offer to settle any such demands.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF COMMUNITY

Community hereby represents and warrants to Sun as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

     Section 3.1 Corporate Organization.
                 ----------------------

          (a) Community is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Community has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined herein) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Community on a consolidated basis. Community is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and correct copies of the Certificate of Incorporation and the Bylaws of Community, each as amended to the date hereof, have been delivered to Sun.

          (b) Community Bank is a commercial bank, duly organized, validly existing and in good standing under the laws of the state of New Jersey. Community Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Community Bank is duly licensed or qualified to do business in New Jersey and in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Community Bank. True and correct copies of the Certificate of Incorporation and the Bylaws of Community Bank, each as amended to the date hereof, have been delivered to Sun.

          (c) Each subsidiary of Community and Community Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of Community on a consolidated basis.

          (d) Community and each of its subsidiaries has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of Community on a consolidated basis.

          (e) Schedule 3.1(e) lists all subsidiaries and all entities (whether corporations, limited liability companies, partnerships or similar organizations) of Community (other than Community Bank) and Community Bank, including the corresponding percentage ownership, in which Community or Community Bank, as appropriate, owns, directly or indirectly, five percent (5%) or more of the ownership interests as of the date of this Agreement and indicates for each of Community's or Community Bank's subsidiaries as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All of such subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests. Community or Community Bank, as appropriate, owns either directly or indirectly, all of the outstanding capital stock of each of its subsidiaries. No subsidiary of Community (other than Community Bank) or Community Bank is an "insured depositary institution" as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. All of the shares of capital stock of each of the subsidiaries of Community and Community Bank are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by Community or Community Bank, as appropriate, free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (f) The minute books of Community and Community Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

     Section 3.2 Capitalization.
                 ---------------

          (a) The authorized capital stock of Community consists of 10,000,000 Community Shares, of which 3,407,847 Community Shares are issued and outstanding as of the date hereof (22,357 of which is held in the treasury of Community). All of the issued and outstanding Community Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Community, or any securities or rights convertible into or exchangeable for shares of capital stock of Community, except for options to purchase 549,821 Community Shares (which are described in more detail in Schedule 3.2).

          (b) The authorized capital stock of Community Bank consists of 5,000,000 shares of common stock, no par value per share of which 1,796,917 shares as of the date hereof are issued and outstanding (none of which is held in the treasury of Community Bank) (the "Community Bank Shares"). All of the issued and outstanding Community Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Community Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of Community Bank.

          (c) All of the issued and outstanding shares of capital stock of Community Bank:

               (i)  are owned by Community; and

               (ii) are so owned  free and clear of all  liens and  encumbrances and adverse claims thereto.

     Section 3.3 Financial Statements; Filings.
                 ------------------------------

          (a) Community has previously delivered to Sun copies of the audited consolidated financial statements of Community as of and for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 and unaudited consolidated financial statements for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and Community shall deliver to Sun, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Community, the additional consolidated financial statements of Community as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Community").

          (b) Community has previously delivered to Sun copies of the call reports of Community Bank as of and for each of the years ended December 31, 2003, December 31, 2002 and December 31, 2001 and call reports for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and Community Bank and Community shall deliver to Sun, as soon as practicable following the preparation of additional call reports for each subsequent calendar quarter (or other reporting period) or year, the call reports of Community Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Regulatory Reports of Community Bank").

          (c) Each of the Financial Statements of Community and each of the Financial Regulatory Reports of Community Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Community and Community Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Community and each of the Financial Regulatory Reports of Community Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of Community on a consolidated basis, as applicable, and the financial position of Community Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of Community on a consolidated basis, as applicable, and the results of operations of Community Bank (as the case may be) for the respective periods therein set forth.

          (d) To the extent not prohibited by law, Community has heretofore delivered or made available, or caused to be delivered or made available, to Sun all reports and filings made or required to be made by Community, Community Bank or any of their respective subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, or cause Community Bank to furnish to Sun, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) Except as set forth in Schedule 3.3(e), since December 31, 2002, none of Community, Community Bank or any of their respective subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Community on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Community or the Financial Regulatory Reports of Community Bank, or reflected in the notes thereto, or (ii) which were incurred after December 31, 2002, in the ordinary course of business consistent with past practices. Since December 31, 2002, neither Community nor Community Bank have incurred or paid any obligation or liability which would be material to the Condition of Community on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

     Section 3.4 Loan Portfolio;  Reserves. Except as set forth in Schedule 3.4,
                 -------------------------
(i) all evidences of indebtedness in original principal amount in excess of $500,000 reflected as assets in the Financial Statements of Community and the Financial Regulatory Reports of Community Bank as of September 30, 2003 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; and (ii) the allowances for possible loan losses shown on the Financial Statements of Community and the Financial Regulatory Reports of Community Bank as of September 30, 2003 were, and the allowance for possible loan losses to be shown on the Financial Statements of Community and the Financial Regulatory Reports of Community Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Community and Community Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit);

     Section  3.5  Certain  Loans and  Related  Matters.  Except as set forth in
                   ------------------------------------
Schedule 3.5, none of Community, Community Bank or their respective subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Community, Community Bank or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned," "special mention," "credit risk assets," "classified," "criticized," "watch list," "concerned loans" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Community, Community Bank or any Community subsidiary or any five percent (5%) shareholder of Community, Community Bank or any Community subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Community, Community Bank or any Community subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority and which violation could have a Material Adverse Effect on the Condition of Community.

     Section 3.6 Authority; No Violation.
                 -----------------------

          (a) Community has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of
Community and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Community has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Community's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the execution and filing of the Certificate of Merger, no other corporate proceeding on the part of Community is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Community and delivered by Community (and assuming due authorization, execution and delivery by Sun), will constitute a valid and binding obligation of Community, and will be enforceable against Community in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          (b) Neither the execution and delivery of this Agreement by Community nor the consummation by Community of the transactions contemplated hereby, nor compliance by Community with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Community, or the Certificate of Incorporation or Bylaws of any Community subsidiary, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Community, Community Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Community or Community Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Community or Community Bank is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

     Section 3.7  Consents  and  Approvals.  Except for (i) the  approval of the
                  ------------------------
shareholders of Community pursuant to the proxy statement of Community relating to the meeting of the shareholders of Community at which the Merger is to be considered (the "Joint Proxy Statement/Prospectus"); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Certificate of Merger with the State New Jersey; and (iv) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Community of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

     Section 3.8 Broker's  Fees.  Except for Ryan Beck & Co.,  whose  engagement
                 --------------
letter is set forth in Schedule 3.8, neither of Community or Community Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section  3.9 Absence of Certain  Changes or Events.  Except as set forth in
                  -------------------------------------
Schedule 3.9, since December 31, 2002, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Community Shares or (b) any change or any event involving a prospective change in the Condition of Community on a consolidated basis, or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Community on a consolidated basis or on Community or Community Bank generally, including, without limitation any change in the administration or supervisory standing or rating of Community or Community Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

     Section 3.10 Legal Proceedings;  Etc. Except as set forth in Schedule 3.10,
                  -----------------------
neither Community nor Community Bank is a party to any, and there are no pending or, to the knowledge of Community and each Community subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Community or Community Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Community and each Community subsidiary as of the date hereof, there is no proceeding, claim, action or governmental investigation against Community or Community Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Community or Community Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Community on a consolidated basis; there is no default by Community or Community Bank under any material contract or agreement to which Community or Community Bank is a party; and none of Community or Community Bank is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Community or Community Bank and none of Community or Community Bank has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

     Section 3.11 Taxes and Tax Returns.
                  ---------------------

          (a) Community has previously delivered or made available to Sun copies of the federal, state and local income tax returns of Community and, if consolidated returns do not exist for all periods, of Community Bank and each of its respective subsidiaries, for the years 2000, 2001 and 2002 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Schedule 3.11, Community, Community Bank and their respective subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Community, Community Bank and any of their respective subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by Community, Community Bank or any of their respective subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Community, Community Bank and any of their respective subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Community and the Financial Regulatory Reports of Community Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. None of Community, Community Bank nor any of their respective subsidiaries is responsible for the taxes of any other person other than Community, Community Bank and any of their respective subsidiaries, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

          (b) Except as disclosed in Schedule 3.11, neither of Community, Community Bank nor any of their respective subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Community, Community Bank or any of their respective subsidiaries, have been adequately provided for in the Financial Statements of Community.

          (c) Except as disclosed in Schedule 3.11, neither of Community, Community Bank nor any of their respective subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

          (d) There has not been an ownership change, as defined in Section 382(g) of the Code, of Community, Community Bank or any of their respective subsidiaries that occurred during or after any taxable period in which Community, Community Bank or any of their respective subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of Community immediately preceding the date of this Agreement.

          (e) (i) Proper and accurate amounts have been withheld by Community, Community Bank and their respective subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Community, Community Bank and their respective subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by either Community or Community Bank in the Financial Statements of Community.

     Section 3.12 Employee Benefit Plans.
                  -----------------------

          (a) None of Community, Community Bank or any of their respective subsidiaries has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA"), except as described in Schedule 3.12(a) (the "Employee Benefit Plans"). Community, Community Bank and their respective subsidiaries have, with respect to each such plan, delivered to Sun true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation ("PBGC")).

          (b) Except as described in Schedule 3.12(b), no Employee Benefit Plan is a defined benefit plan. None of Community, Community Bank or any of their respective subsidiaries (or any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

          (c) None of Community, Community Bank or any of their respective subsidiaries has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

          (d) All Employee Benefit Plans comply with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law. None of Community, Community Bank or any of their respective subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of Community or the Financial Regulatory Reports of Community Bank. Neither Community, Community Bank, any Employee Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules under HIPAA ss.ss. 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164. No penalties have been imposed on Community, Community Bank, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA ss. 1176 or ss. 1177.

     For purposes of this Agreement, "COBRA" means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and "HIPAA" means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

          (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

          (f) No Employee Benefit Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

          (g) Except as described in Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or obligation (including, without limitation, 9everance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Community, Community Bank or any of their respective subsidiaries under any Employee Benefit Plan or otherwise, (ii) increase any benefits or obligations otherwise payable under any benefit plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations.

          (h)  No Employee  Benefit Plan is a  multiemployer  plan as defined in
Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA. Community, Community Bank and their respective subsidiaries have never been a party to or participant in a multiemployer plan.

          (i) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No assets of Community, Community Bank or their respective subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

          (j)  Each  Employee  Benefit  Plan which is intended to qualify  under
Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

          (k) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in
Section 3(40) of ERISA.

          (l) Each employee pension benefit plan, as defined in Section 3(2) of ERISA , that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. Except as disclosed on Schedule 3.12(l), no assets of Community, Community Bank or their respective subsidiaries are allocated to or held in a grantor trust or "rabbi trust" or similar funding vehicle.

          (m) Except as set forth on Schedule 3.12(m), no Employee Benefit Plan provides benefits to any current or former employee of Community, Community Bank or their respective subsidiaries following the retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of Community, Community Bank or their respective subsidiaries.

          (n) With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with generally accepted accounting principles on the Financial Statements of Community.

          (o) Set forth at Schedule 3.12(o) is a true and complete copy of the Community Bank Directors Deferred Compensation Plan and related Trust Agreement and all amendments and restatements of such plan from the date of first adoption of such plan and trust and implementation; a certified copy of all minutes of the Board of Directors approving such plan and all amendments and restatements thereto, all plan participant joinder agreements related to such plan, information related to any life insurance contracts and agreements whereby parties other than Community or Community Bank have an ownership interest in the assets of such policies or related death benefits, copies of all correspondence related to such plan and all amendments thereto with the FDIC and the New Jersey Department of Banking and Insurance related to such plan implementation and any amendments and restatements thereto, and copies of any correspondence related to such plan with respect to compliance with ERISA filed with any federal or state governmental entity. The Directors Deferred Compensation Plan, as amended, set forth at Schedule 3.12(o), has been duly and validly authorized by all necessary corporate action on the part of Community Bank, has been duly and validly executed by Community Bank, is a valid and binding obligation of Community Bank, and has been adopted, implemented and administered in compliance with all applicable federal and state laws, including but not limited to the applicable provisions of the Banking Act of 1948 of the State of New Jersey.

     Section 3.13 Title and Related Matters.
                  -------------------------

          (a)  Each  of   Community,   Community   Bank  and  their   respective
subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of any of them on the Financial Statements of Community or the Financial Regulatory Reports of Community Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2002), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Community and the Financial Regulatory Reports of Community Bank or incurred in the ordinary course of business after December 31, 2002, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Community on a consolidated basis.

          (b) All agreements pursuant to which Community, Community Bank or any of their respective subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Condition of Community on a consolidated basis. Community, Community Bank and their respective subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

          (c) Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Community, Community Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Community, Community Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

     Section 3.14 Real Estate.
                  -----------

          (a) Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Community, Community Bank or their respective subsidiaries or in which Community, Community Bank or their respective subsidiaries has any ownership or leasehold interest.

          (b) Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord's property manager (if any), under which Community or Community Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of Community or Community Bank.

          (c) None of Community, Community Bank or their respective subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

          (d) As to each parcel of real property owned or used by Community, Community Bank or any of their respective subsidiaries, none of Community or Community Bank has received notice of any pending or, to the knowledge of Community and each Community subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic's or materialmen's liens.

     Section 3.15 Environmental Matters.
                  ---------------------

          (a) Each of Community, Community Bank, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace.

          (b) There is no litigation pending or, to the knowledge of Community, Community Bank or any of their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which Community, Community Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or
(ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Community, Community Bank or any Participation Facility.

          (c) There is no litigation pending or, to the knowledge of Community, Community Bank or any of their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Community or Community Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

          (d) To the knowledge of Community, Community Bank or any of their respective subsidiaries, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

          (e) During the period of (i) ownership or operation by Community or Community Bank of any of their respective current properties, (ii) participation by Community or Community Bank in the management of any Participation Facility, or (iii) holding by Community or Community Bank of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

          (f) Prior to the period of (i) ownership or operation by Community or Community Bank of any of their respective current properties, (ii) participation by Community or Community Bank in the management of any Participation Facility, or (iii) holding by Community or Community Bank of a security interest in any Loan Property, to the knowledge of Community, Community Bank or any of their respective subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property.

     Section 3.16 Commitments and Contracts.
                  -------------------------

          (a) Except as set forth in Schedule 3.16, none of Community, Community Bank or their respective subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Community or Community Bank);

               (ii) Any labor contract or agreement with any labor union;

               (iii)Any contract  covenants which limit the ability of Community or Community Bank to compete in any line of business or which involve any restriction of the geographical area in
                    which   Community  or  Community   Bank  may  carry  on  its
                    businesses (other than as may be required by law or applicable regulatory authorities);

               (iv) Any  lease  (other  than real  estate  leases  described  on
                    Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $25,000 or more; or

               (v) Any other contract or agreement which would be required to be disclosed in reports filed by Community with the Federal Reserve Board, the New Jersey Department of Banking and Insurance or the FDIC and which has not been so disclosed.

          (b) Except as set forth in Schedule 3.16(b), there is not, under any agreement, lease or contract to which Community, Community Bank or any of their respective subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

          (c)  Except  as  set  forth  on  Schedule  3.16(c),  (i)  neither  the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the material service contracts (including leases, agreements or licenses) to which Community or Community Bank is a party ("Service Contracts"), or modification or acceleration of any of the terms of such Service Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Service Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

          (d) Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) to which Community or Community Bank is a party.

     Section 3.17  Regulatory,  Accounting  and Tax Matters.  None of Community,
                   ----------------------------------------
Community Bank or any of their respective subsidiaries has taken or agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder; or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.18  Registration  Obligations.  Except with respect to obligators
                   -------------------------
set forth on Schedule 3.18, neither of Community or Community Bank is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

     Section 3.19 Antitakeover Provisions.  Community,  Community Bank and their
                  -----------------------
respective subsidiaries have taken all actions required to exempt Community, this Agreement, the Merger, the Bank Merger Agreement and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

     Section 3.20  Insurance.  Community,  Community  Bank and their  respective
                   ---------
subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Community and Community Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Community and each Community subsidiary provide adequate coverage against loss, and the fidelity bonds in effect as to which Community or Community Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Schedule 3.20.

     Section 3.21 Labor.
                  -----

          (a) No work stoppage involving Community, Community Bank or any of their respective subsidiaries is pending as of the date hereof or, to the knowledge of Community, Community Bank and their respective subsidiaries, threatened. None of Community, Community Bank or any of their respective subsidiaries is involved in, or, to the knowledge of Community, Community Bank and their respective subsidiaries, threatened with or affected by, any proceeding asserting that Community, Community Bank or any of their respective subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Community. No union represents or claims to represent any employees of Community, Community Bank or their respective subsidiaries, and, to the knowledge of Community, Community Bank and their respective subsidiaries, no labor union is attempting to organize employees of Community, Community Bank or their respective subsidiaries.

          (b) Community, Community Bank or their respective subsidiaries have made available to Sun a true and complete list of all employees of Community, Community Bank and their respective subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees. Except as set forth on Schedule 3.21(b), the consummation of the transactions contemplated hereby will not cause Sun to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity. Except as set forth on Schedule 3.16(a) hereto, no employee of Community, Community Bank or their respective subsidiaries has any contractual right to continued employment by Community.

          (c) Community, Community Bank and their respective subsidiaries are in compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

          (d) Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and there is not threatened any proceeding against or affecting Community, Community Bank or their respective subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Community, Community Bank or their respective subsidiaries.

     Section 3.22 Compliance  with Laws.  Each of Community,  Community Bank and
                  ---------------------
their respective subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders. Except as disclosed in Schedule 3.22, none of Community or Community Bank:


          (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Community), and

          (b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Community or Community Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Community), (ii) threatening to revoke any permit or license (other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Community), (iii) requiring Community or Community Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of Community or Community Bank, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity's capital adequacy, credit policies, management or business.

          (c) Neither Community nor Community Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist, which would cause Community Bank: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the "USA PATRIOT Act"), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Community Bank pursuant to 12 C.F.R. Part 570. Furthermore, the Board of Directors of Community Bank has adopted and Community Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

     Section 3.23 Transactions with Management.  Except for (a) deposits, all of
                  ----------------------------
which are on terms and conditions comparable to those made available to other customers of Community Bank at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm's length loans to employees entered into in the ordinary course of business, (c) the agreements listed on Schedule 3.16, (d) obligations under employee benefit plans of Community, Community Bank and their respective subsidiaries set forth in Schedule 3.12 and (e) the items described on Schedule 3.23 and any loans or deposit agreements entered into in the ordinary course with customers of Community Bank, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

     Section 3.24 Derivative  Contracts.  Neither of Community or Community Bank
                  ---------------------
is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Community and the Financial Statements of Community Bank which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivative Contracts set forth in
Schedule 3.24.

     Section  3.25  Deposits.  None  of  the  deposits  of  Community  Bank  are
                    --------
"brokered" deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Community's except as set forth in Schedule 3.25.

     Section 3.26 Accounting Controls; Disclosure Controls.
                  ----------------------------------------

          (a) Each of Community, Community Bank and their respective subsidiaries has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Community, Community Bank and their respective subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Community, Community Bank and their respective subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Community, Community Bank and their respective subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Community, Community Bank and their respective subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

          (b) To the extent required, Community and Community Bank have in place "disclosure controls and procedures" as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended, to allow Community's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Community required under the Securities Exchange Act of 1934, as amended.

     Section 3.27 Proxy Materials. None of the information relating to Community
                  ---------------
or Community Bank to be included in the Joint Proxy Statement/Prospectus which is to be mailed to the shareholders of Community and Sun in connection with the solicitation of their approval of this Agreement will, at the time such Joint Proxy Statement/Prospectus is mailed or at the time of the meeting of shareholders to which such Joint Proxy Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

     Section 3.28 Deposit Insurance.  The deposit accounts of Community Bank are
                  -----------------
insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Community Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

     Section 3.29 Intellectual Property.  Each of Community,  Community Bank and
                  ---------------------
their respective subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks, trademarks, computer software and other intellectual property used in its businesses; neither of Community or Community Bank has received any notice of conflict with respect thereto that asserts the right of others.

     Section  3.30 SEC  Filings.  Community  has filed all  forms,  reports  and
                   ------------
documents required to be filed by Community with the SEC since January 1, 2000 (collectively, the Community SEC Reports"). The Community SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Community's SEC Reports or necessary in order to make statements in Community's SEC Reports, in light of the circumstances under which they were made, not misleading.

     Section 3.31 Untrue Statements and Omissions. No representation or warranty
                  -------------------------------
contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.32 Fairness  Opinion. Prior to the  execution of this  Agreement,
                  -----------------
Community has received an opinion from Ryan, Beck & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Stock Consideration is fair to the shareholders of Community from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                                   ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF SUN

         Sun hereby represents and warrants to Community as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

     Section 4.1 Organization and Related Matters of Sun.
                 ---------------------------------------

          (a) Sun is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Sun has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Sun is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Sun, or the character or location of the properties and assets owned or leased by Sun makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of Sun on a consolidated basis. Sun is duly registered as a bank holding company under the BHC Act. True and correct copies of the Amended and Restated Certificate of Incorporation of Sun and the Amended and Restated Bylaws of Sun, each as amended to the date hereof, have been made available to Community.

          (b) Sun Bank is a national bank, duly organized, validly existing and in good standing under the laws of the United States. Sun Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Articles of Association and the Bylaws of Sun Bank, each as amended to the date hereof, have been delivered to Community.

          (c) Each subsidiary of Sun and Sun Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of Sun on a consolidated basis.

          (d) Sun has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of Sun on a consolidated basis.

     Section 4.2 Capitalization.
                 --------------

          (a) As of December 31, 2003, the authorized capital stock of Sun consisted of 25,000,000 shares of common stock, par value $1.00 per share, 13,290,747 shares of which are issued and outstanding (exclusive of any such shares held in the treasury of Sun as of the date hereof), and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding Sun Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

          (b) The authorized capital stock of Sun Bank consists of 750,000 shares of common stock, $5.00 par value per share, of which 607,577 shares as of the date hereof are issued and outstanding (none of which is held in the treasury of Sun Bank) (the "Sun Bank Shares"). All of the issued and outstanding Sun Bank Shares have been duly authorized and validly issued and all such shares are fully paid and, subject to 12 U.S.C. Section 55, nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Sun Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of Sun Bank.

          (c) All of the issued and outstanding shares of capital stock of Sun Bank are owned by Sun free and clear of all liens and encumbrances and adverse claims thereto.

     Section 4.3 Authorization. The execution, delivery, and performance of this
                 -------------
Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Sun, and no other corporate proceedings on the part of Sun are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of Sun enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of Sun or, (ii) to Sun's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sun under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Sun is a party, or by which Sun or any of its properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sun or any of its material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4; and (Y) with respect to (B) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Condition of Sun on a consolidated basis.

     Section 4.4 Financial Statements.
                 --------------------

          (a) Sun has made available to Community copies of the consolidated financial statements of Sun as of and for the years ended December 31, 2001 and 2002, and for the period ended March 31, 2003, June 30, 2003 and September 30, 2003, and Sun will make available to Community, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of Sun, the consolidated financial statements of Sun as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Sun").

          (b) Each of the Financial Statements of Sun (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Sun have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Sun (including the related notes) fairly presents or will fairly present the consolidated financial position of Sun as of the respective dates thereof and fairly presents or will fairly present the results of operations of Sun for the respective periods therein set forth.

          (c) Except for the issuance in December 2003 of $40 million aggregate principal amount of floating rate preferred securities, since December 31, 2002, Sun has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Sun on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Sun or reflected in the notes thereto, and (ii) which were incurred after December 31, 2002 in the ordinary course of business consistent with past practices. Since December 31, 2002, and except for the matters described in (i) and (ii) above, Sun has not incurred or paid any obligation or liability which would be material to the Condition of Sun on a consolidated basis.

     Section 4.5 Absence of Certain Changes or Events.  Since December 31, 2002,
                 ------------------------------------
there has not been any material adverse change in the Condition of Sun on a consolidated basis, and to the knowledge of Sun, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

     Section 4.6  Consents  and  Approvals.  Except for (i) the  Consents of the
                  ------------------------
Regulatory Authorities; (ii) approval of this Agreement by the shareholders of Sun; (iii) filing of Certificate of Merger with the State of New Jersey; and
(iv) as disclosed in Schedule 4.7, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Sun of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

     Section 4.7 Proxy Materials. None of the information relating solely to Sun
                 ---------------
or any Subsidiary to be included or incorporated by reference in the Joint Proxy Statement/Prospectus which is to be mailed to the shareholders of Community and Sun in connection with the solicitation of their approval of this Agreement will, at the time such Joint Proxy Statement/Prospectus is mailed or at the time of the meeting of shareholders of Community to which such Joint Proxy
Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

     Section 4.8 Accounting, Tax, Regulatory Matters. Sun has not agreed to take
                 -----------------------------------
any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act.

     Section 4.9 Untrue Statements and Omissions.  No representation or warranty
                 -------------------------------
contained in Article 4 of this Agreement or in the Schedules of Sun contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.10.  Broker's Fees. Except for Sandler O'Neill & Partners,  L.P.,
                    -------------
neither of Sun or Sun Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section 4.10 Title and Related Matters.
                  -------------------------

          (a) Each of Sun, Sun Bank and their respective subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of any of them on the Financial Statements of Sun or the Financial Regulatory Reports of Sun Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2002), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Sun and the Financial Regulatory Reports of Sun Bank or incurred in the ordinary course of business after December 31, 2002, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Sun on a consolidated basis.

          (b) All agreements pursuant to which Sun, Sun Bank or any of their respective subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Condition of Sun on a consolidated basis.

     Section 4.12. Accounting Controls; Disclosure Controls.
                   ----------------------------------------

          (a) Each of Sun, Sun Bank and their respective subsidiaries has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Sun, Sun Bank and their respective subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Sun, Sun Bank and their respective subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Sun, Sun Bank and their respective subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Sun, Sun Bank and their respective subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

          (b) To the extent required, Sun has in place "disclosure controls and procedures" as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended, to allow Sun's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Sun required under the Securities Exchange Act of 1934, as amended.

     Section  4.13  Deposit  Insurance.  The  deposit  accounts  of Sun Bank are
                    ------------------
insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Sun Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

     Section 4.14 SEC Filings.  Sun has filed all forms,  reports and  documents
                  -----------
required to be filed by Sun with the SEC since January 1, 2003 (collectively, the Sun SEC Reports"). The Sun SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Sun's SEC Reports or necessary in order to make statements in Sun's SEC Reports, in light of the circumstances under which they were made, not misleading

     Section 4.15 Loan  Reserves.  The allowances for possible loan losses shown
                  --------------
on the Financial Statements of Sun and the Financial Regulatory Reports of Sun Bank as of September 30, 2003 were, and the allowance for possible loan losses to be shown on the Financial Statements of Sun and the Financial Regulatory Reports of Sun Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Sun and Sun Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

     Section 4.16  Environmental  Matters.  To our  knowledge,  each of Sun, Sun
                   ----------------------
Bank, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace. There is no litigation pending or, to the knowledge of Sun, Sun Bank or any of their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which Sun, Sun Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Sun, Sun Bank or any Participation Facility.

     Section 4.17 Legal Proceedings; Etc. Neither Sun nor Sun Bank is a party to
                  ----------------------
any, and there are no pending or, to the knowledge of Sun and each Sun subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Sun or Sun Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Sun and each Sun subsidiary as of the date hereof, there is no proceeding, claim, action or governmental investigation against Sun or Sun Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Sun or Sun Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Sun on a consolidated basis; there is no default by Sun or Sun Bank under any material contract or agreement to which Sun or Sun Bank is a party; and none of Sun or Sun Bank is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Sun or Sun Bank and none of Sun or Sun Bank has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

     Section 4.18 Labor.
                  -----

          (a) No work stoppage involving Sun, Sun Bank or any of their respective subsidiaries is pending as of the date hereof or, to the knowledge of Sun, Sun Bank and their respective subsidiaries, threatened. None of Sun, Sun
Bank or any of their respective subsidiaries is involved in, or, to the knowledge of Sun, Sun Bank and their respective subsidiaries, threatened with or affected by, any proceeding asserting that Sun, Sun Bank or any of their respective subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Sun. No union represents or claims to represent any employees of Sun, Sun Bank or their respective subsidiaries, and, to the knowledge of Sun, Sun Bank and their respective subsidiaries, no labor union is attempting to organize employees of Sun, Sun Bank or their respective subsidiaries.

          (b) Sun, Sun Bank and their respective subsidiaries are in compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

     Section  4.19  Compliance  with  Laws.  Each of Sun,  Sun  Bank  and  their
                    ----------------------
respective subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders. None of Sun or Sun Bank:

          (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Sun), or

          (b)  since   January  1,  2003,   has  received  a   notification   or
communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Sun or Sun Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Sun), (ii) threatening to revoke any permit or license (other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Sun), (iii) requiring Sun or Sun Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of Sun or Sun Bank, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity's capital adequacy, credit policies, management or business.

                                   ARTICLE 5

                            COVENANTS AND AGREEMENTS

     Section  5.1  Conduct  of  the   Business  of   Community   and   Community
                   -------------------------------------------------------------
Subsidiaries.
-------------

          (a) During the period from the date of this Agreement to the Effective Time of the Merger, Community shall, and shall cause Community Bank and its respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) preserve for itself and Sun the goodwill of the customers of Community, Community Bank and their respective subsidiaries and others with whom business relationships exist, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Community or Sun to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

          (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Community shall not, and it shall not permit any Community subsidiary, without the prior written consent of Sun, to:

               (i) change, delete or add any provision of or to the Certificate of Incorporation or Bylaws of Community or Community Bank;

               (ii) except for the issuance of Community  Shares pursuant to the terms of the Community Options, change the number of shares of the authorized, issued or outstanding capital stock of Community, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Community, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Community; provided that Community may pay a one time special cash dividend of up to $.75 per share on each Community Share issued and outstanding (other than shares held in treasury and unawarded shares held in benefit plans) immediately prior to the Effective Time.

               (iii)incur  any  material  liabilities  or  material  obligations
                    (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

               (iv) make any  capital  expenditures  individually  in  excess of
                    $10,000, or in the aggregate in excess of $10,000 other than pursuant to binding commitments existing on December 31, 2003 and disclosed at Schedule 5.1(b)(iv), or as otherwise disclosed at Schedule 5.1(b)(iv) as of the date of this Agreement, and other than expenditures necessary to maintain existing assets in good repair;

               (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $10,000;

               (vi) pay any bonuses to any employee,  officer, director or other person except pursuant to the terms of an enforceable written employment agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

               (vii)enter  into  or  extend  any  agreement,  lease  or  license relating to real property, personal property, data processing or bankcard functions relating to Community or Community Bank that involves an aggregate of $10,000 or more;

               (viii) acquire  five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing Community subsidiaries which has been approved in advance in writing by Sun, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by Community Bank or any other Community subsidiary engaged in banking in a fiduciary capacity or (D) the creation of any new Community subsidiary organized to conduct and continue activities otherwise permitted by this Agreement;

              (ix) originate, purchase, extend or grant any loan in principal amount in excess of $3.0 million, or engage or participate in any lending activities, including modifications to any loans existing on the date hereof, other than in the ordinary course of business consistent with past practices; provided however, Community Bank shall consult with Sun Bank with respect to origination, purchase or extension of all loans with principal amount in excess of $1.5 million;

              (x) file any applications or make any contract with respect to branching by Community Bank (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property, other than pursuant to legally binding contracts in effect on the date of this Agreement;

              (xi) form any new subsidiary or cause or permit a material change in the activities presently conducted by any subsidiary of Community or make additional investments in subsidiaries;

              (xii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Community and Community Bank's past practices;

              (xiii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

              (xiv) purchase or otherwise acquire any investment securities for its own account other than those issued or guaranteed by the US Treasury, the Federal Home Loan Bank System, the Federal National Mortgage Association, the Government National Mortgage Association, or the Federal Home Loan Mortgage Corporation, or
                    any Derivative Contract. Any security purchased shall not have an average remaining life to maturity of greater than two years; or

               (xv) commence  any cause of action or  proceeding  other  than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Community, Community Bank or any of their respective subsidiaries for material money damages or restrictions upon any of their operations.

     Section  5.2 Current  Information.  During the period from the date of this
                  --------------------
Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Community will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Sun and to report the general status of the ongoing operations of Community. Community will promptly notify Sun of any material change in the normal course of business or the operations or the properties of Community or Community Bank, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Community or an Community subsidiary, the institution or the threat of material litigation, claims, threats or causes of action involving Community or Community Bank, and will keep Sun fully informed of such events. Community will furnish to Sun, promptly after the preparation and/or receipt by Community thereof, copies of its unaudited monthly and quarterly periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Sun, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Community and the Financial Regulatory Reports of Community Bank.

     Section  5.3  Access  to   Properties;   Personnel  and  Records;   Systems
                   -------------------------------------------------------------
Integration.
------------

          (a) For so long as this Agreement shall remain in effect, Community, Community Bank and their respective subsidiaries shall permit Sun or its agents full access, during normal business hours, to the properties of Community, Community Bank and their respective subsidiaries, and shall disclose and make available (together with the right to copy) to Sun and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Community or Community Bank, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which Sun may have a reasonable interest, and Community, Community Bank and their respective subsidiaries shall use their reasonable best efforts to provide Sun and its representatives access to the work papers of Community's and Community subsidiaries' accountants. For so long as this Agreement shall remain in effect, Community shall permit a Sun representative to attend Community board meetings, provided that the Community board may convene in executive session without the presence of a Sun representative in the event that Community wishes to discuss matters associated to its fiduciary duties with respect to the Agreement and matters related thereto. Community, Community Bank and their respective subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Community, Community Bank and their respective subsidiaries shall cooperate with Sun in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to Sun shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Community, Community Bank and their respective subsidiaries.

          (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (1) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (2) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Without the consent of the other party, neither party shall use information furnished to such party other than for the purposes of the transactions contemplated hereby.

          (c) From and after the date hereof, Community shall cause Community Bank and its directors, officers and employees to, and shall make all reasonable efforts to cause Community Bank's data processing service providers to, cooperate and assist Sun in connection with an electronic and systematic conversion of all applicable data regarding Community Bank to Sun Bank's system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, Community shall cause Community Bank to make reasonable arrangements during normal business hours to permit personnel and representatives of Sun Bank to train Community Bank employees in Sun Bank's system of electronic data processing. Community and Community Bank shall permit Sun to train the Community's employees during the one month period before the anticipated Effective Time of the Merger with regard to Sun's operations, policies and procedures at Sun's sole cost and expense. This training may take place at Community's branch offices at such times to be determined in cooperation with Community and shall be conducted in a manner so as to not interfere with the business operations of the branch offices.

     Section 5.4 Approval of Shareholders. Sun and Community will take all steps
                 ------------------------
necessary under applicable laws to call, give notice of, convene and hold a meeting of their shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Community will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Sun and Community will use their best efforts to obtain the necessary approvals by their shareholders of this Agreement and the transactions contemplated hereby.

     Section 5.5 No Other Bids.  Except with respect to this  Agreement  and the
                 -------------
transactions contemplated hereby, neither Community nor any "Affiliate" (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, "representative") retained by Community, Community Bank or any of their respective subsidiaries shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "takeover proposal" (as defined below) by any other party. Except to the extent necessary to comply with the fiduciary duties of Community's Board of Directors as advised in writing by counsel to such Board of Directors, neither Community nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but
Community may communicate information about such a takeover proposal to its shareholders if and to the extent it is required to do so in order to comply with its legal obligations as advised in writing by counsel. Community shall promptly notify Sun orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Community shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this
Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Community, Community Bank or any of their respective subsidiaries or for the acquisition of a significant equity interest in Community, Community Bank or any of their respective subsidiaries or for the acquisition of a significant portion of the assets or liabilities of Community, Community Bank or any of their respective subsidiaries.

     Section  5.6 Notice of  Deadlines.  Schedule  5.6 lists the  deadlines  for
                  --------------------
extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Community or Community Bank is a party.

     Section 5.7  Maintenance of  Properties;  Certain  Remediation  and Capital
                  --------------------------------------------------------------
Improvements.  Community,  Community Bank and their respective subsidiaries will
------------
maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

     Section 5.8  Environmental  Audits.  Upon the written request of Sun, which
                  ---------------------
request shall occur within thirty days of the date hereof, Community will, at Sun's expense, with respect to each parcel of real property that Community or Community Bank owns, procure and deliver to Sun, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to Sun.

     Section 5.9 Title Insurance. Upon the written request of Sun, which request
                 ---------------
shall occur within thirty (30) days of the date hereof, Community will, at Sun's expense, with respect to each parcel of real property that Community or Community Bank owns, procure and deliver to Sun, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner's title insurance in such amounts and by such insurance company reasonably acceptable to Sun, which policy shall be free of all material exceptions to Sun's reasonable satisfaction.

     Section 5.10 Surveys.  Upon the written request of Sun, which request shall
                  -------
occur within thirty (30) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to
Section 5.10, Sun, at its own expense, will procure and deliver to Sun at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Sun, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

     Section 5.11  Consents to Assign and Use Leased  Premises.  With respect to
                   -------------------------------------------
the leases disclosed in Schedule 3.14(b), Community will, or shall cause Community Bank and each applicable subsidiary of Community and Community Bank to, obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of Community, Community Bank and their respective subsidiaries to Sun Bank and to permit the use and operation of the leased premises by Sun Bank.

     Section 5.12 Compliance Matters. Prior to the Effective Time of the Merger,
                  ------------------
Community shall take, or cause to be taken, all steps reasonably requested by Sun to cure any deficiencies in regulatory compliance by Community or Community Bank; provided, however, neither Sun nor Sun Bank shall be responsible for discovering or have any obligation to disclose the existence of such defects to Community nor shall Sun have any liability resulting from such deficiencies or attempts to cure them.

     Section  5.13  Conforming  Accounting  and Reserve  Policies.  Upon written
                    ---------------------------------------------
confirmation from Sun that all conditions to closing set forth in Articles 8 and 9 have been satisfied or waived, at the request of Sun, Community shall immediately prior to Closing establish and take such reserves and accruals as Sun reasonably shall request to conform Community Bank's loan, accrual, reserve and other accounting policies to the policies of Sun Bank.

     Section  5.14 Bank Merger  Agreement.  Prior to the  Effective  Time of the
                   ----------------------
Merger, Sun Bank and Community Bank shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as Exhibit 5.14. Community agrees that it shall vote by action by written consent or as otherwise required the shares of capital stock of Community Bank held by Community in favor of such Bank Merger Agreement and the transactions contemplated thereby.

     Section 5.15 Affiliate and Voting  Agreements.  Community  shall deliver to
                  --------------------------------
Sun as of the date of the Agreement, a Voting Agreement in form and substance as set forth at Exhibit 5.15, executed by each director and executive officer of Community.

     Section  5.16.  Directors  Deferred   Compensation  Plan.  Subject  to  the
                     ----------------------------------------
limitations and restrictions set forth at 6.9 herein, the Directors Deferral Plan and related Trust Agreement shall be terminated by Community Bank at and immediately prior to the Effective Time and Community Bank shall make payments to plan participants in amounts not to exceed the amounts set forth at Schedule 5.16, less applicable tax withholding.

                                   ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS

     Section 6.1 Best Efforts; Cooperation.  Subject to the terms and conditions
                 -------------------------
herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

     Section 6.2 Regulatory Matters.
                 ------------------

          (a) As promptly as practicable following the execution and delivery of this Agreement, but in no event more than 60 days from the date hereof, Sun and Community shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Community. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

          (b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     Section 6.3 Employment and Employee Benefits Matters.
                 ----------------------------------------

          (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Sun or any of its affiliates and any officer or employee of Community, Community Bank or any of their respective subsidiaries or an obligation on the part of Sun or any of its affiliates to employ any such officers or employees.

          (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Community, Community Bank or any of their respective subsidiaries immediately prior to, at or as soon as administratively feasible following the Effective Time of the Merger, provided that the conditions of this Subsection (b) and of paragraphs (i)-(ii) below are then met and provided further that all employees of Community, Community Bank or any of their respective subsidiaries who were participating immediately prior to the Merger in employee benefit plans of Community, Community Bank or any of their respective subsidiaries for which Sun maintains a corresponding plan shall commence participation in Sun's corresponding plan upon the later of the Effective Time of the Merger or the date of termination of coverage under the Employee Benefit Plans of Community, Community Bank or any of their respective subsidiaries without any gap or interruption in coverage (including any gap affecting any of Community employee's dependents), whether a gap in time of coverage or in waiting or elimination periods. Subject to Section 6.3(c) hereof and except as otherwise specifically provided below, Sun agrees that the officers and employees of Community, Community Bank or any of their respective subsidiaries who Sun or its subsidiaries employ shall be eligible to participate in Sun's employee benefit plans, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of Sun; provided, however, that:

              (i)    with respect to each Sun Health  Plan,  Sun shall waive all
                     waiting   periods   under  said   plans  for   pre-existing
                     conditions; and

              (ii) Credit for each such employee's past service with Community, Community Bank or any of their respective subsidiaries prior to the Effective Time of the Merger ("Past Service Credit") shall be given by Sun to employees for purposes of:

                    (A) determining vacation, severance, sick leave and other leave benefits and accruals, in accordance with the
                         established   policies   of   Sun;

                    (B) establishing eligibility for participation in and vesting under Sun's welfare and fringe benefit plans, and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service.

              (iii) with respect to participation in any group medical or dental insurance plans by employees of Community who shall become employees of Sun or Sun Bank as of the Effective
                     Time, Sun shall credit all amounts paid by Community employees as deductibles under the Community plans in the 2004 calendar year towards deductibles in 2004 under the corresponding Sun plans.

          (c)  Subject to the limitations and  restrictions set forth at Section
6.9 herein, any full time employee of Community or Community Bank (excluding the three executive officers) whose employment with Sun or Sun Bank is involuntarily by Sun or Sun Bank after the Effective Time and for a period of six months thereafter, absent termination for cause in accordance with policies of Sun or Sun Bank, shall receive severance payments in accordance with the policy and
years  of  service   information  set  forth  at  Schedule  6.3(c)

     Section 6.4 Indemnification.
                 ---------------

          (a) For a period of six (6) years after the Effective Time of the Merger, Sun shall indemnify, defend and hold harmless each person entitled to indemnification from Community (each an "Indemnified Party") against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in Community's and Community Bank's Certificate of Incorporation or Bylaws, in each case as in effect as of the date hereof.

          (b) After the Effective Time of the Merger, directors, officers and employees of Community and Community Bank, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Sun and its subsidiaries would be entitled under the Certificate of Incorporation and Bylaws of Sun or the particular subsidiary for which they are serving as officers, directors or employees and under such directors' and officers' liability insurance policy as Sun may then make available to officers, directors and employees of Sun and its subsidiaries.

          (c) Sun shall use its best efforts (and Community shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of three (3) years after the Effective Time of the Merger Community's existing directors' and officers' liability insurance policy (provided that Sun may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii)with the consent of Community (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Sun shall not be obligated to make premium payments for such three (3) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Community's and Community Bank's directors and officers, 150% of the annual premium payments on Community's current policy, as in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sun shall use its reasonable efforts to maintain the most advantageous policies of director's and officer's liability insurance obtainable for a premium equal to the Maximum Amount.

          (d) If Sun or any of its successors or assigns shall consolidate with or merge into any other person and shall not be continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of Sun shall assume the obligations set forth in this Section 6.4.

     Section 6.5 Registration Statement. Sun shall use its best efforts to cause
                 ----------------------
the Registration Statement to be filed with the SEC within the sixty days of the date hereof and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Joint Proxy Statement/Prospectus for the meeting of Sun's and Community's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. Community, Community Bank and their respective subsidiaries will furnish to Sun the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. Sun shall take all actions required to qualify or obtain exemptions from such qualifications for the Sun Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

     Section 6.6 Section 16 Matters.  Prior to the Effective  Time, the Board of
                 ------------------
Directors of Community and of Sun (or appropriate committees thereof) shall adopt (if necessary) a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Community who is a covered person of Community for purposes of Section 16 under the Exchange Act (together with the rules and regulations promulgated thereunder, "Section 16") of Community Shares or Community Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

     Section 6.7 Transaction Expenses of Community.
                 ---------------------------------

          (a) For planning purposes, set forth at Community Schedule 6.7(a) hereto, Community has provided Sun with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Community in connection with this Agreement and the transactions contemplated thereunder based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Community shall use its best efforts to maintain expenses within the budget, provided that in the event the actual facts and circumstances differ from the assumptions upon which the budget is based, then the budget shall be adjusted to reasonably correspond to such change.

                  (b) Promptly after the execution of this Agreement, Community shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days. Community shall review these invoices and track such expenses against the budget referenced above, and Community shall advise Sun of such matters prior to payment of such invoices.

                  (c) Community shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month. Community shall advise Sun monthly of such invoices for professional services, disbursements and reimbursable expenses which Community has incurred in connection with this Agreement prior to payment of such invoices, and Community shall track such expenses against the budget referenced above.

                  (d) Sun, in reasonable consultation with Community, shall make all arrangements with respect to the printing and mailing of the Joint Proxy Statement/Prospectus. Each party shall be responsible for their proportionate expenses with respect to the printing of the Joint Proxy Statement/Prospectus.

                  (e) Not later than two business days prior to the Closing Date, Community shall provide Sun with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted. Community shall detail any variance of such transaction expenses to the budget set forth at Community
Schedule 6.7(a) as of the date of the Agreement.

         Section 6.8 Press Releases.  Sun and Community agree that they will not
                     --------------
issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

         Section 6.9 Prior Notice and Approval Before Payments To Be Made.
                     ----------------------------------------------------

          (a) No payments shall be made by Community or Community Bank to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, vacation or leave plan or other compensation or benefits program), upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Community or Community Bank, except to the extent that such intended payments (i) have been set forth in the Community Schedules furnished to Sun at the date of this Agreement, (ii) with prior written notice to Sun of such intended payment, (iii) delivery of a written acknowledgement and release executed by the recipient and the Community and Community Bank satisfactory to Sun in form and substance, and (iv) the consent of Sun.

          (b) Prior to the Effective Time, Community and Community Bank, with the assistance of its tax accountants, shall determine if any payments made or to be made by the Community or Community Bank shall constitute an "excess parachute payment" in accordance with Section 280G of the Code, shall furnish Sun with a schedule of any non-deductible payments in accordance with Section 280G of the Code, and take such steps as are necessary so that the IRS Forms 1099 and W-2 and related forms shall properly report the non-deductible status of any such payments.

         Section 6.10 Nasdaq Listing.  Sun shall use its reasonable best efforts
                      --------------
to cause the Sun Shares to be issued in the Merger to be approved for listing for quotation on the NASDAQ, subject to official notice of issuance, as of the Effective Time.

         Section 6.11  Current  Information  of Sun.  During the period from the
                       ----------------------------
date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Sun will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Community and to report the general status of the ongoing operations of Sun. Sun will promptly notify Community of any material change in the normal course of business or the operations or the properties of Sun or Sun Bank, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Sun or an Sun subsidiary, the institution or the threat of material litigation, claims, threats or causes of action involving Sun or Sun Bank, and will keep Sun fully informed of such events. Sun will furnish to Community, promptly after the preparation and/or receipt by Sun thereof, copies of its unaudited monthly and quarterly periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Community, be treated, for purposes of Section 4.4 hereof, as among the Financial Statements of Sun and the Financial Regulatory Reports of Sun Bank.

         Section 6.12 Community Banking Group Board. As of the Effective Time of
                      -----------------------------
the Merger Sun shall use its best efforts to appoint each of the members of the Board of Directors of Community and Community Bank to a Community Banking Group Board to be established by Sun following the Effective Time. Membership of any person on such Community Banking Group Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with Sun. Community and Community Bank will use its best efforts to have each director of Community and Community Bank as of the date of this Agreement execute and deliver the agreement set forth at Exhibit 6.12.

         Section  6.13.  Board  of  Directors  of Sun and Sun  Bank.  As soon as
                         ------------------------------------------
practicable after the Effective Time, Sun and Sun Bank shall appoint Mr. Howard Schoor and two other individuals of Sun's and Sun Bank's choosing who were formerly serving on the Board of Directors of Community immediately prior to the Effective Time and who are acceptable to Sun and Sun Bank to the Board of Directors of Sun and Sun Bank to serve until the next annual meeting of Sun and Sun Bank, subject to the right of removal for cause. Directors appointed to Sun or Sun

Bank's Board of Directors pursuant hereto shall no longer serve as directors of the Community Banking Group Board appointed pursuant to Section 6.12 of this Agreement.

         Section 6.14  Registration of Sun Shares related to Exchanged  Options.
                       --------------------------------------------------------
As soon as practicable after the Effective Time, Sun shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the Sun Shares subject to issuance upon the exercise of such Community Options exchanged in accordance with Section 2.2 herein.

         Section 6.15  Notification  of Certain  Matters.  Each party shall give
                       ---------------------------------
prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of Community and Sun shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 7

                          MUTUAL CONDITIONS TO CLOSING

The obligations of Sun, on the one hand, and Community, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder  Approval.  The Merger shall have been approved
                     ---------------------
by the requisite vote of the shareholders of Community and Sun.


         Section  7.2  Regulatory  Approvals.  All  necessary  Consents  of  the
                       ---------------------
Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation.  There shall be no actual or threatened  causes
                     ----------
of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either Sun or Community, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Sun or Community, as the case may be.

         Section  7.4  Proxy   Statement   and   Registration   Statement.   The
                       --------------------------------------------------
Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and Sun shall have received all state securities laws, or "blue sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the Sun Shares pursuant to the terms of this Agreement.

                                    ARTICLE 8

                      CONDITIONS TO THE OBLIGATIONS OF SUN

The obligation of Sun to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:


         Section 8.1  Representations  and Warranties.  The  representations and
                      -------------------------------
warranties of Community set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations.  Community shall have performed
                     --------------------------
all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.


         Section  8.3  Certificate  Representing   Satisfaction  of  Conditions.
                       --------------------------------------------------------
Community shall have delivered to Sun a certificate of the Chief Executive Officer of Community dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Community under Article 3 of this Agreement.

         Section  8.4  Absence  of  Adverse  Facts.  There  shall  have  been no
                       ---------------------------
determination by Sun that any fact, event or condition exists or has occurred that, in the judgment of Sun, would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of Community on a consolidated basis or the consummation of the transactions contemplated by this Agreement.

         Section 8.5 Opinion of Counsel.  Sun shall have  received an opinion of
                     ------------------
counsel from Windels, Marx, Lane & Mittendorf, LLP, counsel to Community, satisfactory to Sun and its counsel, dated as of the Effective Time of the Merger, to the effect set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under  Agreements.  Community  shall have obtained
                     --------------------------
the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Community under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of Sun, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or
                     ------------------
any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Sun, any material adverse requirement upon Sun or any Sun Subsidiary, including, without limitation, any requirement that Sun sell or dispose of any significant amount of the assets of Community, Community Bank and their respective subsidiaries, or any other Sun Subsidiary.

         Section 8.8  Certification of Claims.  Community shall have delivered a
                      -----------------------
certificate to Sun that Community is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Community, Community Bank or any of their respective subsidiaries.

         Section  8.9  Dissenting  Shares.  No more  than 5% of the  issued  and
                       ------------------
outstanding shares of Community common stock shall be Dissenting Shares.

                                    ARTICLE 9

                     CONDITIONS TO OBLIGATIONS OF COMMUNITY

The obligation of Community to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1  Representations  and Warranties.  The  representations and
                      -------------------------------
warranties of Sun contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects, as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

         Section 9.2  Performance of  Obligations.  Sun shall have performed all
                      ---------------------------
covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate  Representing  Satisfaction of Conditions.  Sun
                     -----------------------------------------------------
shall have delivered to Community a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Section 9.1 and
Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Sun under
Article 4 of this Agreement.

         Section 9.4  Opinion of  Counsel.  Community  shall have  received  the
                      -------------------
opinion of Malizia Spidi & Fisch, PC, special counsel to Sun, satisfactory to Community and its counsel, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.4 hereof.

         Section  9.5  Listing  of Sun  Shares.  The Sun  Shares to be issued in
                       -----------------------
connection herewith shall have been approved for listing on NASDAQ, as of the Effective Time.

                                   ARTICLE 10

                        TERMINATION, WAIVER AND AMENDMENT


         Section 10.1  Termination.  This  Agreement may be  terminated  and the
                       -----------
Merger abandoned at any time prior to the Effective Time of the Merger:

          (a) by the mutual consent in writing of the Board of Directors of Sun and Community; or

          (b) by the Board of Directors of Sun or Community if the Merger shall not have occurred on or prior to October 31, 2004, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

          (c) by the Board of Directors of Sun or Community (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section
8.1 of this Agreement in the case of Community and Section 9.1 in the case of Sun or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in
Section 8.1 of this Agreement in the case of Community and Section 9.1 of this Agreement in the case of Sun; or

          (d) by the Board of Directors of Sun or Community (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section
8.1 of this

Agreement in the case of Community and Section 9.1 in the case of Sun or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach; or

          (e) by the Board of Directors of Sun or Community in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Community fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Community's shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (f) by the Board of Directors of Sun or Community (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section
8.1 of this Agreement in this case of Community and Section 9.1 in the case of Sun or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

          (g) By the Board of Directors of Sun, (a) if Community's fails to hold its shareholder meeting to vote on the Agreement within 60 days of the Registration Statement filed with respect to the Sun Shares to be issued in accordance with this Agreement being declared effective by the Securities and Exchange Commission, or (b) if Community's Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of Community vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Sun its recommendation that the shareholders of Community vote in favor of the adoption of this Agreement; or

          (h) By Community if it determines by a vote of the majority of the members of its Board of Directors, and notifies Sun, at any time during the five
(5) day period commencing two (2) business days after the Determination Date and if both of the following conditions are satisfied:

               (i) The Average Closing Price of Sun Common Stock is less than $22.89 (adjusted as set forth in the last sentence of this Section 10.1(h)); and

               (ii) (x) the number  obtained  by dividing  the  Average  Closing
                    Price on the Determination Date by the Starting Price (such number being referred to herein as the "Sun Ratio") shall be less than
                    (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.175 from the quotient in this clause
                    (ii)(y) (such number being referred to herein as the "Index Ratio");

         If  Community  elects to  terminate  this  Agreement  pursuant  to this
Section 10.1(h), it shall give notice to Sun within the aforementioned five (5) day period, provided such notice may be withdrawn at any time. During the five
(5) day period commencing with its receipt of such notice, Sun shall have the option of adjusting the Per Share Stock Consideration to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $22.89 multiplied by the Per Share Stock Consideration (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Per Share Stock Consideration (as then in effect) and the denominator of which is the Sun Ratio. If Sun makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Community of such election and the revised Per Share Stock Consideration, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration shall have been so modified), and any reference in this Agreement to "Per Share Stock Consideration" shall thereafter be deemed to refer to the Per Share Stock Consideration as adjusted pursuant to this Section 10.1(h).

         For purposes of this Section 10.1(h), the following terms shall have the meaning indicated:

         "Average Closing Price" shall mean the average of the per share closing prices of the Sun Common Stock as reported on the NASDAQ for the 20 consecutive trading days ending on the Determination Date as reported by The Wall Street Journal, expressed in decimal figures carried to five figures.

         "Determination Date" means the tenth (10th) trading day prior to the Closing Date.

         "Index Group" means the twenty-two (22) financial institution companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the market capitalization of the outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The twenty-two (22) financial institution companies and the weights attributed to them are as follows:

                                                                Market          Market
     Financial Institution Holding Company                     Value ($M)     Weighting
     -------------------------------------                     ----------     ---------
Company Name                                     Ticker
Provident Bankshares Corporation                 PBKS            783.29          7.2%
First Commonwealth Financial Corporation         FCF             886.40          8.2%
NBT Bancorp Inc.                                 NBTB            710.29          6.6%
Community Bank System, Inc.                      CBU             671.40          6.2%
National Penn Bancshares, Inc.                   NPBC            800.44          7.4%
U.S.B. Holding Co., Inc.                         UBH             452.12          4.2%
S&T Bancorp, Inc.                                STBA            802.24          7.4%
Harleysville National Corporation                HNBC            675.32          6.2%
Yardville National Bancorp                       YANB            258.47          2.4%
Sterling Financial Corporation                   SLFI            507.80          4.7%
Sandy Spring Bancorp, Inc.                       SASR            521.55          4.8%
Financial Institutions, Inc.                     FISI            268.60          2.5%
Tompkins Trustco, Inc.                           TMP             379.79          3.5%
Community Banks, Inc.                            CMTY            372.66          3.4%
Sterling Bancorp                                 STL             446.65          4.1%
Hudson Valley Holding Corp.                      HUVL            468.82          4.3%
Univest Corporation of Pennsylvania              UVSP            421.71          3.9%
Lakeland Bancorp, Incorporated                   LBAI            273.52          2.5%
Interchange Financial Services Corporation       IFCJ            308.34          2.9%
Arrow Financial Corporation                      AROW            288.97          2.7%
Suffolk Bancorp                                  SUBK            376.76          3.5%
Sun Bancorp, Inc.                                SUBI            134.10          1.2%


         "Index Price" on a given date, means the weighted average (weighted in accordance with the Weighting Factors above, which were calculated with reference to the market capitalizations of the outstanding shares of common stock of the Companies listed above) based upon the closing prices on such date of the common stock of the companies comprising the Index Group.

         "Starting Date" means February 13, 2004.

         "Starting Price" means $26.93 per share.

If Sun or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(h).

                    (i) By the Board of Community, in the event the Board, after receipt of the written legal opinion from counsel detailing that such action of accepting such takeover proposal is required in order for the Board to comply with its fiduciary duties under applicable laws of the State of New Jersey , and, provided that Community is not in breach of the provisions of this Agreement, including, but not limited to Section 5.5 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a takeover proposal (as defined in Section 5.5)


         Section 10.2 Effect of Termination; Termination Fee.
                      --------------------------------------

          (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

          (b) If, after the date of this Agreement, (i) Sun terminates this Agreement in accordance with Sections 10.1(g) or 10.1(i), or (ii) an Acquisition Transaction (as defined below) is offered, presented or proposed to Community or its shareholders, and thereafter this Agreement and the Merger are disapproved by Community or by the shareholders of Community, an Acquisition Transaction is consummated or a definitive agreement is entered into by Community relating to an Acquisition Transaction (each of (i) and (ii) being a "Trigger Event"), then immediately upon the occurrence of a Trigger Event and in addition to any other rights and remedies of Sun, Community shall pay Sun a cash amount of $3,250,000 as an agreed-upon termination fee plus reimbursement to Sun for its expenses incurred in negotiation and pursuit of the Agreement and the related transactions contemplated thereunder, including but not limited to fees and expenses of its legal counselors, investment advisors, accountants and related professionals and costs associated with such transaction and process
(collectively, the "Termination Fee"). For purposes of this Section 10.2, "Acquisition Transaction" shall, with respect to Community, mean any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Community or Community Bank, (b) a purchase, lease or other acquisition of all or substantially all the assets of either Community or Community Bank, (c) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of either Community or Community Bank or any significant subsidiary of Community, or (d) a tender or exchange offer to acquire securities representing 15% or more of the voting power of Community.

          (c) Community and Sun agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

         Section 10.3 Amendments. To the extent permitted by law, this Agreement
                      ----------
may be amended by a subsequent writing signed by each of Sun and Community.

         Section 10.4 Waivers.  Subject to Section 11.11 hereof,  prior to or at
                      -------
the Effective Time of the Merger, Sun, on the one hand, and Community, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations, Warranties and Covenants.
                      ---------------------------------------------------------
The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Sun or Community shall not survive the Effective Time of Merger, except that Section 5.3(b), Section 6.3(b), and Section 6.4 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Sun, Community (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Sun or Community contained herein shall be deemed to be terminated or extinguished so as to deprive Sun, on the one hand, and Community, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Sun or Community and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

                                   ARTICLE 11

                                  MISCELLANEOUS

         Section 11.1  Definitions.  Except as otherwise  provided  herein,  the
                       -----------
capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                  "Affiliate" of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

                  "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

                  "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

                  "Loan Property" means any property owned by Community, Community Bank or any of their subsidiaries, or in which Community, Community Bank or any of their subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law. Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                   "Participation Facility" means any facility in which Community, Community Bank or any of their subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

                  "Participation   in   the Management" of  a  facility  has the
meaning set forth in 40 C.F.R.ss. 300.1100(c).

                  "Material Adverse Effect," with respect to any party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such party and their respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of actions or omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated by this Agreement.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties (including the New Jersey Department of Banking and Insurance), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

         Section  11.2  Entire  Agreement.  This  Agreement  and  the  documents
                        -----------------
referred to herein contain the entire agreement among Sun and Community with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.3  Notices.  All notices or other  communications  which are
                       -------
required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                  If to Community:

                           Community Bancorp of New Jersey
                           3535 Highway 9 North
                           Freehold, New Jersey  07728
                           Attention: Robert O'Donnell, President
                           Fax: (732) 863-9001

                           With a copy to:

                           Windels, Marx, Lane & Mittendorf, LLP
                           120 Albany Street Plaza
                           New Brunswick, New Jersey  08901
                           Attention:  Robert A. Schwartz, Esq.
                           Fax: (732) 846-8877

                           Merger/Integration Committee
                           C/O Eli Kramer
                           21 Kilmer Drive
                           Suite G
                           Morganville, NJ  07751



                  If to Sun, then to:

                           Sun Bancorp, Inc.
                           226 Landis Avenue
                           Vineland, New Jersey 08360
                           Attention: Thomas A. Bracken, President
                           Fax: (856) 691-9187

                           With a copy to:

                           Malizia Spidi & Fisch, PC
                           1100 New York Avenue, NW
                           Suite 340 West
                           Washington, DC 20005
                           Attention: John J. Spidi, Esq.
                           Fax: (202) 434-4661

All such notices or other  communications shall be deemed to have been delivered
(i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section  11.4  Severability.   If  any  term,  provision,  covenant  or
                        ------------
restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.5 Costs and Expenses.  Expenses incurred by Community on the
                      ------------------
one hand and Sun on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section  11.6  Captions.  The  captions as to  contents  of  particular
                        --------
articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.7 Counterparts. This Agreement may be executed in any number
                      ------------
of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.8 Persons  Bound;  No Assignment.  This  Agreement  shall be
                      ------------------------------
binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by Sun to a subsidiary of Sun).

         Section  11.9  Governing  Law.  This  Agreement  is made  and  shall be
                        --------------
governed by and construed in accordance with the laws of the State of New Jersey (without respect to its conflicts of laws principles) except to the extent federal law may apply.

         Section  11.10  Exhibits  and  Schedules.  Each  of  the  exhibits  and
                         ------------------------
schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.11 Waiver. The waiver by any party of the performance of any
                       ------
agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.12  Construction of Terms.  Whenever used in this Agreement,
                        ---------------------
the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.


[CORPORATE SEAL]


                           SUN BANCORP, INC.


                           By:      /s/Thomas A. Bracken
                                    --------------------------------------------
                                    Thomas A. Bracken
                                    Its President and Chief Executive Officer

ATTEST:


/s/Dan A. Chila
--------------------------------
Dan A. Chila
Its Executive Vice President and
  Chief Financial Officer


[CORPORATE SEAL]

                           COMMUNITY BANCORP OF NEW JERSEY


                           By:      /s/Robert O'Donnell
                                    --------------------------------------------
                                    Robert O'Donnell
                                    Its President and Chief Executive Officer


ATTEST:

/s/James A. Kinghorn
----------------------
James A. Kinghorn
Its Secretary

                                                                       EXHIBIT B


April 28, 2004

The Board of Directors
Community Bancorp of New Jersey
3535 Highway 9 North
Freehold, NJ 07728

Members of the Board:

You have requested our opinion as investment bankers that the exchange ratio plus special cash dividend in the Merger (the "Merger") by and between Sun Bancorp, Inc. ("Sun"), the holding company for Sun National Bank, and Community Bancorp of New Jersey ("Community"), the bank holding company for Community Bank of New Jersey, pursuant to the Agreement and Plan of Merger dated as of February 15, 2004 (the "Agreement") is fair to the holders of Community Common Stock from a financial point of view.

Pursuant to the Agreement, Community shall be merged with and into Sun with the surviving entity being Sun. At a time to be determined by Sun, Community Bank of New Jersey will be merged into Sun National Bank with Sun National Bank being the surviving entity. Each share of Community's issued and outstanding common stock will be converted into the right to receive 0.8715 shares of Sun common stock (as adjusted for Sun's subsequent 5% stock dividend). In addition to the stock consideration, a special cash dividend of $0.75 will be paid by Community to each issued and outstanding Community common share immediately prior to the Effective Time of the Merger (as defined in the Agreement).

Ryan Beck & Co., Inc. ("Ryan Beck") as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have met with members of senior management of both Sun and Community to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) the Joint Proxy Statement/ Prospectus related to this transaction; (iii) the Prospectus dated December 11, 2003 related to Sun's recent common stock offering; (iv) Sun's and Community's 2003 year-end earnings releases on Form 8-K, both dated January 21, 2004; (v) Sun's Annual Reports on Form 10-K for the years ended December 31, 2003, 2002, 2001 and 2000, Quarterly Reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003 and March 31, 2003; (vi) Sun's first quarter 2004 earnings release on Form 8-K dated April 19, 2004; (vii) Sun's Proxy Statement dated May 22, 2003; (viii) Community's Annual Report on Form 10-K for the years ended December 31, 2003, 2002, 2001 and 2000, Quarterly Reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003 and March 31, 2003; (ix) Community's Annual Report on Form 10-K/A for the year ended December 31, 2003; (x) Community's Proxy Statement dated April 24, 2003; (xi) Community Bancorp's press release dated April 28, 2004 reporting earnings for the quarter ended March 31, 2004;
(xii) the  historical  stock  prices and trading  volume of Sun's  common  stock
(xiii) certain operating and financial information provided to Ryan Beck by the management of Sun relating to its business and prospects; (xiv) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Sun; (xv) the historical stock prices and trading volume of Community's common stock; (xvi) certain operating and financial information provided to Ryan Beck by the management of Community relating to its business and prospects; (xvii) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to

Board of Directors
Community Bancorp of New Jersey
April 28, 2004
Page 2

Community; and (xviii) the terms of recent acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Community. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of Community as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Sun and Community at December 31, 2003, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Sun and Community and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Sun, Community, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the expected synergies. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Sun or Community or their respective subsidiaries, nor have we reviewed any loan files of Sun or Community or their respective subsidiaries. We have further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of Community as an independent contractor to determine whether the exchange ratio (as adjusted for Sun's subsequent 5% stock dividend) offered to Community Shareholders in the Merger and the payment of the $0.75 Special Cash Dividend to be paid by Community (collectively, the "Consideration") as provided and described in the Agreement is fair to Community shareholders. Ryan Beck will receive a fee for its services, a significant portion of which is due upon consummation of the Merger. Ryan Beck has had an extensive investment banking relationship with Community including acting as placement agent to Community relating to its December, 2002 private placement of trust preferred securities. Ryan Beck's research department provides published "Profile" investment analysis on Community and Ryan Beck acts as a market maker in Community common stock. Ryan Beck has not had an investment banking relationship with Sun. Ryan Beck's research department provides published investment analysis on Sun. Ryan Beck acts as a market maker

Board of Directors
Community Bancorp of New Jersey
April 28, 2004
Page 3

in Sun common stock.

In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of Community and Sun for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Community and does not constitute a recommendation to any shareholder of Community as to how such shareholder should vote at any shareholder meeting held in connection with the merger. We have not considered, nor are we expressing any opinion herein with respect to, the price at which Sun Common Stock will trade following the consummation of the Merger. We have not considered nor are we expressing any opinion herein as to whether the Consideration offered to Community shareholders in the merger is fair to Community's shareholders should the termination provision in the Agreement related to a decline in Sun's stock price be triggered and Sun not adjust the Exchange Ratio.

Based upon and subject to the foregoing it is our opinion as investment bankers that the Consideration offered to Community shareholders in the Merger as provided and described in the Agreement is fair to the holders of Community common stock from a financial point of view.

Very truly yours,

/s/ Ryan Beck & Co., Inc.

                                                                       EXHIBIT C


April 29, 2004



Board of Directors
Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey  08360


Ladies and Gentlemen:

         Sun Bancorp, Inc. ("Sun") and Community Bancorp of New Jersey ("Community") have entered into an Agreement and Plan of Merger, dated as of February 16, 2004 (the "Agreement"), pursuant to which Community will merge with and into Sun (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Community's common stock, without par value, issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive 0.83 shares (the "Exchange Ratio") of Sun common stock, par value $1.00 per share. Community may also pay a one time special cash dividend of up to $.75 per share on each Community share issued and outstanding immediately prior to the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Sun.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Sun that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Community that we deemed relevant; (iv) internal financial projections  for Sun  for the  years  ending  December  31,  2004  through  2008 furnished by and reviewed with management of Sun; (v) internal financial projections for Community for the year ending December 31, 2004 furnished by management of Community and reviewed with managements of Community and Sun; (vi) the pro forma financial impact of the Merger on Sun, based on assumptions relating to earnings, transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Sun; (vii) the publicly reported historical price and trading activity for Sun's and Community's common stock, including a comparison of certain financial and stock market information for Sun and Community with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Sun the business, financial condition, results of operations and prospects of Sun and held similar discussions with certain members of senior management of Community regarding the business, financial condition, results of operations and prospects of Community.

Board of Directors
Sun Bancorp, Inc.
April 29, 2004
Page 2



In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Sun or Community or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Sun and Community that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Sun or Community, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Sun or Community nor have we reviewed any individual credit files relating to Sun or Community. We have assumed, with your consent, that the respective allowances for loan losses for both Sun and Community are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for Sun and Community and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with Sun's management and used by Sandler O'Neill in its analyses, Sun's management confirmed to us that they reflected the best currently available estimates and judgments of Sun's management of the respective future financial performances of Sun and Community and we assumed that such performances would be achieved. We express no opinion as to such projections or the assumptions on which they are based. We have also assumed that there has been no material change in Sun's or Community's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Sun and Community will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Sun has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sun's common stock will be when issued to Community's shareholders pursuant to the Agreement or the prices at which Sun's or Community's common stock may trade at any time.

         We have acted as Sun's financial advisor in connection with the Merger and will receive a fee for our services, which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services to Sun. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Sun and Community or their affiliates. We may also actively trade the debt and/or equity securities of Sun and Community or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Sun Bancorp, Inc.
April 29, 2004
Page 3



         Our opinion is directed to the Board of Directors of Sun in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Sun as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Exchange Ratio to Sun from a financial point of view and does not address the underlying business decision of Sun to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Sun or the effect of any other transaction in which Sun might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Joint Proxy Statement/Prospectus of Sun and Community dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Sun from a financial point of view.


                                            Very truly yours,

                                            /s/ Sandler O'Neill & Partners, L.P.

                                                                       EXHIBIT D

            SECTION 14A:11 OF THE NEW JERSEY BUSINESS CORPORATION ACT
                       "RIGHTS OF DISSENTING SHAREHOLDERS"

14A:11-1 RIGHT OF SHAREHOLDERS TO DISSENT. - (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

     (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

     (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

     (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

     (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

     (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsections 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

     (iii) a shareholder of a corporation shall not have the right to dissent from a plan of merger, if the merger did not require, for its approval, the vote of the shareholders as provided in subsection (6) of N.J.S. 14AA:10-3; or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

     (i) with respect to share of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

     (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

     (A) cash; or

     (B) shares, obligations or other securities which, upon consummation or the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

     (C) cash and such securities; or

     (iii) from a sale pursuant to an order of a court having jurisdiction.

     (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired to section 14A:10-9.

     (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

     (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right to dissent shall be governed by the provisions of this Chapter.

14A:11-2 NOTICE OF DISSENT; DEMAND FOR PAYMENT;  ENDORSEMENT OF CERTIFICATES.  -
(1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraphs 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

     (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

     (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

     (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

     (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

     (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

     (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

14A: 11-3 "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE. - (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsections 14A:11-2(3), 14A:11-2(4) or 14A: 11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined

     (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

     (b) In the case of a merger pursuant to section 14A:10-5.1 or subsequent 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

     (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4 TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES - (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

     (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

     (b) his demand for payment is withdrawn with the written consent of the corporation;

     (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

     (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

     (e) the proposed corporate action is abandoned or rescinded; or

     (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5 RIGHTS OF DISSENTING SHAREHOLDER. - (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6 DETERMINATION OF FAIR VALUE BY AGREEMENT. - (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections, 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

     (2) If, not later than 30 days after the expiration of the 10-day period limited by sub-section 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7 PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE. - (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8 ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER. - In any action to determine the fair value of shares pursuant to this Chapter:

     (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

     (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

     (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

     (d) The court shall render judgement against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9 JUDGEMENT IN ACTION TO DETERMINE FAIR VALUE. - (1) A judgement for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

     (2) The judgement shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10 COSTS AND EXPENSES OF ACTION. - The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11 DISPOSITION OF SHARES ACQUIRED BY CORPORATION. - (1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

     (2) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled. (Last amended by Ch. 279, L. '95, eff. 12-15-95.)

                                                                       EXHIBIT E

          ANNUAL REPORT ON FORM 10-K OF COMMUNITY BANCORP OF NEW JERSEY

   [To accompany the joint proxy statement/prospectus at the time of mailing]

                                                                       EXHIBIT F

                    SUN BANCORP, INC. AUDIT COMMITTEE CHARTER



Committee Responsibilities

The Audit Committee of the Board of Directors of Sun Bancorp, Inc. (the "Company") shall be a standing committee and is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee's responsibilities include supervision of the internal and external auditors and monitoring of management and staff compliance with the Company's audit policies and with applicable laws and regulations. The independent auditors shall report directly to the Audit Committee.

The Committee is granted the authority to investigate any activity of the Company and it is empowered with:

       o sole authority to appoint, determine the funding for the outside auditors in accordance with Section 10A(m)(2) of the Securities Exchange Act of 1934; and

       o the authority to engage and determine funding for independent counsel and other advisors as set forth in Section 10A(m)(5) of the Securities Exchange Act of 1934.

 The Committee shall:

        o Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

       o Receive on an annual basis a written statement from the independent auditors detailing all relationships between the independent auditors and the Company consistent with requirements of the Independence Standards Board Standard 1, as may be modified or supplemented. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact objectivity and independence of the independent auditors, and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditors.

       o Discuss with the independent auditors SAS 61 matters, as may be, modified or supplemented.

       o Review with the independent auditors (1) the proposed scope of their examination with emphasis on accounting and financial areas where the Committee, the independent auditors or management believe special attention should be directed, (2) results of their audit, (3) their evaluation of the adequacy of the system of internal controls and (4) cooperation received from management in the conduct of the audit.

       o   Prior  to  the  filing  of  audited  financial  statements  with  the
           Securities  and  Exchange  Commission,   obtain  a  report  from  the
           independent auditors of:

          (1)  all critical accounting policies and practices to be used;

          (2) all alternative treatments within generally accepted accounting principles and practices related to material items that have been discussed with management, including:

               (i) ramifications of the use of such alternative disclosures and treatments; and

               (ii) the treatment preferred by the auditor; and

          (3) other material written communications between the auditor and the management, such as any management letters or schedule of unadjusted differences.

       o Make a recommendation to the Board as to whether the financial statements should be included in the Company's Annual Report on Form 10 K.

       o Approve the report of Audit Committee to be included in the Company's Proxy Statement for its Annual Meeting of Shareholders.

       o Review interim results with the Company's financial officer and the independent auditors prior to the public announcement of financial results and the filing of a Quarterly Report on Form 10 Q by the Company.

       o Establish and maintain procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

       o Review significant accounting, reporting, regulatory or industry developments affecting the Company.

       o Discuss with management and the independent auditors, any issues regarding significant risks or exposures and assess the steps management has taken to minimize such risk.

       o Select and retain a competent and capable audit manager who has no responsibilities for operating the business. That person would be responsible for control risk assessments, audit plans, audit programs, and audit reports, set forth in OCC Bulletin 2003-12, Interagency Policy Statement on the Internal Audit Function Internal
           Outsourcing: Internal Audit.

       o Oversee internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget, and staffing.

       o Obtain quarterly updates from the Corporation's loan review function as to their evaluation of the risk ratings assigned to appropriate loans.

       o Discuss with the Disclosure Committee, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

       o Discuss with the Disclosure Committee and/or the Company's counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

       o Perform such other functions as assigned by law, the Company's bylaws or as the Board deems necessary and appropriate.

The Audit Committee shall pre-approve all audit services and permissible non-audit services to be rendered by the independent auditors in accordance with
Section 10A(i) of the Securities Exchange Act of 1934, as amended. The Audit Committee may establish written policies and procedures for the pre-approval of audit and non-audit services to be performed by the outside auditor provided that these policies and procedures are detailed as to the particular service and do not result in the delegation of the Audit Committee's responsibilities to management. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve audit or non-audit services to be performed by the outside auditor provided that any such approvals are presented to the full Committee at its next scheduled meeting.

Committee Membership

The membership of the Audit Committee shall be composed of at least three directors each of whom meets the definition of "independence" as defined by Rule 4200 of the Rules of the Nasdaq Stock Market, as may be modified or supplemented, as well as the more stringent independence requirements set forth under Rule 4350(d) of the Rules of the Nasdaq Stock Market, as may be modified or supplemented.

All members of the Committee shall be able to read and understand fundamental financial statements. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Committee Meetings

The Audit Committee shall meet at least four times per year or more frequently as circumstances require, and, at least once each year, have separate private meetings in executive sessions with the independent auditors, management and the internal auditors. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Minutes will be recorded and reports of committee meetings will be presented at the next Board meeting.

Committee Charter Review and Approval

This Audit Committee Charter shall be reviewed, reassessed, and approved by the Board annually and shall be included in the proxy statement for the annual meeting of stockholders of the Company at least every three years.

                                                                       EXHIBIT G

                                SUN BANCORP, INC.
          CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE


Acting pursuant to Section 10 of Article IV of the Bylaws of Sun Bancorp, Inc. (the "Company"), the Board of Directors has established a Nominating and Corporate Governance Committee (the "Committee").

MEMBERSHIP:

The Committee will consist of a minimum of three members of the Board of Directors, and each Committee member shall be an independent director. Applicable laws and regulations, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated by the Securities and Exchange Commission, and the regulations of the Nasdaq Stock Market, as they may be amended from time to time, will be followed in evaluating a director's independence. The members of the Committee will be appointed by and serve at the discretion of the Board of Directors.

RESPONSIBILITIES:

The nominating responsibilities of the Committee shall include:

o Recruiting, identifying, evaluating and interviewing individuals to be recommended to the Board for selection as the Board's nominees.

o Defining specific criteria for Board membership and evaluating on an ongoing basis all directors and potential nominees based on such criteria to assure that specific talents, skills and other characteristics that are needed to increase the Board's effectiveness are possessed by an appropriate combination of directors.

o Annually presenting to the Board a list of individuals recommended for selection by the Board as the Board's nominees for election at the annual meeting of shareholders.

o Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

o    The corporate governance responsibilities of the Committee shall include:

o Evaluating the size of the Board and making a recommendation to the Board regarding the appropriate size, within the limits and requirements of the Company's certificate of incorporation and bylaws.

o (i) Reviewing the annual report prepared and submitted to the Committee from the staff of the Company regarding the status of the compensation to the Company's directors in relation to other comparable U.S. companies;
     (ii) evaluating such compensation; and (iii) suggesting changes in director compensation, if any, to the full Board for discussion and concurrence by the Board. The Committee shall take into consideration the portion of a director's compensation provided in, or otherwise based on, the value of/long-term appreciation in the Company's common stock as a means of creating a direct linkage with corporate performance.

o Assisting the Board and the Compensation Committee to select, evaluate the performance of and make decisions about the retention of the Company's Chief Executive Officer, to oversee the selection and evaluation of the performance of other executive officers, to plan for management succession, and to monitor on a regular basis the effectiveness and execution of management strategies and decisions in optimizing the Company's long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations.

o Overseeing the structure and practices of the Board and committees of the Board.

o Assigning Board members to various committees of the Board, after consultation with the Chief Executive Officer and with consideration given to (i) the desires of individual Board members and (ii) periodic rotation of committee members as deemed appropriate by the Committee.

o Recommending orientation guidelines to help assure that a new director has the necessary skills to perform his or her responsibilities as a director and/or new member of any Board committee.

o Establishing and periodically updating continuing education guidelines for directors.

o Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

NOMINATION/APPOINTMENT POLICY:

The Committee believes that it is in the best interest of the Company and its shareholders to obtain highly-qualified persons to serve as members of the Board of Directors. The Committee will seek nominees with excellent decision-making ability, business experience, personal integrity and reputation who are knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.

The Committee's process for identifying and evaluating potential nominees will include soliciting recommendations from directors and officers of the Company and its wholly-owned subsidiary, Sun National Bank. Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the individuals the Committee recommends to the Board for selection as the Board's nominees. The Committee will evaluate persons recommended by directors or officers of the Company or Sun National Bank and persons recommended by shareholders in the same manner.

To be considered in the Committee's selection of individuals the Committee recommends to the Board for selection as the Board's nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year's annual meeting was first distributed to shareholders. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.

MEETINGS AND REPORTS:

The Committee will meet at least twice annually to evaluate and make a recommendation to the Board of individuals for selection as the Board's nominees for election at the annual meeting of shareholders and to address the Committee's other areas of responsibility. Additional meetings may occur as the Committee or its Chairman deems advisable. The Committee shall keep regular minutes of the transactions of its meetings and shall cause them to be recorded in books kept for that purpose in the office of the Company.

The Chairman of the Committee, in consultation with the appropriate members of management and staff, will establish the agenda for each Committee Meeting. Each Committee member is free to suggest the inclusion of item(s) on the agenda. The agenda for each meeting of the Committee shall be distributed to other members of the Board at the same time that it is distributed to the Committee members. Management will be responsible for assuring that, as a general rule, information and data that are important to the Committee's understanding of the matters within the Committee's authority and the matters to be considered and acted upon by the Committee are distributed in writing to each member of the Committee sufficiently in advance of each such meeting or action taken by written consent to provide a reasonable time for review and evaluation of such information and data. Management will make every attempt to see that this material is as concise as feasible, while still providing sufficient information to permit the Committee to be appropriately informed of material matters to be considered at each Committee meeting or other Committee action.

It is recognized that circumstances will arise when it is not feasible to provide information relating to certain agenda items in advance (or at least not very much in advance) of a Committee meeting or an action to be taken by written consent. In such event, reasonable steps shall be taken (which may include extending the length of the Committee meeting to allow more discussion, adjourning the meeting for a brief period to allow directors time to review such information, deferring a vote until a follow-up telephonic meeting, or other measures as appropriate) to permit the directors to become reasonably informed as to the matter before voting on it.

As a general rule, presentations on specific subjects also should be sent to the Committee members in advance so that Committee meeting time may be conserved and discussion time focused on questions that the Committee members have about the material. On those occasions in which the subject matter is too sensitive to distribute in written form, there will be an opportunity for full discussion of the presentation at the meeting.

At each Board meeting, the Chairman of the Committee or his or her delegate shall report the matters considered and acted upon by the Committee at each meeting or by written consent since the preceding Board meeting, except to the extent covered in a previous written report to the full Board, and shall be available to answer any questions the other directors may have regarding the matters considered and actions taken by the Committee.

RESOURCES AND AUTHORITY:

The Committee, to the extent authorized by the Board, may use reasonable amounts of time of the Company's internal and independent accountants, internal and outside lawyers and other internal staff and also shall have the authority to hire independent accounting experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee shall keep the Accounting Department of the Company advised as to the general range of anticipated expenses for outside consultants hired by the Committee.

The Committee shall review this charter at least annually to consider whether any amendments are necessary or appropriate.

                                                                       EXHIBIT H

                                SUN BANCORP, INC.

                         2004 STOCK-BASED INCENTIVE PLAN


         1.  Purpose of the Plan.  The Plan  shall be known as the Sun  Bancorp,
             -------------------
Inc. ("Company") 2004 Stock-Based Incentive Plan (the "Plan"). The purpose of the Plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentive to officers, employees, directors and other persons providing services to the Company, or any present or future parent or subsidiary of the Company to promote the success of the business. The Plan is intended to provide for the grant of "Incentive Stock Options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Incentive Stock Options, options that do not so qualify, and Stock Awards. The provisions of the Plan relating to Incentive Stock Options shall be interpreted to conform to the requirements of Section 422 of the Code.

         2. Definitions.  The following words and phrases when used in this Plan
            -----------
with an initial capital letter, unless the context clearly indicates otherwise, shall have the meaning as set forth below. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

                  "Advisory Director" shall mean a person serving as a director emeritus, advisory director, consulting director or other similar position as may be appointed by the Board of Directors of the Bank or the Company from time to time.

                  "Award" means the grant by the Committee of an Incentive Stock Option, a Non-Incentive Stock Option, a Stock Award, or any combination thereof, as provided in the Plan.

                  "Bank" shall mean Sun National Bank, Vineland, New Jersey, or any successor corporation thereto.

                  "Board" shall mean the Board of Directors of the Company, or any successor or parent corporation thereto.

                  "Change  in  Control"  shall  mean:  (i) the  sale of all,  or substantially all, of the assets of the Company; (ii) the merger or recapitalization of the Company whereby the Company is not the surviving entity;
(iii) a change in control of the Company, as otherwise defined or determined by the Federal Reserve Board or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Company by any person, trust, entity or group. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering of Company stock. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

                  "Committee" shall mean the Board or the Stock Option Committee appointed by the Board in accordance with Section 5(a) of the Plan.

                  "Common Stock" shall mean common stock of the Company, or any successor or parent corporation thereto.

                  "Company" shall mean Sun Bancorp, Inc., the parent corporation of the Bank, or any successor or Parent thereof.

                  "Continuous Employment" or "Continuous Status as an Employee" shall mean the absence of any interruption or termination of employment with the Company or any present or future Parent or Subsidiary of the Company. Employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations, of the Company or between the Company, its Parent, its Subsidiaries or a successor.

                  "Date of Grant" shall mean the date that an Award is made to a Participant as authorized in accordance with the Plan or the Committee.

                  "Director" shall mean a member of the Board of the Company or the Bank, or any successor or parent corporation thereto.

                  "Disability" means (a) with respect to Incentive Stock Options, the "permanent and total disability" of the Employee as such term is defined at Section 22(e)(3) of the Code; and (b) with respect to Non-Incentive Stock Options or Stock Awards, any physical or mental impairment which renders the Participant incapable of continuing in the employment or service of the Bank or the Parent in his then current capacity as determined by the Committee.

                  "Effective Date" shall mean the date of approval of the Plan by the stockholders of the Company.

                  "Employee" shall mean any person   employed  by the Company or
any present or future Parent or Subsidiary of the Company.

                  "Fair Market Value" shall mean: (i) if the Common Stock is traded otherwise than on a national securities exchange, then the Fair Market Value per Share shall be equal to not less than the last reported sale price of such Common Stock on such date, or if there are no sales on such date, then the mean between the last bid and ask price on such date or, if there is no bid and ask price on said date, then on the immediately prior business day on which there was a bid and ask price. If no such bid and ask price is available, then the Fair Market Value shall be determined by the Committee in good faith; or
(ii) if the Common Stock is listed on a national securities exchange (including the Nasdaq Stock Market), then the Fair Market Value per Share shall be not less than the last reported sale price of such Common Stock on such date, or if there are no sales on such date, if there were no sales on said date, then the Fair Market Value shall be not less than the mean between the last bid and ask price on such date. If no such bid and ask price is available, then the Fair Market Value shall be determined by the Committee in good faith.

                  "Incentive Stock Option" or "ISO" shall mean an option to purchase Shares granted by the Committee pursuant to Section 8 hereof which is subject to the limitations and restrictions of Section 8 hereof and is intended to qualify as an incentive stock option under Section 422 of the Code.

                  "Non-Incentive Stock Option" or "Non-ISO" shall mean an option to purchase Shares granted pursuant to Section 9 hereof, which option is not intended to qualify under Section 422 of the Code.

                  "Option" shall mean an Incentive Stock Option or Non-Incentive Stock Option granted pursuant to this Plan providing the holder of such Option with the right to purchase Common Stock.

                  "Optioned Stock" shall mean stock subject to an Option granted pursuant to the Plan.

                  "Optionee" shall mean any person who receives an Option or Award pursuant to the Plan.

                  "Parent" shall mean any present or future corporation which would be a "parent corporation" of the Bank or the Company as defined in Sections 424(e) and (g) of the Code.

                  "Participant"  means  any  Director,   officer,   Employee  or
Advisory  Director of the Company or any

Parent or Subsidiary of the Company or any other person providing a service to the Company who is selected by the Committee to receive an Award, or who by the express terms of the Plan is granted an Award.

                  "Plan" shall mean the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan.

                  "Share" shall mean one share of the Common Stock.

                  "Stock Award" shall mean the award of Shares in accordance with Section 12 of the Plan.

                  "Subsidiary" shall mean any present or future corporation which constitutes a "subsidiary corporation" as defined in Sections 424(f) and
(g) of the Code.

         3.  Shares  Subject to the Plan.  Except as  otherwise  required by the
             ---------------------------
provisions of Section 13 hereof, the aggregate number of Shares with respect to which Awards may be made pursuant to the Plan shall not exceed 450,000 Shares; provided however, the aggregate number of shares issuable as Stock Awards under the Plan shall not exceed 50,000 Shares. Such Shares may either be from authorized but unissued shares, treasury shares or shares purchased in the market for Plan purposes. If an Award shall expire, become unexercisable, or be forfeited for any reason prior to its exercise, new Awards may be granted under the Plan with respect to the number of Shares as to which such expiration has occurred.

         4.  Six Month Holding Period.
             ------------------------

                  Subject to vesting requirements, if applicable, except in the event of death or Disability of the Participant or a Change in Control of the Company, a minimum of six months must elapse between the date of the grant of an Award and the date of the sale of the Common Stock received through such Award.

          5. Administration of the Plan.
             --------------------------

                  (a) Composition of the Committee. The Plan shall be administered by the Board of Directors of the Company or a Committee which shall consist of not less than two Directors of the Company appointed by the Board and serving at the pleasure of the Board. All persons designated as members of the Committee shall meet the requirements of a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, as found at 17 CFR '240.16b-3.

                  (b) Powers of the Committee. The Committee is authorized (but only to the extent not contrary to the express provisions of the Plan or to resolutions adopted by the Board) to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the form and content of Awards to be issued under the Plan and to make other determinations necessary or advisable for the administration of the Plan, and shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. In no event may the Committee revoke outstanding Awards without the consent of the Participant.

                  The President of the Company and such other officers as shall be designated by the Committee are hereby authorized to execute written agreements evidencing Awards on behalf of the Company and to cause them to be delivered to the Participants. Such agreements shall set forth the Option exercise price, the number of shares of Common Stock subject to such Option, the expiration date of such Options, and such other terms and restrictions applicable to such Award as are determined in accordance with the Plan or the actions of the Committee.

                  (c)   Effect   of   Committee's   Decision.   All   decisions,
determinations  and   interpretations  of  the  Committee  shall  be  final  and conclusive on all persons affected thereby.

         6.  Eligibility for Awards and Limitations.
             --------------------------------------

                  (a) The  Committee  shall  from  time to  time  determine  the
Participants who shall be granted Awards under the Plan, the number of Awards to be granted to each such Participant, and whether Options granted to each such
Participant under the Plan shall be Incentive and/or Non-Incentive Stock Options. In selecting Participants and in determining the Awards to be granted to each such Participant, the Committee may consider the nature of the prior and anticipated future services rendered by each such Participant, each such Participant's current and potential contribution to the Company and such other
factors  as  the  Committee  may,  in  its  sole   discretion,   deem
relevant. Participants who have been granted an Award may, if otherwise eligible, be granted additional Awards.

                  (b) The aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by each Employee during any calendar year (under all Incentive Stock Option plans, as defined in Section 422 of the Code, of the Company or any present or future Parent or Subsidiary of the Company) shall not exceed $100,000. Notwithstanding the prior provisions of this
Section 6, the Committee may grant Options in excess of the foregoing limitations, provided said Options shall be clearly and specifically designated as not being Incentive Stock Options.

                  (c) In no event shall Shares subject to Awards granted to any Participant exceed more than 25% of the total number of Shares authorized for delivery under the Plan.

         7.  Term of the Plan. The Plan shall continue in effect for a  term  of
             ----------------
of ten (10) years from the Effective Date, unless sooner terminated  pursuant to
Section 18 hereof. No Option shall be granted under the Plan after ten (10) years from the Effective Date.

         8.  Terms and  Conditions of Incentive Stock Options.  Incentive  Stock
             ------------------------------------------------
Options may be granted only to Participants who are Employees. Each Incentive Stock Option granted pursuant to the Plan shall be evidenced by an instrument in such form as the Committee shall from time to time approve. Each Incentive Stock Option granted pursuant to the Plan shall comply with, and be subject to, the following terms and conditions:

                           (a) Option Price.

                           (i) The price per Share at which each Incentive Stock
Option granted by the Committee under the Plan may be exercised shall not, as to any particular Incentive Stock Option, be less than the Fair Market Value of the Common Stock on the date that such Incentive Stock Option is granted.

                           (ii) In the case of an Employee who owns Common Stock
representing more than ten percent (10%) of the outstanding Common Stock at the time the Incentive Stock Option is granted, the Incentive Stock Option exercise price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date that the Incentive Stock Option is granted.

                  (b) Payment. Full payment for each Share of Common Stock purchased upon the exercise of any Incentive Stock Option granted under the Plan shall be made at the time of exercise of each such Incentive Stock Option and shall be paid in cash (in United States Dollars), Common Stock or a combination of cash and Common Stock. Common Stock utilized in full or partial payment of the exercise price must have been owned by the party exercising such Option for not less than six months prior to the date of exercise of such Option, and such Common Stock shall be valued at the Fair Market Value at the date of exercise. The Company shall accept full or partial payment in Common Stock only to the extent permitted by applicable law. No Shares of Common Stock shall be issued until full payment has been received by the Company, and no Optionee shall have any of the rights of a stockholder of the Company until Shares of Common Stock are issued to the Optionee.

                  (c) Term of Incentive Stock Option. The term of exercisability of each Incentive Stock Option granted pursuant to the Plan shall be not more than ten (10) years from the date each such Incentive Stock Option is granted, provided that in the case of an Employee who owns stock representing more than ten percent (10%) of the Common Stock outstanding at the time the Incentive Stock Option is granted, the term of exercisability of the Incentive Stock Option shall not exceed five (5) years.

                  (d)  Exercise  Generally.  Except  as  otherwise  provided  in
Section 10 hereof, no Incentive Stock Option may be exercised unless the Optionee shall have been in the employ of the Company at all times during the period beginning with the date of grant of any such Incentive Stock Option and ending on the date three (3) months prior to the date of exercise of any such Incentive Stock Option. The Committee may impose additional conditions upon the right of an Optionee to exercise any Incentive Stock Option granted hereunder which are not inconsistent with the terms of the Plan or the requirements for qualification as an Incentive Stock Option. Except as otherwise provided by the terms of the Plan or by action of the Committee at the time of the grant of the Options, the Options will be first exercisable at the rate of 20% as of the date of grant of such Options and 20% on each anniversary thereafter.

                  (e) Cashless Exercise. Subject to vesting requirements, if applicable, an Optionee who has held an Incentive Stock Option for at least six months may engage in the "cashless exercise" of the Option. Upon a cashless exercise, an Optionee gives the Company written notice of the exercise of the Option together with an order to a registered broker-dealer or equivalent third party, to sell part or all of the Optioned Stock and to deliver enough of the proceeds to the Company to pay the Option exercise price and any applicable withholding taxes. If the Optionee does not sell the Optioned Stock through a registered broker-dealer or equivalent third party, the Optionee can give the Company written notice of the exercise of the Option and the third party purchaser of the Optioned Stock shall pay the Option exercise price plus any applicable withholding taxes to the Company. Such Options shall not be deemed exercised until the Company has received full payment of the exercise price of such Options.

                  (f) Transferability. An Incentive Stock Option granted pursuant to the Plan shall be exercised during an Optionee's lifetime only by the Optionee to whom it was granted and shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution.

         9.  Terms  and  Conditions  of   Non-Incentive   Stock  Options.   Each
             -----------------------------------------------------------
Non-Incentive Stock Option granted pursuant to the Plan shall be evidenced by an instrument in such form as the Committee shall from time to time approve. Each Non-Incentive Stock Option granted pursuant to the Plan shall comply with and be subject to the following terms and conditions.

                  (a) Option Price. The exercise price per Share of Common Stock for each Non-Incentive Stock Option granted pursuant to the Plan shall be at such price as the Committee may determine in its sole discretion, but in no event less than the Fair Market Value of such Common Stock on the date of grant as determined by the Committee in good faith.

                  (b) Payment. Full payment for each Share of Common Stock purchased upon the exercise of any Non-Incentive Stock Option granted under the Plan shall be made at the time of exercise of each such Non-Incentive Stock Option and shall be paid in cash (in United States Dollars), Common Stock or a combination of cash and Common Stock. Common Stock utilized in full or partial payment of the exercise price must have been owned by the party exercising such Option for not less than six months prior to the date of exercise of such Option, and such Common Stock shall be valued at the Fair Market Value at the date of exercise. The Company shall accept full or partial payment in Common Stock only to the extent permitted by applicable law. No Shares of Common Stock shall be issued until full payment has been received by the Company and no Optionee shall have any of the rights of a stockholder of the Company until the Shares of Common Stock are issued to the Optionee.

                  (c) Term. The term of exercisability of each Non-Incentive Stock Option granted pursuant to the Plan shall be not more than ten (10) years from the date each such Non-Incentive Stock Option is granted.

                  (d) Exercise Generally. The Committee may impose additional conditions upon the right of any Participant to exercise any Non-Incentive Stock Option granted hereunder which is not inconsistent with the terms of the Plan. Except as otherwise provided by the terms of the Plan or by action of the Committee at the time of the grant of the Options, the Options will be first exercisable at the rate of 20% as of the date of grant of such Options and 20% on each anniversary thereafter.

                  (e) Cashless Exercise. Subject to vesting requirements, if applicable, an Optionee who has held a Non-Incentive Stock Option for at least six months may engage in the "cashless exercise" of the Option. Upon a cashless exercise, an Optionee gives the Company written notice of the exercise of the Option together with an order to a registered broker-dealer or equivalent third party, to sell part or all of the Optioned Stock and to deliver enough of the proceeds to the Company to pay the Option exercise price and any applicable withholding taxes. If the Optionee does not sell the Optioned Stock through a registered broker-dealer or equivalent third party, the Optionee can give the Company written notice of the exercise of the Option and the third party purchaser of the Optioned Stock shall pay the Option exercise price plus any applicable withholding taxes to the Company. Such Options shall not be deemed exercised until the Company has received full payment of the exercise price of such Options.

                  (f) Transferability. Notwithstanding any provisions of the Plan to the contrary, the Committee may, in its sole discretion, permit transferability or assignment of a Non-Incentive Stock Option by a Participant if such transfer or assignment is, in the Committee's sole determination, for valid estate planning purposes and such transfer or assignment is permitted under the Code. For purposes of this Section, a transfer for valid estate planning purposes includes, but is not limited to: (a) a transfer to a revocable inter vivos trust as to which the Participant is both the settlor and trustee, or (b) a transfer for no consideration to: (i) any member of the Participant's Immediate Family, (ii) any trust solely for the benefit of members of the Participant's Immediate Family, (iii) any partnership whose only partners are members of the Participant's Immediate Family, and (iv) any limited liability corporation or corporate entity whose only members or equity owners are members of the Participant's Immediate Family. For purposes of this Section, "Immediate Family" includes, but is not necessarily limited to, a Participant's parents, grandparents, spouse, children, grandchildren, siblings (including half bothers and sisters), and individuals who are family members by adoption. Nothing contained in this Section shall be construed to require the Committee to give its approval to any transfer or assignment of any Non-Incentive Stock Option or portion thereof, and approval to transfer or assign any Non-Incentive Stock Option or portion thereof does not mean that such approval will be given with respect to any other Non-Incentive Stock Option or portion thereof. The transferee or assignee of any Non-Incentive Stock Option shall be subject to all of the terms and conditions applicable to such Non-Incentive Stock Option immediately prior to the transfer or assignment and shall be subject to any other conditions proscribed by the Committee with respect to such Non-Incentive Stock Option.

         10.      Effect of Termination  of  Employment,  Disability or Death on
                  --------------------------------------------------------------
                  Incentive Stock Options.
                  ------------------------

                  (a) Termination of Employment. In the event that any Optionee's employment with the Company shall terminate for any reason, other than Disability or death, all of any such Optionee's Incentive Stock Options, and all of any such Optionee's rights to purchase or receive Shares of Common Stock pursuant thereto, shall automatically terminate on (A) the earlier of (i) or (ii): (i) the respective expiration dates of any such Incentive Stock Options, or (ii) the expiration of not more than three (3) months after the date of such termination of employment; or (B) at such later date as is determined by the Committee at the time of the grant of such Award, but only if, and to the extent that, the Optionee was entitled to exercise any such Incentive Stock Options at the date of such termination of employment, and further that such Award shall thereafter be deemed a Non-Incentive Stock Option. In the event that a Subsidiary ceases to be a Subsidiary of the Company, the employment of all of its employees who are not immediately thereafter employees of the Company shall be deemed to terminate upon the date such Subsidiary so ceases to be a Subsidiary of the Company.

                  (b) Disability. In the event that any Optionee's employment with the Company shall terminate as the result of the Disability of such Optionee, such Optionee may exercise any Incentive Stock Options granted to the Optionee pursuant to the Plan at any time prior to the earlier of (i) the respective expiration dates of any such Incentive Stock Options or (ii) the date which is one (1) year after the date of such termination of employment, but only if, and to the extent that, the Optionee was entitled to exercise any such Incentive Stock Options at the date of such termination of employment.

                  (c) Death. In the event of the death of an Optionee, any Incentive Stock Options granted to such Optionee may be exercised by the person or persons to whom the Optionee's rights under any such Incentive Stock Options pass by will or by the laws of descent and distribution (including the Optionee's estate during the period of administration) at any time prior to the earlier of (i) the respective expiration dates of any such Incentive Stock Options or (ii) the date, if any, specified at the time of grant of such Award, but in either case only if, and to the extent that, the Optionee was entitled to exercise any such Incentive Stock Options at the date of death. For purposes of this Section 10(c), any Incentive Stock Option held by an Optionee shall be considered exercisable at the date of his death if the only unsatisfied condition precedent to the exercisability of such Incentive Stock Option at the date of death is the passage of a specified period of time. At the discretion of the Committee, upon exercise of such Options the Optionee may receive Shares or cash or a combination thereof. If cash shall be paid in lieu of Shares, such cash shall be equal to the difference between the Fair Market Value of such Shares and the exercise price of such Options on the exercise date.

                  (d) Incentive Stock Options Deemed Exercisable. For purposes of Sections 10(a), 10(b) and 10(c) above, any Incentive Stock Option held by any Optionee shall be considered exercisable at the date of termination of employment if any such Incentive Stock Option would have been exercisable at such date of termination of employment without regard to the Disability or death of the Participant.

                  (e) Termination of Incentive Stock Options. Except as may be specified by the Committee at the time of grant of an Option, to the extent that any Incentive Stock Option granted under the Plan to any Optionee whose employment with the Company terminates shall not have been exercised within the applicable period set forth in this Section 10, any such Incentive Stock Option, and all rights to purchase or receive Shares of Common Stock pursuant thereto, as the case may be, shall terminate on the last day of the applicable period.

         11.  Effect  of  Termination  of  Employment,  Disability  or  Death on
              ------------------------------------------------------------------
Non-Incentive  Stock Options.  The terms and conditions of  Non-Incentive  Stock
----------------------------
Options relating to the effect of the termination of an Optionee's employment or service, Disability of an Optionee or his death shall be such terms and conditions as the Committee shall, in its sole discretion, determine at the time of termination of service, unless specifically provided for by the terms of the Agreement at the time of grant of the award.

         12.  Stock Awards.
              ------------

         The Committee may make grants of Stock Awards, which shall consist of the grant of some number of Shares, to a Participant upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

                  (a) Grants of the Stock Awards. Stock Awards may only be made in whole shares of Common Stock. Stock Awards may only be granted from Shares reserved under the Plan.

                  (b) Terms of the Stock Awards. The Committee shall determine the dates on which Stock Awards granted to a Participant shall vest and be earned and any terms or conditions which must be satisfied prior to the vesting of any Stock Award or portion thereof. Any such terms or conditions shall be determined by the Committee as of the Date of Grant. To the extent that Stock Awards shall vest based upon performance goals which must be satisfied prior to the vesting of any installment or portion of a Stock Award, such performance goals shall be determined by the Committee either on an individual level, for all Participants, for all Stock Awards made for a given period of time, or as otherwise determined by the Committee. No Stock Award or portion thereof that is subject to the satisfaction of any condition other than the passage of time shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the earning or vesting of such Stock Award is subject have been achieved.

                  (c) Termination of Employment or Service (General). Unless otherwise determined by the Committee, upon the termination of a Participant's employment or service for any reason other than Disability or death, termination for Cause, or following a Change in Control, any Stock Awards in which the Participant has not become vested as of the date of such termination shall be forfeited and any rights the Participant had to such Stock Awards shall become null and void.

                  (d) Termination of Employment or Service. Unless otherwise determined by the Committee, any Stock Awards in which the Participant has not become vested as of the date of termination of employment or service shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void.

                  (e) Termination of Employment or Service (Disability or Death). Unless otherwise determined by the Committee, in the event of a termination of the Participant's service due to Disability or death, all unvested Stock Awards held by such Participant shall immediately vest as of the date of such termination.

                  (f) Termination of Employment or Service (Termination for Cause). Unless otherwise determined by the Committee, or in the event of the Participant's termination for Cause, all Stock Awards in which the Participant had not become vested as of the effective date of such Termination for Cause shall be forfeited and any rights such Participant had to such unvested Stock Awards shall become null and void.

                  (g) Acceleration Upon a Change in Control. In the event of a Change in Control, all unvested Stock Awards held by a Participant shall immediately vest.

                  (h) Maximum Individual Award. No individual Employee shall be granted an amount of Stock Awards which exceeds 25% of the aggregate maximum number of Stock Awards authorized to be granted under the Plan.

                  (i) Issuance of Certificates. Certificates representing Shares of vested Stock Awards shall be distributed as soon as administratively feasible following the date that such Stock Awards are vested, subject to satisfaction of applicable tax withholding requirements. In the event that a Participant shall make a Section 83(b) election in accordance with Section 83(b) of the Code, then a Certificate representing such Stock Award shall be issued by the Company reasonably promptly with respect to such Shares for which such Section 83(b) election is being made; provided that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such Shares and each such stock certificate shall bear the following legend:

         "The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan and related Stock Award Agreement entered into between the registered owner of such shares and Sun Bancorp, Inc. A copy of the Plan and Stock Award Agreement is on file in the office of the Corporate Secretary of Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360. The recipient of this Stock Award shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the Stock Award until full vesting of such shares has occurred. For purposes of this restriction, the separation of beneficial ownership and legal title through the use of any "swap" transaction is deemed to be a prohibited encumbrance."

Such legend shall not be removed until the Participant becomes vested in such Shares pursuant to the terms of the Plan and the Stock Award Agreement.

                  (j) Non-Transferability. Unless determined otherwise by the Committee and except in the event of the Participant's death or pursuant to a domestic relations order, a Stock Award is not transferable and may be earned in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, a Stock Award is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

                  (k) Dividend Rights. A Participant shall be entitled to receive a payment from the Company equal to any cash dividends declared and paid on the Shares represented by a Stock Award from the Date of Grant of such Stock Award through date that the relevant Stock Award or installment thereof is issued. Such payment shall be made by the Company within thirty days of the respective dividend payment date, subject to applicable tax withholding.

                  (l) Voting of Stock Awards. Shares represented by a Stock Award which has not yet been vested, earned and distributed to the Participant pursuant to the Plan shall not be voted by such Participant.

                  (m) Payment. Payment due to a Participant upon the Stock Award being earned and vested shall be made in the form of shares of Common Stock.

                  (n) Stock Awards for Directors and Advisory Directors. Subject to the limitations on Stock Awards as set forth at Section 3 herein, as of and after the Effective Date, each Director and Advisory Director of the Company and the Bank shall receive payment of board meeting fees in the form of Stock Awards based upon the meeting fees established for such meetings from time to time by the Board of the Company and the Bank and the Fair Market Value of the Common Stock at the time of such meeting. In addition, Directors of the Company and the Bank may elect in accordance with procedures established by the Plan Committee to receive payment of any annual retainer in the form of a Stock Award valued at the Fair Market Value of the Common Stock at the time of such payment in lieu of such cash payment. Unless otherwise inapplicable, or inconsistent with the provisions of this paragraph, the Stock Awards to be granted to Directors and Advisory Directors hereunder shall be subject to all other applicable provisions of this Plan.

         13.  Recapitalization,  Merger,  Consolidation,  Change in Control  and
              ------------------------------------------------------------------
Other Transactions.
-------------------

                  (a) Adjustment. Subject to any required action by the stockholders of the Company, within the sole discretion of the Committee, the aggregate number of Shares of Common Stock for which Awards may be granted hereunder, the number of Shares of Common Stock covered by each outstanding Awards, and the exercise price per Share of Common Stock of each such Option, shall all be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares of Common Stock resulting from a subdivision or consolidation of Shares (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such Shares of Common Stock effected without the receipt or payment of consideration by the Company (other than Shares held by dissenting stockholders).

                  (b) Change in Control. All outstanding Awards shall become immediately exercisable in the event of a Change in Control of the Company. In the event of such a Change in Control, the Committee and the Board of Directors will take one or more of the following actions to be effective as of the date of such Change in Control:

                           (i)  provide that such Options and Stock Awards shall
be assumed, or equivalent options and stock awards shall be substituted, ("Substitute Options") by the acquiring or succeeding corporation (or an affiliate thereof), provided that: (A) any such Substitute Options exchanged for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, and (B) the shares of stock issuable upon the exercise of such Substitute Options shall constitute securities registered in accordance with the Securities Act of 1933, as amended, ("1933 Act") or such securities shall be exempt from such registration in accordance with Sections 3(a)(2) or 3(a)(5) of the 1933
Act,  (collectively,  "Registered  Securities"),  or in the alternative,  if the securities issuable upon the exercise of such Substitute Options shall not constitute Registered Securities, then the Optionee will receive upon the exercise of the Substitute Options a cash payment for each Option surrendered equal to the difference between (1) the Fair Market Value of the consideration to be received for each share of Common Stock in the Change in Control transaction times the number of shares of Common Stock subject to such surrendered Options, and (2) the aggregate exercise price of all such surrendered Options, or

                           (ii)  in the event of a transaction  under the terms
of which the holders of the Common Stock of the Company will receive upon consummation thereof a cash payment (the "Merger Price") for each share of Common Stock exchanged in the Change in Control transaction, to make an appropriate cash payment equal to the Merger Price for any Stock Awards and to make or to provide for a cash payment to the Optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such Options held by each Optionee (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such surrendered Options in exchange for such surrendered Options.

                  (c)  Extraordinary   Corporate  Action.   Notwithstanding  any
provisions of the Plan to the contrary, subject to any required action by the stockholders of the Company, in the event of any Change in Control, recapitalization, merger, consolidation, exchange of Shares, spin-off, reorganization, tender offer, partial or complete liquidation or other extraordinary corporate action or event, the Committee, in its sole discretion, shall have the power, prior or subsequent to such action or event to:

                           (i)  appropriately  adjust  the  number  of Shares of
Common Stock subject to each Stock Award and Option, the Option exercise price per Share of Common Stock, and the consideration to be given or received by the Company upon the exercise of any outstanding Option;

                           (ii)  cancel any or all previously  granted  Options,
provided that appropriate consideration is paid to the Optionee in connection therewith; and/or

                           (iii)  make such other adjustments in connection with
the Plan as the Committee, in its sole discretion, deems necessary, desirable, appropriate or advisable; provided, however, that no action shall be taken by the Committee which would cause Incentive Stock Options granted pursuant to the Plan to fail to meet the requirements of Section 422 of the Code without the consent of the Optionee.

                 (d) Acceleration. The Committee shall at all times have the power to accelerate the vesting or exercise date of an Award previously granted under the Plan.

         Except  as  expressly   provided  in  Sections  13(a)  and  13(b),   no
Participant shall have any rights by reason of the occurrence of any of the events described in this Section 13.

         14.  Time of Granting  Awards.  The Date of Grant of an Award under the
              ------------------------
Plan shall, for all purposes, be the date on which the Committee makes the determination of such action. Notice of the grant of an Award shall be given to each Participant to whom an Award is so made within a reasonable time after such grant in a form determined by the Committee. The Committee may make a determination related to Awards prior to the Effective Date with such Awards to be effective upon the date of stockholder approval of the Plan.

         15.  Effective Date. The Plan shall become  effective as of the date of
              --------------
approval of the Plan by the stockholders of the Company.

         16. Stockholders  Approval. The Plan shall be approved by a majority of
             ----------------------
the votes cast in person or by proxy with respect to approval of the Plan at a meeting of the stockholders of the Company held within twelve (12) months of the date the Plan is approved by the Board.

         17.  Modification  of Options.  At any time and from time to time,  the
              ------------------------
Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Option, provided no such modification, extension or renewal shall confer on the holder of said Option any right or benefit which could not be conferred on the Optionee by the grant of a new Option at such time, or shall not materially decrease the Optionee's benefits under the Option without the consent of the holder of the Option, except as otherwise permitted under Section 18 hereof.

         18. Amendment and Termination of the Plan.
             -------------------------------------

                  (a) Action by the Board. The Board may alter, suspend or discontinue the Plan, except that no action of the Board may increase (other than as provided in Section 13 hereof) the maximum number of Shares permitted to be issued under the Plan, materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility for participation in the Plan unless such action of the Board shall be subject to approval by the stockholders of the Company. Notwithstanding anything herein to the contrary, in no event shall the Board or the Committee amend the Plan or amend an Award under the Plan which allows the exercise price of any Option granted under the Plan to be reduced after the Date of Grant, except as otherwise permitted in accordance with Section 13 of the Plan, without stockholder approval of such action.

                  (b) Change in Applicable Law. Notwithstanding any other provision contained in the Plan, in the event of a change in any federal or state law, rule, regulation or policy which would make the exercise or vesting of all or part of any previously granted Award unlawful or subject the Company to any penalty, the Committee may restrict any such exercise or vesting without the consent of the Participant or other holder thereof in order to comply with any such law, rule or regulation or to avoid any such penalty.

         19. Conditions Upon Issuance of Shares; Limitations on Option Exercise;
             -------------------------------------------------------------------
Cancellation of Award Rights.
-----------------------------

                  (a) Shares shall not be issued with respect to any Award granted under the Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of applicable law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed.

                  (b) The inability of the Company to obtain any necessary authorizations, approvals or letters of non-objection from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares issuable hereunder shall relieve the Company of any liability with respect to the non-issuance or sale of such Shares.

                  (c) As a condition to the exercise of an Option or the delivery of Shares, the Company may require the person exercising the Option or to receive such Shares to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

                  (d) Notwithstanding anything herein to the contrary, upon the termination of employment or service of a Participant by the Company or its Subsidiaries for "cause" as is determined by the Board of Directors or the Committee, all Awards held by such Participant shall cease to be exercisable as of the date of such termination of employment or service and any Shares that have not yet been delivered to the Participant shall be forfeited.

                  (e) Upon the exercise of an Option by an Optionee (or the Optionee's personal representative), the Committee, in its sole and absolute discretion, may make a cash payment to the Optionee, in whole or in part, in lieu of the delivery of shares of Common Stock. Such cash payment to be paid in lieu of delivery of Common Stock shall be equal to the difference between the Fair Market Value of the Common Stock on the date of the Option exercise and the exercise price per share of the Option. Such cash payment shall be in exchange for the cancellation of such Option. Such cash payment shall not be made in the event that such transaction would result in liability to the Optionee or the Company under
Section 16(b) of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

         20.  Reservation  of Shares.  During the term of the Plan,  the Company
              ----------------------
will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

         21. Unsecured Obligation.  No Participant under the Plan shall have any
             --------------------
interest in any fund or special asset of the Company by reason of the Plan or the grant of any Option under the Plan. No trust fund shall be created in connection with the Plan or any grant of any Option hereunder and there shall be no required funding of amounts which may become payable to any Participant.

         22. No Employment  Rights. No officer,  Director,  Employee or Advisory
             ---------------------
Director shall have a right to be selected as a Participant under the Plan. Neither the Plan nor any action taken by the Committee in administration of the Plan shall be construed as giving any person any rights of employment or retention as an Employee, Director, Advisory Director or in any other capacity with the Company, the Bank or other Subsidiaries.

         23.  Withholding  Tax. The Company  shall have the right to deduct from
              ----------------
all amounts to be paid in cash with respect to any Awards or related dividend rights associated with Stock Awards any taxes required by law to be withheld with respect to such cash payments. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option or the delivery of a Stock Award, the Company shall have the right to require the Participant or such other person to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

         24.  Governing  Law.  The Plan shall be  governed by and  construed  in
              --------------
accordance with the laws of the State of New Jersey, except to the extent that federal law shall be deemed to apply.

                              [FORM OF PROXY CARDS]

                                SUN BANCORP, INC.
                                226 LANDIS AVENUE
                           VINELAND, NEW JERSEY 08360

                         Annual Meeting of Shareholders
                                  June 11, 2004

         The undersigned hereby appoints the Board of Directors of Sun Bancorp, Inc., or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of Sun Bancorp, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting"), to be held on June 11, 2004 at 12:00 p.m. at the Battleground Country Club, 40 Millhurst Road (Route 527), Manalapan, New Jersey, and at any and all adjournments thereof, in the following manner:

                                                        FOR    AGAINST   ABSTAIN
                                                        ---    -------   -------
1.  To approve and adopt an Agreement and Plan
    of Merger, dated as of February 16, 2004, by and
    between Sun Bancorp, Inc. and Community Bancorp
    of New Jersey, which provides for the merger of
    Community Bancorp with and into Sun Bancorp and
    the issuance of shares of Sun Common Stock
    thereunder.                                         [_]       {_]      [_]


                                                        FOR    WITHHELD
                                                        ---    --------
2.  The election as directors of the
    following nominees (except as marked                [_]       {_]      [_]
    to the contrary below):

    Thomas A. Bracken          Anne E. Koons
    Bernard A. Brown           Alfonse M. Mattia
    Ike Brown                  Audrey S. Oswell
    Jeffrey S. Brown           George A. Pruitt
    Sidney R. Brown            Anthony Russo, III
    Peter Galetto, Jr.         Edward H. Salmon
    Douglas J. Heun            John D. Wallace

    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below)

    ---------------------------------------------

                                                        FOR    AGAINST   ABSTAIN
                                                        ---    -------   -------
3.  The ratification of the appointment of
    Deloitte & Touche LLP as Sun Bancorp, Inc.'s
    independent auditors for the fiscal year
    ending December 31, 2004.                           [_]       {_]      [_]


                                                        FOR    AGAINST   ABSTAIN
                                                        ---    -------   -------
4.  To approve and adopt the Sun Bancorp, Inc. 2004
    Stock-Based Incentive Plan.                         [_]       {_]      [_]


    THE BOARD OF DIRECTORS  RECOMMENDS A VOTE "FOR" THE ABOVE LISTED  PROPOSALS
    AND NOMINEES.                              ---

Note: Executing this proxy permits such attorneys and proxies to vote, in their discretion, upon such other business as may properly come before the Meeting or any adjournments thereof.

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned acknowledges receipt from Sun Bancorp, Inc. prior to the execution of this proxy of a notice of annual meeting of shareholders, a joint proxy statement/prospectus dated May 7, 2004 and the 2003 Annual Report.

Dated:                              , 2004
       -----------------------------


----------------------------------              --------------------------------
PRINT NAME OF SHAREHOLDER                       PRINT NAME OF SHAREHOLDER


----------------------------------              --------------------------------
SIGNATURE OF SHAREHOLDER                    SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
--------------------------------------------------------------------------------

                         COMMUNITY BANCORP OF NEW JERSEY
                              3535 HIGHWAY 9 NORTH
                           FREEHOLD, NEW JERSEY 07728

                         Special Meeting of Shareholders
                                  June 11, 2004

         The undersigned hereby appoints the Board of Directors of Community Bancorp of New Jersey, or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of Community Bancorp of New Jersey which the undersigned is entitled to vote at the special meeting of shareholders (the "Meeting"), to be held on June 11, 2004 at 9:30 a.m. at the Battleground Country Club, 40 Millhurst Road (Route 527), Manalapan, New Jersey, and at any and all adjournments thereof, in the following manner:

                                                        FOR    AGAINST   ABSTAIN
                                                        ---    -------   -------

1. To approve and adopt an Agreement and Plan
   of Merger, dated as of February 16, 2004, by and
   between Sun Bancorp, Inc. and Community Bancorp
   of New Jersey, which provides for the merger of
   Community Bancorp with and into Sun Bancorp.         [_]      [_]       [_]

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE LISTED PROPOSAL.
                                             ---

Note: Executing this proxy permits such attorneys and proxies to vote, in their discretion, upon such other business as may properly come before the Meeting or any adjournments thereof.

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned acknowledges receipt from Community Bancorp of New Jersey prior to the execution of this proxy of a notice of special meeting of shareholders and a joint proxy statement/prospectus dated May 7, 2004.

Dated:                              , 2004
       -----------------------------


---------------------------------           ------------------------------------
PRINT NAME OF SHAREHOLDER                   PRINT NAME OF SHAREHOLDER


---------------------------------           ------------------------------------
SIGNATURE OF SHAREHOLDER                    SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

2 Agreement and Plan of Merger of Sun Bancorp, Inc. and Community Bancorp of New Jersey (included as Exhibit A to the joint proxy statement/prospectus filed as part of this registration statement).

3(a)  Amended and Restated Certificate of Incorporation of Sun Bancorp, Inc. *

3(b)  Amended and Restated Bylaws of Sun Bancorp, Inc. *

5 Opinion of Malizia Spidi & Fisch, PC as to the legality of the securities being registered**

23(a) Consent of Deloitte & Touche LLP (with respect to Sun Bancorp, Inc.)

23(b) Consent of Grant Thornton LLP (with  respect to  Community  Bancorp of New
      Jersey)

23(c) Consent of Ryan Beck & Co.

23(d) Consent of Sandler O'Neill & Partners, L.P.

23(e) Consent of Malizia Spidi & Fisch, PC (included in Exhibit 5)**

24    Powers of Attorney (reference is made to the signature page)**

99(a) Opinion of Ryan Beck & Co. (included as Exhibit B to the joint proxy statement/prospectus filed as part of this registration statement)

99(b) Opinion of Sandler O'Neill & Partners, L.P. (included as Exhibit C to the joint proxy statement/prospectus filed as part of this registration statement)

-----------------------
* Incorporated by reference to Sun Bancorp's Registration Statement on Form S-3 (Registration No. 333-109636).
**   Previously filed.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vineland, New Jersey, on April 29, 2004.

                                   SUN BANCORP, INC.

                                   By:   /s/ Thomas A. Bracken
                                         ---------------------------------------
                                         Thomas A. Bracken
                                         President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on April 29, 2004.

/s/ Bernard A. Brown                                 *        /s/ Thomas A. Bracken
------------------------------------------------------        ---------------------------------------------------------
Bernard A. Brown                                              Thomas A. Bracken
Chairman                                                      President, Chief Executive Officer and Director

/s/ Ike Brown                                        *        /s/ Sidney R. Brown                                     *
------------------------------------------------------        ---------------------------------------------------------
Ike Brown                                                     Sidney R. Brown
Director                                                      Vice Chairman, Secretary and Treasurer

/s/ Jeffrey S. Brown                                 *        /s/ Peter Galetto, Jr.                                  *
------------------------------------------------------        ---------------------------------------------------------
Jeffrey S. Brown                                              Peter Galetto, Jr.
Director                                                      Director

/s/ Linwood C. Gerber                                *        /s/ Douglas J. Heun                                     *
------------------------------------------------------        ---------------------------------------------------------
Linwood C. Gerber                                             Douglas J. Heun
Director                                                      Director

/s/ Anne E. Koons                                    *        /s/ Vito J. Marseglia                                   *
------------------------------------------------------        ---------------------------------------------------------
Anne E. Koons                                                 Vito J. Marseglia
Director                                                      Director

/s/ Alfonse M. Mattia                                *        /s/ George A. Pruitt                                    *
------------------------------------------------------        ---------------------------------------------------------
Alfonse M. Mattia                                             George A. Pruitt
Director                                                      Director

/s/ Anthony Russo, III                               *        /s/ Edward H. Salmon                                    *
------------------------------------------------------        ---------------------------------------------------------
Anthony Russo, III                                            Edward H. Salmon
Director                                                      Director

/s/ John D. Wallace                                  *        /s/ Audrey S. Oswell                                    *
------------------------------------------------------        ---------------------------------------------------------
John D. Wallace                                               Audrey S. Oswell
Director                                                      Director

/s/ Dan A. Chila
-----------------------------------------------------
Dan A. Chila
Executive Vice President and Chief Financial Officer
(Principal Accounting Officer)

* Signed pursuant to power of attorney.

                                      II-2